   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 16, 1996


                                                       REGISTRATION NO. 333-6697
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                AMENDMENT NO. 5
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                          AFTERMARKET TECHNOLOGY CORP.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                          3714                  95-4486486
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                        No.)

                              -------------------

                       33309 FIRST WAY SOUTH, SUITE A-206
                         FEDERAL WAY, WASHINGTON 98003
                                 (206) 838-0346
           (Name, Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                              -------------------

                               STEPHEN J. PERKINS
                            CHIEF EXECUTIVE OFFICER
                          AFTERMARKET TECHNOLOGY CORP.
                       33309 FIRST WAY SOUTH, SUITE A-206
                         FEDERAL WAY, WASHINGTON 98003
                                 (206) 838-0346
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                              -------------------

                                WITH COPIES TO:

         BRUCE D. MEYER, ESQ.                     JEROME L. COBEN, ESQ.
     Gibson, Dunn & Crutcher LLP           Skadden, Arps, Slate, Meagher & Flom
        333 South Grand Avenue                             LLP
  Los Angeles, California 90071-3197              300 South Grand Avenue
            (213) 229-7000                  Los Angeles, California 90071-3144
                                                      (213) 687-5000

                              -------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                              -------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AFTERMARKET TECHNOLOGY CORP.
                             CROSS REFERENCE SHEET
            (PURSUANT TO RULE 404(a) OF THE SECURITIES ACT OF 1933,
                  AS AMENDED, AND ITEM 501 OF REGULATION S-K)

ITEM NO. AND CAPTION IN FORM S-1                                            LOCATION OR CAPTION IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------

       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................  Facing Page of Registration Statement; Cross
                                                                   Reference Sheet; Outside Front Cover Page of
                                                                   Prospectus

       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front Cover Page of Prospectus; Additional
                                                                   Information

       3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................  Prospectus Summary; Risk Factors

       4.  Use of Proceeds......................................  Use of Proceeds

       5.  Determination of Offering Price......................  Outside Front Cover Page of Prospectus; Risk Factors;
                                                                   Underwriters

       6.  Dilution.............................................  Dilution

       7.  Selling Security Holders.............................  Not Applicable

       8.  Plan of Distribution.................................  Outside Front Cover Page of Prospectus; Prospectus
                                                                   Summary; Underwriters

       9.  Description of Securities to be Registered...........  Description of Capital Stock; Certain United States
                                                                   Federal Tax Consequences to Non-United States
                                                                   Holders

      10.  Interests of Named Experts and Counsel...............  Legal Matters; Experts

      11.  Information with Respect to the Registrant...........  Outside Front Cover Page of Prospectus; Prospectus
                                                                   Summary; Risk Factors; Recent Developments;
                                                                   Reorganization and GEPT Private Placement; Dividend
                                                                   Policy; Capitalization; Selected Financial Data; Pro
                                                                   Forma Financial Data; Management's Discussion and
                                                                   Analysis of Financial Condition and Results of
                                                                   Operations; Business; Management; Ownership of
                                                                   Voting Securities; Certain Transactions; Description
                                                                   of Capital Stock; Description of Certain
                                                                   Indebtedness; Financial Statements

      12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)

ISSUED DECEMBER 12, 1996
                                3,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                               -----------------
ALL OF THE SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY THE COMPANY. PRIOR TO THIS OFFERING,
    THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK. IT IS CURRENTLY ESTIMATED THAT THE INITIAL OFFERING PRICE PER SHARE WILL BE BETWEEN
       $12.50  AND $14.50. SEE "UNDERWRITERS" FOR A DISCUSSION OF THE
           FACTORS  CONSIDERED  IN  DETERMINING  THE  INITIAL  PUBLIC
           OFFERING PRICE.

  CONCURRENTLY WITH THE CLOSING OF THIS OFFERING, THE COMPANY WILL SELL TO THE
   TRUSTEES OF THE GENERAL ELECTRIC PENSION TRUST $12.0 MILLION OF RESTRICTED SHARES OF COMMON STOCK. FOR A DESCRIPTION OF THE TERMS AND CONDITIONS OF SUCH
             SALE, SEE "REORGANIZATION AND GEPT PRIVATE PLACEMENT."
                              -------------------
       APPLICATION HAS BEEN MADE FOR QUOTATION OF THE COMMON STOCK ON THE
                NASDAQ NATIONAL MARKET UNDER THE SYMBOL "ATAC."
                              -------------------

  ]SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS
                              OF THE COMMON STOCK.
                               -----------------
THESE  SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES AND
   EXCHANGE COMMISSION OR  ANY STATE  SECURITIES COMMISSION,  NOR HAS  THE
      SECURITIES   AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES
        COMMISSION PASSED  UPON THE  ACCURACY OR  ADEQUACY OF  THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                 CRIMINAL OFFENSE.
                              -------------------

                             PRICE $       A SHARE
                              -------------------

                                                                      UNDERWRITING
                                                    PRICE TO          DISCOUNTS AND       PROCEEDS TO
                                                     PUBLIC          COMMISSIONS (1)      COMPANY (2)
                                                -----------------  -------------------  ---------------
PER SHARE.....................................          $                   $                 $
TOTAL (3).....................................         $                   $                  $

------------
  (1) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
  (2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $750,000.
  (3) THE COMPANY HAS GRANTED TO THE UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 525,000 ADDITIONAL SHARES AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS TO COMPANY WILL BE
      $         , $         AND $         , RESPECTIVELY. SEE "UNDERWRITERS."
                            ------------------------

    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP, COUNSEL FOR THE UNDERWRITERS. IT IS
EXPECTED  THAT THE DELIVERY OF THE  SHARES WILL BE MADE ON OR  ABOUT           ,
1996 AT THE OFFICE OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                              -------------------

MORGAN STANLEY & CO.
       INCORPORATED
                           WILLIAM BLAIR & COMPANY
                                                   DONALDSON LUFKIN & JENRETTE
                                                        SECURITIES CORPORATION

         , 1996

               (THIS IS A NARRATIVE DESCRIPTION OF THE GRAPHICS)

On the inside front cover will be the following pictures and text:

--  upper left corner:
  -- "ATC Distribution Centers"
  -- picture of standard transmission parts
  -- picture of remanufactured torque converter
  -- picture of automatic transmission parts
  -- picture of Intercont parts washer
  -- "Ability to  Serve:" "17,000  Transmission  Shops" "54,000  General  Repair
     Shops"

--  upper right corner:

  -- Aftermarket Technology Corp. logo

  -- "Leading Position in the Automotive Aftermarket"

--  lower left corner:
  -- "OEM Customers"
  -- picture of remanufactured engine
  -- picture of remanufactured transmission
  -- "American Isuzu" "AWTEC (Toyota)" "BMW" "Chrysler" "Hyundai" "Jaguar"
     "Mitsubishi Fuso" "Mitsubishi" "Nissan Diesel" "Saab" "Subaru" "Volvo"

--  lower right corner:
  -- "Retail Parts Stores"
  -- picture of remanufactured engine
  -- picture of engine overhaul kit
  -- picture of remanufactured crank kit
  -- picture of clutch kits and standard rebuild kits
  -- "Advance Auto" "O'Reilly's" "Western Auto"

On the inside back cover will be the following pictures and text:

-- map of the United States with distribution centers denoted by o's and manufacturing facilities denoted by x's.

-- "Manufacturing Facilities" "Rancho Cucamonga, California" "Harvey, Illinois" "Louisville, Kentucky (3)" "Joplin, Missouri" "Springfield, Missouri (3)" "Mahwah, New Jersey" "Dayton, Ohio" "Memphis, Tennessee" "Janesville, Wisconsin" "Edmonton, Alberta -- Canada" "Mississauga, Ontario -- Canada
    (2)" "Mexicali, Mexico"

-- "Distribution Centers" "Phoenix, Arizona" "Tucson, Arizona" "Azusa, California" "Fresno, California" "Los Angeles, California" "Oakland, California" "Rancho Cucamonga, California" "Sacramento, California" "San Diego, California" "San Jose, California" "Van Nuys, California" "Colorado Springs, Colorado" "Denver, Colorado" "Atlanta, Georgia" "Chicago, Illinois" "Harvey, Illinois" "Louisville, Kentucky" "Grand Rapids, Michigan" "Taylor, Michigan" "Kansas City, Missouri" "Springfield, Missouri" "St. Louis, Missouri" "Las Vegas, Nevada" "Mahwah, New Jersey" "Albuquerque, New Mexico" "Charlotte, North Carolina" "Portland, Oregon" "Memphis, Tennessee" "Dallas, Texas" "Salt Lake City, Utah" "Norfolk, Virginia" "Seattle, Washington" "Spokane, Washington" "Janesville, Wisconsin" "Calgary, Alberta -- Canada" "Edmonton, Alberta -- Canada" "Vancouver, British Columbia -- Canada (2)" "Moncton, New Brunswick -- Canada" "Mississauga, Ontario -- Canada" "Montreal, Quebec -- Canada" "Regina, Saskatchewan -- Canada"

--  lower left corner:
  -- Aftermarket Technology Corp. logo

                              -------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT RELATED TO HISTORICAL RESULTS ARE FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." FURTHER, CERTAIN FORWARD-LOOKING STATEMENTS ARE BASED UPON ASSUMPTIONS AS TO FUTURE EVENTS THAT MAY NOT PROVE TO BE ACCURATE. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS."
                              -------------------

    UNTIL         , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),  ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                              -------------------

                               TABLE OF CONTENTS

                                                      PAGE
                                                   -----------
Prospectus Summary...............................           4
Risk Factors.....................................           9
Recent Developments..............................          13
Reorganization and GEPT Private Placement........          13
Use of Proceeds..................................          14
Dividend Policy..................................          14
Capitalization...................................          15
Dilution.........................................          16
Selected Financial Data..........................          17
Pro Forma Financial Data.........................          19
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............          21
Business.........................................          26

                                                      PAGE
                                                   -----------

Management.......................................          37
Ownership of Voting Securities...................          43
Certain Transactions.............................          45
Description of Capital Stock.....................          47
Description of Certain Indebtedness..............          49
Shares Eligible for Future Sale..................          51
Certain United States Federal Tax Consequences to
  Non-United States Holders......................          52
Underwriters.....................................          54
Legal Matters....................................          55
Experts..........................................          55
Additional Information...........................          56
Index to Financial Statements....................         F-1

                              -------------------

    The Company intends to furnish to its stockholders annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information.

                              -------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK OFFERED HEREBY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE HISTORICAL AND PRO FORMA FINANCIAL STATEMENTS OF THE COMPANY, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE HEREIN. THROUGHOUT THIS PROSPECTUS, EXCEPT WHERE THE CONTEXT OTHERWISE REQUIRES, THE "COMPANY" REFERS COLLECTIVELY TO AFTERMARKET TECHNOLOGY CORP. ("ATC") AND ITS SUBSIDIARIES, INCLUDING THE PREDECESSOR COMPANIES (AS DEFINED HEREIN) FOR PERIODS PRIOR TO THE INITIAL ACQUISITIONS (AS DEFINED HEREIN). UNLESS THE CONTEXT OTHERWISE REQUIRES, THE INFORMATION CONTAINED HEREIN GIVES EFFECT TO (I) THE SIX-FOR-ONE STOCK SPLIT TO BE CONSUMMATED BY AFTERMARKET TECHNOLOGY HOLDINGS CORP. ("HOLDINGS") PRIOR TO THE COMPLETION OF THIS OFFERING OF COMMON STOCK (THIS "OFFERING") AND (II) THE REORGANIZATION (AS DEFINED HEREIN), PURSUANT TO WHICH HOLDINGS WILL BE MERGED INTO ATC. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF (I) THE UNDERWRITERS' OVER-ALLOTMENT OPTION, (II) OUTSTANDING EMPLOYEE STOCK OPTIONS TO PURCHASE 2,272,218 SHARES OF COMMON STOCK AND (III) OUTSTANDING WARRANTS TO PURCHASE 421,056 SHARES OF COMMON STOCK.

                                  THE COMPANY

    The Company is a leading remanufacturer and distributor of drive train products used in the aftermarket repair of passenger cars and light trucks. The Company's principal products include remanufactured transmissions, torque converters and engines, as well as remanufactured and new parts for the repair of automotive drive train and engine assemblies. The Company's principal customers include: (i) independent transmission rebuilders, general repair shops and distributors (the "Independent Aftermarket"); (ii) original equipment manufacturers ("OEMs"), principally Chrysler, for use as replacement parts by their dealers; and (iii) retail automotive parts stores. The Company believes it is uniquely positioned within the highly fragmented aftermarket for drive train products as a result of its extensive product line, diverse customer base and broad geographic presence, with 43 distribution centers throughout the United States and Canada.

    The automotive aftermarket in the United States and Canada, which consists of sales of parts and services for vehicles after their original purchase, has been noncyclical and has generally experienced steady growth over the past ten years, unlike the market for new vehicle sales. According to the Automotive Parts & Accessories Association, between 1985 and 1995, estimated industry-wide revenue for the automobile aftermarket increased from approximately $126 billion to $170 billion. This consistent growth is due principally to the increase in the number of vehicles in operation that are in the prime repair age of four to 12 years and the increase in the average number of miles driven annually per vehicle. The Company competes specifically in the aftermarket segment for automotive transmissions, engines and other drive train related products, which represents more than $7 billion of the entire automotive aftermarket. The Company believes that within this segment the market for remanufactured drive train products has grown faster than the overall automotive aftermarket.

    The Company was organized in 1994 by Aurora Capital Partners ("ACP") and a management team led by William A. Smith to combine the businesses of four existing companies serving the drive train remanufacturing market. Since that time the Company has grown both internally and through five additional acquisitions completed during 1995 and 1996. The Company and its predecessor companies have achieved compound annual growth in revenue of 38.5% from 1992 through September 30, 1996 (29.7% if the Company's acquisitions in 1995 and the first nine months of 1996 are excluded). The Company believes the key elements of its success are the quality and breadth of its product offerings and the Company's emphasis on strong customer relationships, promoted by strong technical support, rapid delivery time, innovative product development and competitive pricing. In addition, the Company has benefited from the increasing use of remanufactured transmissions, engines and other parts for aftermarket repairs as the industry recognizes that remanufacturing provides a higher quality, lower cost alternative to rebuilding the assembly or replacing it with a new assembly manufactured by an OEM.

    The Company's strategy is to achieve growth both internally and through strategic acquisitions. The Company intends to expand its existing business by:
(i) increasing penetration of its current customer base; (ii) gaining new OEM, Independent Aftermarket and retail customers; and (iii) introducing new products to both existing and new customers. Strategic acquisitions have also been an important element in the Company's historical growth. The Company sees significant opportunities to continue expanding its customer base, geographic presence and product offerings through additional strategic acquisitions, particularly among companies serving the highly fragmented Independent Aftermarket. Management believes that future acquisitions will enable it to enhance the Company's revenues and profitability by expanding the Company's existing distribution base, increasing the range of products sold through the Company's distribution network and realizing economies of scale in areas including purchasing, administration and inventory management.

HISTORY; REORGANIZATION

    ATC and Holdings, its sole stockholder prior to the Reorganization, were incorporated under the laws of Delaware in July 1994 at the direction of Aurora Capital Partners L.P. ("ACP") to acquire Aaron's Automotive Products, Inc. ("Aaron's"), H.T.P., Inc. ("HTP"), Mamco Converters, Inc. ("Mamco") and RPM Merit, Inc. ("RPM") (collectively, the "Initial Acquisitions"). Aaron's, HTP, Mamco and RPM as they existed prior to the Initial Acquisitions are hereinafter collectively referred to as the "Predecessor Companies." Subsequent to the Initial Acquisitions, the Company acquired Component Remanufacturing Specialists, Inc. ("CRS") and Mascot Truck Parts Inc. ("Mascot") in June 1995, and King-O-Matic Industries Limited ("King-O-Matic") in September 1995 (collectively, the "1995 Acquisitions") and Tranzparts, Inc. ("Tranzparts") in April 1996 and Diverco, Inc. ("Diverco") in October 1996 (the "1996 Acquisitions" and, together with the Initial Acquisitions and the 1995 Acquisitions, the "Acquisitions"). ATC conducts all of its operations through its wholly-owned subsidiaries and each of their respective subsidiaries.

    Simultaneous with the consummation of this Offering, Holdings will be merged into ATC (the "Reorganization"). Upon the effectiveness of such merger, each outstanding share of Holdings Common Stock will be converted into one share of ATC Common Stock, and each outstanding share of Holdings Redeemable Exchangeable Cumulative Preferred Stock (the "Holdings Preferred Stock") will be converted into one share of ATC Redeemable Exchangeable Cumulative Preferred Stock (the "ATC Preferred Stock"), which will immediately thereafter be redeemed for an amount in cash equal to $100.00 plus an amount in cash equal to accrued and unpaid dividends on the Holdings Preferred Stock to the date of the Reorganization (the "Preferred Stock Reorganization Consideration"). As of December 31, 1996, the aggregate Preferred Stock Reorganization Consideration would be approximately $25.2 million (including $5.2 million of accrued dividends). As of October 31, 1996, 12,000,000 shares of Holdings Common Stock and 200,000 shares of Holdings Preferred Stock were outstanding, all of which were issued in July and August of 1994 when the Company was formed. See "Reorganization and GEPT Private Placement." Certain officers and directors of the Company own Holdings Preferred Stock and will therefore receive a portion of the Preferred Stock Reorganization Consideration. See "Ownership of Voting Securities" and "Certain Transactions."

    The principal executive offices of the Company are located at 33309 First Way South, Suite A-206, Federal Way, Washington 98003, and its telephone number is (206) 838-0346.

CONTROL OF THE COMPANY

    Prior to this Offering, approximately 92% of the voting power (through direct ownership of shares and the grant of irrevocable proxies) and 72% of the common equity in the Company are held by Aurora Equity Partners L.P. and Aurora Overseas Equity Partners I, L.P. (collectively, the "Aurora Partnerships"). The general partner of each of the Aurora Partnerships is indirectly controlled by Messrs. Richard R. Crowell, Richard K. Roeder and Gerald L. Parsky. Messrs. Crowell and Roeder are also directors of the Company. Upon consummation of this Offering and the GEPT Private Placement, the Company will continue to be controlled by the Aurora Partnerships, which will hold approximately 73% of the voting power (through direct ownership and the grant of irrevocable proxies) and 50% of the common equity in the Company. See "Risk Factors -- Control of the Company; Anti-Takeover Matters," "Ownership of Voting Securities" and "Certain Transactions."

                                  THE OFFERING

Common Stock offered by the
 Company............................  3,500,000 shares
Common Stock to be outstanding after
 this Offering......................  16,455,794 shares (1)
Use of proceeds.....................  For  (i)  the  retirement  of  $40  million aggregate principal amount  of  the Company's  outstanding  12%
                                      Series  B  Senior  Subordinated Notes  Due  2004 (the
                                      "Series  B   Notes")   and  12%   Series   D   Senior
                                      Subordinated  Notes  Due 2004  (the "Series  D Notes"
                                      and,  collectively  with  the  Series  B  Notes,  the
                                      "Senior  Notes"),  and  the  payment  of  the related
                                      retirement premium  of  up  to  $4.8  million  as  of
                                      December  31,  1996  and  accrued  interest  of  $2.0
                                      million as of the same date on the Senior Notes to be
                                      retired, and (ii) for the payment of a portion of the
                                      aggregate Preferred Stock Reorganization
                                      Consideration. The  balance  of the  Preferred  Stock
                                      Reorganization  Consideration will  be borrowed under
                                      the Company's revolving credit facility. See "Use  of
                                      Proceeds."
Proposed Nasdaq National Market
 symbol.............................  "ATAC"

    In addition, the Company will sell to the Trustees of the General Electric Pension Trust ("GEPT"), which presently owns approximately 8.9% of the Common Stock, the number of shares of restricted Common Stock equal to $12.0 million divided by the Price to Public less Underwriting Discounts and Commissions (the "GEPT Private Placement") simultaneously with the closing of this Offering. See "Reorganization and GEPT Private Placement."
---------

(1) Reflects the issuance of 955,794 shares of Common Stock in the GEPT Private Placement (assuming a Price to Public of $13.50 per share) and excludes the issuance of 421,056 shares reserved for issuance upon the exercise of outstanding warrants and 2,272,218 shares reserved for issuance upon the exercise of outstanding employee stock options.

                                  RISK FACTORS

    See "Risk Factors" for a description of certain risks to be considered before making an investment in the Common Stock.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

    The following tables present summary historical statement of income data for the year ended December 31, 1993, summary pro forma statement of income data for the years ended December 31, 1994 and December 31, 1995 and for the nine months ended September 30, 1995 and 1996, and summary historical balance sheet data at December 31, 1995 and September 30, 1996. The 1993 data were derived from the Combined Financial Statements of the Predecessor Companies. The pro forma 1994 data were derived from the Combined Financial Statements of the Predecessor Companies and the Consolidated Financial Statements of the Company. The 1995 and 1996 data were derived from the Consolidated Financial Statements of the Company. The pro forma adjustments give effect to the Company's formation and its subsequent acquisitions (including related financings) as indicated in the applicable footnotes below. The "as adjusted" amounts give effect to this Offering, the GEPT Private Placement and borrowings under the Company's revolving credit facility and the anticipated application of the net proceeds therefrom. See "Use of Proceeds." This data should be read in connection with the "Selected Financial Data," "Pro Forma Financial Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Combined and Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus.

                                                                            PRO FORMA                      PRO FORMA
                             COMBINED      PRO FORMA      PRO FORMA         YEAR ENDED          NINE MONTHS ENDED SEPTEMBER 30,
                            YEAR ENDED     YEAR ENDED     YEAR ENDED       DECEMBER 31,      --------------------------------------
                           DECEMBER 31,   DECEMBER 31,   DECEMBER 31,          1995                                     1996
                             1993 (1)       1994 (2)       1995 (3)     AS ADJUSTED (3)(4)   1995 (3)  1996 (5)  AS ADJUSTED (4)(5)
                           ------------   ------------   ------------   ------------------   --------  --------  ------------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net sales................    $110,702       $157,792       $224,837          $224,837        $163,030  $208,066       $208,066
Cost of sales............      66,687         92,857        138,140           138,140         101,614   128,355        128,355
                           ------------   ------------   ------------        --------        --------  --------       --------
Gross profit.............      44,015         64,935         86,697            86,697          61,416    79,711         79,711
Selling, general and
 administrative
 expenses................      25,682         30,361         45,181            45,181          32,430    40,177         40,177
Amortization of
 intangible assets.......          28          3,057          3,943             3,943           2,979     2,895          2,895
                           ------------   ------------   ------------        --------        --------  --------       --------
Operating income.........      18,305         31,517         37,573            37,573          26,007    36,639         36,639
Interest expense
 (income), net...........        (302)        14,521         19,571            16,097          14,908    14,845         12,019
Income taxes.............         471          6,902          7,291             8,722           4,495     8,979         10,143
                           ------------   ------------   ------------        --------        --------  --------       --------
Net income...............      18,136         10,094         10,711            12,754           6,604    12,815         14,477
Preferred stock dividends
 (6).....................      --              2,000          2,093          --                 1,542     1,689       --
                           ------------   ------------   ------------        --------        --------  --------       --------
Net income available to
 common stockholders.....    $ 18,136       $  8,094       $  8,618          $ 12,754        $  5,062  $ 11,126       $ 14,477
                           ------------   ------------   ------------        --------        --------  --------       --------
                           ------------   ------------   ------------        --------        --------  --------       --------
Pro forma (7):
  Net income per share...                                                    $   0.74                                 $   0.80
  Shares used in
   computation of net
   income per share......                                                      17,297                                   18,080

OTHER DATA:
Capital expenditures
 (8).....................    $  2,310       $  3,186       $  5,187          $  5,187        $  3,905  $  5,893       $  5,893

                                                                                            SEPTEMBER 30, 1996
                                                                                        --------------------------
                                                                     DECEMBER 31, 1995   ACTUAL    AS ADJUSTED (9)
                                                                     -----------------  ---------  ---------------
                                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital....................................................      $  57,066      $  65,140     $  57,908
Property, plant and equipment (net)................................         10,784         15,386        15,386
Total assets.......................................................        247,932        267,346       267,468
Long-term debt (10)................................................        162,246        162,047       136,579
Preferred stock (6)................................................         20,000         20,000        --
Common stockholders' equity........................................         30,188         40,847        92,650

---------

(FOOTNOTES ON FOLLOWING PAGE)

(FOOTNOTES FROM PRIOR PAGE)
 (1) Represents the combined historical results of the Predecessor Companies. These results do not reflect the taxes that would have been payable by certain of the Predecessor Companies if they had been taxed as C Corporations rather than S Corporations during the period. In addition, the results do not reflect the following adjustments related to the Initial
    Acquisitions: (i) the interest expense and amortization of related financing costs incurred in connection with the Initial Acquisitions; (ii) the amortization of the goodwill created in connection with the Initial Acquisitions; and (iii) the adjustment of compensation expense to levels provided in new employment agreements following the Initial Acquisitions. Accordingly, the 1993 combined results are not presented on the same basis as the other periods presented.

 (2) Reflects: (i) the results of operations of the Predecessor Companies as if the Initial Acquisitions had occurred on January 1, 1994; (ii) federal and state income taxes that would have been incurred for the year had all Predecessor Companies been taxed as C Corporations and filed under a consolidated tax return for the full period; and (iii) the initial capital contribution made by Holdings in connection with the Initial Acquisitions as if it had been made on January 1, 1994. The following reconciles the Predecessor Companies' combined net income for the seven months ended July 31, 1994 (the date of the Initial Acquisitions) and the Company's consolidated net income for the five months ended December 31, 1994 to the pro forma net income for the year ended December 31, 1994:

Predecessor Companies' combined net income for the seven months ended July
  31, 1994.................................................................  $  17,483
Company's consolidated net income for the five months ended December 31,
  1994.....................................................................      3,611
                                                                             ---------
                                                                                21,094
Net increase in interest expense on debt incurred in the Initial
  Acquisitions.............................................................     (8,640)
Increase in amortization of intangible assets acquired.....................     (1,838)
Decrease in expenses associated with special bonuses paid by the
  Predecessor Companies and other costs not duplicated.....................      4,320
Increase in cost of sales related to inventory write-up....................       (500)
Increase in provision for taxes for certain Predecessor Companies
  previously taxed as S Corporations.......................................     (4,342)
                                                                             ---------
                                                                             $  10,094
                                                                             ---------
                                                                             ---------

 (3) Reflects the results of operations of CRS, Mascot, King-O-Matic, Tranzparts and Diverco as if the 1995 Acquisitions (including related financings) and the 1996 Acquisitions had occurred on January 1, 1995.

 (4) As adjusted to give effect to the application of the estimated net proceeds from this Offering, the GEPT Private Placement and borrowings under the Company's revolving credit facility as if such transactions had occurred at the beginning of the respective periods. Amounts do not reflect the impact of the premium associated with the early retirement of $40 million in aggregate principal amount of the Senior Notes that, combined with the related unamortized debt issuance costs, will be expensed as an extraordinary item at the time of retirement. As of September 30, 1996, the extraordinary item would have been $3.4 million after the effect of taxes. See "Use of Proceeds."

 (5) Reflects the results of operations of Tranzparts and Diverco as if the 1996 Acquisitions had occurred on January 1, 1996.

 (6) Consists of Holdings Preferred Stock. See "Reorganization and GEPT Private Placement."

 (7) Pro forma net income per share amounts are based on the number of shares determined in accordance with Note 1 of Notes to Consolidated Financial
    Statements, adjusted for the number of shares assumed to be issued in connection with this Offering and the GEPT Private Placement as if this Offering and the GEPT Private Placement had occurred at the beginning of the respective periods.

 (8) Excludes capital expenditures made by each of CRS, Mascot, King-O-Matic, Tranzparts and Diverco prior to such subsidiaries' respective acquisitions and any capital expenditures made in connection with such acquisitions.

 (9) As adjusted to give effect to (i) the application of the estimated net proceeds from this Offering and the GEPT Private Placement (based on an assumed Price to Public of $13.50 per share) and (ii) borrowings under the Company's revolving credit facility. See "Use of Proceeds" and "Capitalization."

(10) Excludes deferred tax liabilities. See Note 5 of Selected Financial Data.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE SPECIFIC FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE COMMON STOCK OFFERED HEREBY.

    DEPENDENCE ON SIGNIFICANT CUSTOMER. The Company's largest customer, Chrysler, accounted for approximately $67.6 million and $72.7 million of the Company's combined net sales for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, or approximately 35.4% and 36.5%, respectively, of the Company's net sales for such periods. No other customer accounted for more than 10% of the Company's net sales during either of such periods. Chrysler, like other North American OEMs, generally requires its dealers using remanufactured products to use only those from approved suppliers. Although the Company is currently the only factory-approved supplier of remanufactured transmissions to Chrysler, Chrysler is not obligated to continue to purchase the Company's products and there can be no assurance that the Company will be able to maintain or increase the level of its sales to Chrysler or that Chrysler will not approve other suppliers in the future. In addition, within the last two years Chrysler reduced its standard new vehicle warranty from seven years/70,000 miles to three years/36,000 miles and could implement a shorter warranty in the future. Any such action could have the effect of reducing the amount of warranty work performed by Chrysler dealers. An extended, substantial decrease in orders from Chrysler would have a material adverse effect on the Company. See "Business -- Marketing and Distribution; OEM Customers."

    SHORTAGE OF TRANSMISSION CORES AND COMPONENT PARTS. In its remanufacturing operations, the Company obtains used transmissions, hard parts, engines and related components, commonly known as "cores," which are sorted and either placed into immediate production or stored until needed. The majority of the cores remanufactured by the Company are obtained from customers as trade-ins. The ability to obtain cores of the types and in the quantities required by the Company is critical to the Company's ability to meet demand and expand production. With the increased acceptance in the aftermarket of remanufactured assemblies, the demand for cores has increased. The Company periodically has experienced situations in which the inability to obtain sufficient cores has limited its ability to accept all of the orders available to it. As part of its expanding relationship with Chrysler and in response to the periodic shortage of cores, in 1995 the Company established a central core return center for all of Chrysler's transmission product lines. The operation of this facility enables the Company to receive cores on a more timely basis and better monitor the availability of cores. There can be no assurance that the Company will not experience core shortages in the future. If the Company were to experience such a shortage, it could have a material adverse effect on the Company.

    Certain component parts required in the remanufacturing process are manufactured by Chrysler and the Company's other OEM customers. The Company has experienced shortages of such component parts from time to time in the past and future shortages could have a material adverse effect on the Company.

    ABILITY TO ACHIEVE AND MANAGE GROWTH. An important element in the Company's growth strategy is the acquisition and integration of complementary businesses in order to broaden its product offerings, capture market share and improve profitability. There can be no assurance that the Company will be able to identify or reach mutually agreeable terms with acquisition candidates, or that the Company will be able to manage additional businesses profitably or successfully integrate such additional businesses into the Company without substantial costs, delays or other problems. Acquisitions may involve a number of special risks, including: initial reductions in the Company's reported operating results; diversion of management's attention; unanticipated problems or legal liabilities; and a possible reduction in reported earnings due to amortization of acquired intangible assets in the event that such acquisitions are made at levels that exceed the fair market value of net tangible assets. Some or all of these items could have a material adverse effect on the Company. There can be no assurance that businesses acquired in the future will achieve sales and profitability that justify the investment therein. In addition, to the extent that consolidation becomes more prevalent in the industry, the prices for attractive acquisition candidates may increase to unacceptable levels. See "Business -- Business Strategy -- External Growth."

    In addition to growth through acquisitions, the Company plans to expand its existing operations by broadening its product lines and increasing the number of its distribution centers in the United States. There can be no assurance that any new product lines introduced by the Company will be successful, that the Company will manage successfully the start-up and marketing of new products or that additional distribution centers will be integrated into the Company's existing operations or will be profitable. See "Business -- Business Strategy -- Internal Growth."

    INDEBTEDNESS AND LIQUIDITY. The Company had outstanding indebtedness of $165.0 million at September 30, 1996, bearing interest at a weighted average rate of 11.7%, and the Company's ratio of earnings to fixed charges for the nine months then ended was 2.3 to 1. After giving effect to the consummation of this Offering, the GEPT Private Placement, borrowings under the Company's revolving credit facility and the application of the estimated net proceeds therefrom (after deducting the underwriting discount and estimated expenses of this Offering), the consolidated long-term indebtedness of the Company at September 30, 1996 would have been $136.6 million and the Company's ratio of earnings to fixed charges for the nine months then ended would have been 2.8 to 1. On October 1, 1996, the Company borrowed $6.9 million under its revolving credit facility to purchase Diverco. The level of the Company's consolidated indebtedness could have important consequences to the holders of Common Stock, including the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal of and interest on its indebtedness and will not be available for other purposes; (ii) the ability of the Company to obtain financing in the future for working capital needs, capital expenditures, acquisitions, investments, general corporate purposes or other purposes may be materially limited or impaired; (iii) the Company's level of indebtedness may reduce its flexibility to respond to changing business and economic conditions or take advantage of business opportunities that may arise; and (iv) the ability of the Company to pay dividends is restricted. See "Dividend Policy." Any default by the Company with respect to its outstanding indebtedness, or any inability on the part of the Company to obtain necessary liquidity, would have a material adverse effect on the Company. See "Use of Proceeds" and "Description of Certain Indebtedness."

    DEPENDENCE ON KEY PERSONNEL. The Company is dependent on the continued services of its management team, including William A. Smith, Chairman of the Board and Stephen J. Perkins, President and Chief Executive Officer. Mr. Perkins, Mr. Smith, Wesley N. Dearbaugh, President and General Manager of Independent Aftermarket, and the presidents of the operating subsidiaries have an average of 21 years experience in the automotive aftermarket industry. Although the Company believes it could replace key employees in an orderly fashion should the need arise, the loss of such personnel could have a material adverse effect on the Company.

    ENVIRONMENTAL MATTERS. The Company is subject to various evolving federal, state, local and foreign environmental laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of a variety of hazardous and non-hazardous substances and wastes. These laws and regulations provide for substantial fines and criminal sanctions for violations. The operation of automotive parts remanufacturing plants involves environmental risks.

    The company from which RPM acquired its assets (the "Prior RPM Company"), has been identified by the United States Environmental Protection Agency (the "EPA") as one of the many potentially responsible parties for environmental liabilities associated with a "Superfund" site located in the area of RPM's former manufacturing facilities and current distribution facility in Azusa, California. The EPA has preliminarily estimated that it will cost approximately $47 million to construct and approximately $4 million per year for an indefinite period to operate an interim remedial groundwater pumping and treatment system for a part of the subregion of the Superfund site within which RPM's former manufacturing facilities and current distribution facility, as well as those of many other potentially responsible parties, are located. The actual cost of this remedial action could vary substantially from this estimate, and additional costs associated with the Superfund site are likely to be assessed. The Company has significantly reduced its presence at the site and has moved all manufacturing operations off-site. Since July 1995, the Company's only real property interest in this site has been the lease of a 6,000 square foot storage and distribution facility. The RPM acquisition agreement and the leases pursuant to which the Company leased RPM's facilities after the Company acquired the assets of RPM (the "RPM Acquisition") expressly provide that the Company did not assume any liabilities for environmental conditions existing on or before the RPM Acquisition, although the Company could become responsible for these liabilities under various legal theories. The Company is indemnified against any such liabilities by the seller of RPM as well as the Prior RPM Company shareholders. There can be no assurance, however, that the Company would be able to make any recovery under any indemnification provisions. Since the RPM Acquisition, the Company has been engaged in negotiations with the EPA to settle any liability that it may have for this site. The Company believes, although there can be no assurance, that it will not incur any material liability as a result of these pre-existing environmental conditions.

    In connection with the Initial Acquisitions, the Company conducted certain investigations of Aaron's, RPM's, HTP's and Mamco's facilities (in addition to the Prior RPM Company's Azusa facilities) and their compliance with applicable environmental laws. The Company conducted similar investigations in connection with its subsequent acquisitions of CRS, Mascot, King-O-Matic, Tranzparts and Diverco. The investigations, which included "Phase I" assessments by independent consultants of all manufacturing and certain distribution facilities, found that certain remedial, reporting and other regulatory requirements, including certain waste management procedures, were not or may not have been satisfied. Based in part on the investigations conducted, and the indemnification provisions of the agreements entered into in connection with the Initial Acquisitions and the Company's subsequent acquisitions, the Company believes, although there can be no assurance, that its liabilities relating to these environmental matters will not have a material adverse effect, individually or in the aggregate, on the Company. See "Business -- Environmental."

    COMPETITION. The automotive aftermarket for transmissions, engines and other drive train products is highly fragmented and highly competitive. There can be no assurance that the Company will compete successfully with other companies in its industry segment, some of which are larger than the Company and have greater financial and other resources available to them than does the Company.

    CONTROL OF THE COMPANY; ANTI-TAKEOVER MATTERS. Upon consummation of this Offering and the GEPT Private Placement, the Company will continue to be controlled by the Aurora Partnerships, which will hold approximately 73% of the voting power in the Company (through direct ownership and the grant of irrevocable proxies). Therefore, the Aurora Partnerships will be able to elect all of the directors of the Company and to approve or disapprove any matter submitted to a vote of the Company's stockholders. As a result of the Aurora Partnerships' substantial ownership interest in the Common Stock, it may be more difficult for a third party to acquire the Company. A potential buyer would likely be deterred from any effort to acquire the Company absent the consent of the Aurora Partnerships or their participation in the transaction. The general partner of each of the Aurora Partnerships is controlled by Messrs. Crowell, Roeder and Parsky. Messrs. Crowell and Roeder are directors of the Company. The Indentures governing the Senior Notes contain provisions that would allow a holder to require the Company to repurchase such holder's Senior Notes at a cash price equal to 101% of the principal amount thereof, together with accrued interest, upon the occurrence of a change of control of the Company. See "Ownership of Voting Securities" and "Description of Certain Indebtedness."

    In addition,  the Company's  Board of  Directors is  authorized, subject  to certain limitations prescribed by law, to issue up to 1,000,000 shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, rights, qualifications, limitations or restrictions, including voting rights, of those shares without any further vote or action by stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate transactions, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of preferred stock.

    POSSIBLE EFFECT ON SHARE PRICE OF SHARES ELIGIBLE FOR FUTURE SALE. Upon consummation of this Offering and the GEPT Private Placement, the Company will have approximately 16,455,794 shares of Common Stock outstanding, of which approximately 12,955,794 shares will be "restricted securities" within the meaning of Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the

"Securities Act"), and may not be sold without registration under the Securities Act unless an exemption from registration is available. Each of the Company's current stockholders (including GEPT) and certain holders of the Company's outstanding options have been granted certain "piggyback" registration rights and will be granted certain "demand" registration rights with respect to the shares of Common Stock owned by them or to be issued to them. However, subject to certain exceptions, the Company will agree not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase an option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. Each of the Company's current stockholders (including GEPT), directors, executive officers and warrant holders will enter into or is bound by a similar agreement. No predictions can be made as to the effect, if any, that public sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market, particularly by directors and officers of the Company, or the perception that such sales could occur, could have an adverse effect on the market price of the Common Stock. See "Shares Eligible for Future Sale."

    DILUTION. The initial public offering price per share of Common Stock will exceed the net tangible book value per share of Common Stock. Accordingly, the current stockholders of the Company will experience an immediate appreciation in the net tangible book value of their equity investment in the Company, and the purchasers of Common Stock will experience immediate and substantial dilution in the net tangible book value of their equity investment in the Company. In addition, there will be outstanding after the consummation of this Offering and the GEPT Private Placement options and warrants to purchase approximately 2,693,274 shares of Common Stock at exercise prices ranging from $1.67 to $4.67 per share, the exercise of which would cause further dilution to new investors. See "Dilution."

    ABSENCE OF A PUBLIC MARKET; DETERMINATION OF OFFERING PRICE. Prior to this Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price will be determined through negotiations between the Company and representatives of the Underwriters. See "Underwriters" for factors to be considered in determining the initial public offering price. There can be no assurance that a regular trading market for the Common Stock will develop after this Offering or, if developed, that a public trading market can be sustained. The initial public offering price will not necessarily reflect, and may be higher than, the market price of the Common Stock after this Offering.

                              RECENT DEVELOPMENTS

    On October 1, 1996 the Company acquired Diverco, Inc., a distributor of standard drive train parts (primarily gears, transfer cases, synchronizers, bearings), engine parts (valve train components), gaskets and other soft parts for transmission and engine repair and complete transmissions for light trucks and automobiles for aftermarket customers. On the acquisition closing date, the Company made an initial cash payment of $8.5 million, with a potential future post-closing purchase price adjustment to be made based upon Diverco's financial performance for the year ending December 31, 1996. Diverco's sales have increased from $6.7 million for the year ended December 31, 1993 to $7.3 million for the 12 months ended August 31, 1996. Diverco is located in Harvey, Illinois.

    The Company periodically evaluates acquisition opportunities in the automotive aftermarket business and expects to continue to do so in the future. The Company has entered into a non-binding letter of intent for another North American drive train parts distributor. The letter of intent provides for a purchase price of approximately $10 million and is subject to certain contingencies, including the Company's satisfactory completion of business, legal, accounting and environmental due diligence reviews, negotiation of definitive agreements, and approval of the respective transactions by the Company's Board of Directors. The letter of intent does not obligate either the Company or the potential acquisition candidate to enter into a definitive agreement, and there can be no assurance given that the Company will enter into a definitive acquisition agreement or consummate such acquisition.

                   REORGANIZATION AND GEPT PRIVATE PLACEMENT

    Simultaneous with the consummation of this Offering, Holdings will be merged into ATC. Upon the effectiveness of such merger, each outstanding share of Holdings Common Stock will be converted into one share of ATC Common Stock and each outstanding share of Holdings Preferred Stock will be converted into one share of ATC Preferred Stock, which will immediately thereafter be redeemed for the Preferred Stock Reorganization Consideration. As of December 31, 1996 the aggregate Preferred Stock Reorganization Consideration would be approximately $25.2 million (including $5.2 million of accrued dividends as of such date). Holdings' 1994 Stock Incentive Plan will become ATC's plan (the "Stock Incentive Plan"), and outstanding employee stock options that were issued by Holdings pursuant to the Holdings plan will be converted into options to purchase ATC Common Stock. Outstanding warrants that were issued by Holdings will be converted into warrants to purchase ATC Common Stock. Prior to the completion of this Offering, Holdings will amend and restate its charter to increase its authorized capitalization to 30,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, and will consummate a six-for-one stock split.

    The Company will sell to GEPT $12.0 million of Common Stock in the GEPT Private Placement simultaneously with the closing of this Offering. The price per share for such Common Stock will be the price per share paid by the Underwriters in this Offering, that is, the public offering price per share less Underwriters' discounts and commissions. Assuming a public offering price of $13.50 per share in this Offering, GEPT's price would be approximately $12.56 per share and it would purchase 955,794 shares of Common Stock. Although GEPT would receive Common Stock which has not been registered under the Securities Act, it will also receive a "demand" registration right with respect to such stock and 300,000 shares of Common Stock it currently owns, which right is not exercisable until after the end of the 180-day "lock-up" period described in "Underwriters." See "Shares Eligible for Future Sale." The GEPT Private Placement is conditioned on consummation of an initial public offering by the Company.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 3,500,000 shares offered hereby are estimated to be approximately $43.2 million (approximately $49.8 million if the Underwriters' over-allotment option is exercised in full), based upon an assumed offering price of $13.50 per share and after deducting estimated underwriting discounts and offering expenses. The proceeds to the Company from the GEPT Private Placement will be approximately $12 million.

    The net proceeds of this Offering will be used by the Company to retire $40,000,000 in aggregate principal amount of the Company's Senior Notes. Such Senior Notes may be retired pursuant to provisions thereof permitting redemption out of the net proceeds of certain sales of equity securities or pursuant to repurchases in the open market. Redemption would be made at a redemption price of 112% plus accrued interest thereon (assuming a December 31, 1996 redemption date) and after the giving of at least 30 days' prior written notice to the holders of the Senior Notes to be redeemed. Any remaining proceeds of this Offering (including from any exercise of the Underwriters' over-allotment option), together with the proceeds from the GEPT Private Placement and borrowings under the Company's revolving credit facility, will be used by the Company to pay the aggregate Preferred Stock Reorganization Consideration (approximately $25.2 million, assuming a December 31, 1996 Reorganization date).

    Pending application of the net proceeds of this Offering as described herein, the Company intends to invest the proceeds in investment-grade, short-term, interest-bearing securities.

                                DIVIDEND POLICY

    The Company has not paid cash dividends on its Common Stock to date. Because the Company currently intends to retain any earnings to provide funds for the operation and expansion of its business and for the servicing and repayment of indebtedness, the Company does not intend to pay cash dividends on the Common Stock in the foreseeable future. Furthermore, as a holding company with no independent operations, the ability of the Company to pay cash dividends will be dependent upon the receipt of dividends or other payments from its subsidiaries. Under the terms of the Indentures governing the Senior Notes, the Company is not permitted to pay any dividends on the Common Stock unless certain financial ratio tests are satisfied. In addition, the Company's revolving credit facility contains certain covenants which, among other things, prohibit the payment of dividends by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Any determination to pay cash dividends on the Common Stock in the future will be at the sole discretion of the Company's Board of Directors.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company at September 30, 1996, and as adjusted to give effect to the estimated net proceeds from the sale of 3,500,000 shares of Common Stock at an assumed offering price of $13.50 per share in this Offering, the receipt of $12.0 million from the GEPT Private Placement, and the application thereof and of borrowings under the Company's revolving credit facility as described under "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto included elsewhere herein.

                                                                                          SEPTEMBER 30, 1996
                                                                                        -----------------------
                                                                                          ACTUAL    AS ADJUSTED
                                                                                        ----------  -----------
                                                                                            (IN THOUSANDS)
LONG-TERM DEBT:
  12% Senior Notes due 2004...........................................................  $  162,047   $ 121,536
  Revolving credit facility(1)........................................................      --          15,043
                                                                                        ----------  -----------
    Total long-term debt..............................................................     162,047     136,579
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 5,000,000 shares authorized; 200,000 shares issued
   and outstanding; no shares issued and outstanding, as adjusted (2).................      20,000      --
  Common stock, $.01 par value, 30,000,000 shares authorized; 12,000,000 shares issued and outstanding; 16,455,794 shares as
   adjusted (3).......................................................................      20,000      75,193
  Retained earnings...................................................................      20,815      17,425(4)
  Cumulative translation adjustment...................................................          32          32
                                                                                        ----------  -----------
    Total stockholders' equity........................................................      60,847      92,650
                                                                                        ----------  -----------
      Total capitalization............................................................  $  222,894   $ 229,229
                                                                                        ----------  -----------
                                                                                        ----------  -----------

---------

(1) The Company had approximately $26 million available under its $30 million revolving credit facility as of September 30, 1996. On October 1, 1996, the Company borrowed $6.9 million under the revolving credit facility to purchase Diverco.

(2) Consists of Holdings Preferred Stock. See "Recapitalization."

(3) Does not give effect to the issuance of shares reserved for issuance upon the exercise of outstanding warrants and employee stock options. See "Shares Eligible for Future Sale."

(4) The 12% Senior Notes are assumed to be retired at their redemption premium. This premium, combined with the related unamortized debt issuance costs, will be expensed as an extraordinary item at the time of redemption. As of September 30, 1996, the extraordinary item would have been $3.4 million after the effect of taxes.

                                    DILUTION

    The pro forma net tangible book value of the Company as of September 30, 1996 was ($99.4) million, or ($8.28) per share of Common Stock. Net tangible book value per share is determined by dividing the tangible net worth of the Company (total assets less intangible assets and total liabilities) by the number of common shares outstanding, after giving effect to the payment of the Preferred Stock Reorganization Consideration. Without taking into account any changes in such net tangible book value after September 30, 1996, other than to give effect to the sale of the 3,500,000 shares of Common Stock at an assumed initial public offering price of $13.50 per share, the GEPT Private Placement and the anticipated application of the net proceeds therefrom, pro forma net tangible book value of the Company as of September 30, 1996 would have been approximately ($47.6) million, or ($2.89) per share (after giving effect to the use of the net proceeds from this Offering and the GEPT Private Placement). This represents an immediate increase in net tangible book value of $5.39 per share to current ATC stockholders and an immediate dilution of $16.39 per share to new stockholders. Dilution to new stockholders is determined by subtracting the net tangible book value per share after this Offering from the initial public offering price per share. The following table illustrates this per share dilution.

Initial public offering price per share...........              $   13.50
  Net tangible book value per share before this
   Offering.......................................     ($8.28)
  Increase per share attributable to sale of
   Common Stock...................................       5.39
                                                    ---------
Pro forma net tangible book value per share after
 this Offering....................................                  (2.89)
                                                                ---------
Dilution per share to new investors...............              $   16.39
                                                                ---------
                                                                ---------

    The following table summarizes, on a pro forma basis as of September 30, 1996, the difference between existing stockholders after giving effect to the payment of the Preferred Stock Reorganization Consideration and the purchasers of shares in this Offering and in the GEPT Private Placement with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by purchasers of the shares offered hereby (before deducting the underwriting discount and estimated offering expenses payable by the Company).

                                          SHARES PURCHASED (1)        TOTAL CONSIDERATION        AVERAGE
                                        -------------------------  --------------------------     PRICE
                                           NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                        ------------  -----------  -------------  -----------  -----------
Existing stockholders.................    12,000,000       72.9%   $  20,000,000       25.2%    $    1.67
New investors.........................     3,500,000       21.3       47,250,000       59.7         13.50
GEPT (GEPT Private Placement only)....       955,794        5.8       12,000,000       15.1         12.56
                                        ------------      -----    -------------      -----
    Total.............................    16,455,794      100.0%   $  79,250,000      100.0%
                                        ------------      -----    -------------      -----
                                        ------------      -----    -------------      -----

---------
(1) Does not give effect to the issuance of shares reserved for issuance upon the exercise of outstanding warrants and employee stock options. See "Shares Eligible for Future Sale." To the extent warrants or options are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

    The selected financial data presented below with respect to the statements of income for the year ended December 31, 1993, seven months ended July 31, 1994, five months ended December 31, 1994, and the year ended December 31, 1995 and the balance sheets at December 31, 1994 and 1995 are derived from the Combined Financial Statements of the Predecessor Companies and Consolidated Financial Statements of the Company that have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere herein, and are qualified by reference to such financial statements and notes related thereto. The selected financial data with respect to the statement of income data for the year ended December 31, 1992 and the balance sheet data at December 31, 1992 and 1993, are derived from the audited Combined Financial Statements of the Predecessor Companies that have been audited by Ernst & Young LLP, independent auditors, but are not included herein. The balance sheet data at December 31, 1991 and the statement of income data for the year then ended are derived from the unaudited financial statements of the Predecessor Companies. The balance sheet data at September 30, 1996 and the statement of income data for the nine months ended September 30, 1995 and 1996 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, the Company considers necessary for a fair presentation of the financial position at such date and the results of operations for such periods. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. The data provided should be read in conjunction with the Consolidated Financial
Statements, related notes, and other financial information included in this Prospectus.

                                                      COMBINED
                                    ---------------------------------------------                     CONSOLIDATED
                                                                                    ------------------------------------------------
                                             FOR THE                                                                 FOR THE NINE
                                            YEAR ENDED               FOR THE        FOR THE FIVE   FOR THE YEAR      MONTHS ENDED
                                           DECEMBER 31,           SEVEN MONTHS      MONTHS ENDED      ENDED         SEPTEMBER 30,
                                    --------------------------        ENDED         DECEMBER 31,   DECEMBER 31,   ------------------
                                     1991     1992      1993    JULY 31, 1994 (1)       1994           1995         1995      1996
                                    -------  -------  --------  -----------------   ------------   ------------   --------  --------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net sales.........................  $63,612  $75,264  $110,702       $90,056          $67,736        $190,659     $132,472  $199,307
Cost of sales.....................   39,770   45,588    66,687        52,245           40,112         115,499       82,051   122,458
                                    -------  -------  --------       -------        ------------   ------------   --------  --------
Gross profit......................   23,842   29,676    44,015        37,811           27,624          75,160       50,421    76,849
Selling, general and
 administrative expenses..........   18,220   22,103    25,682        20,475           14,206          38,971       26,438    38,651
Amortization of intangible
 assets...........................       28       28        28            16            1,210           3,308        2,392     2,781
                                    -------  -------  --------       -------        ------------   ------------   --------  --------
Operating income..................    5,594    7,545    18,305        17,320           12,208          32,881       21,591    35,417
Interest expense (income), net....     (314)    (258)     (302)         (158)           6,032          16,915       12,290    14,430
Income taxes (2)..................      145      150       471            (5)           2,565           6,467        3,080     8,646
                                    -------  -------  --------       -------        ------------   ------------   --------  --------
Net income........................  $ 5,763  $ 7,653  $ 18,136       $17,483            3,611           9,499        6,221    12,341
                                    -------  -------  --------       -------
                                    -------  -------  --------       -------
Preferred stock dividends.........                                                        853           2,093        1,542     1,689
                                                                                    ------------   ------------   --------  --------
Net income available to common
 stockholders.....................                                                    $ 2,758        $  7,406     $  4,679  $ 10,652
                                                                                    ------------   ------------   --------  --------
                                                                                    ------------   ------------   --------  --------
Pro forma (unaudited)(3):
  Net income per share............                                                                   $   0.65               $   0.79
  Shares used in computation of
   net income per share...........                                                                     14,616                 15,555
OTHER DATA:
Capital expenditures (4)..........  $ 1,149  $ 1,141  $  2,310       $ 1,850          $ 1,336        $  5,187     $  3,905  $  5,893

---------
(FOOTNOTES ON FOLLOWING PAGE)

                                             COMBINED                   CONSOLIDATED
                                     -------------------------  -----------------------------
                                           DECEMBER 31,            DECEMBER 31,
                                     -------------------------  ------------------  SEPTEMBER
                                      1991     1992     1993      1994      1995    30, 1996
                                     -------  -------  -------  --------  --------  ---------
                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital....................  $14,825  $18,639  $26,651  $ 39,646  $ 57,066  $ 65,140
Property, plant and equipment
 (net).............................    3,167    3,274    4,678     6,196    10,784    15,386
Total assets.......................   26,558   32,654   45,618   187,293   247,932   267,346
Long-term debt (5).................    1,060    1,497      998   121,483   165,724   166,793
Preferred stock....................    --       --       --       20,000    20,000    20,000
Common stockholders' equity........   18,144   22,107   31,720    22,757    30,188    40,847

---------
(1) The combined financial statements for the seven months ended July 31, 1994 include the operations of the Predecessor Companies up to their respective acquisition dates; operations for RPM between July 20, 1994 and July 31, 1994 and for the other three Predecessor Companies for August 1st and 2nd, 1994 are not significant. All material transactions between the Predecessor Companies have been eliminated.

(2) Two of the Predecessor Companies elected to be taxed as S Corporations for all periods through consummation of the Initial Acquisitions; therefore, for federal and state income tax purposes, any income or loss generally was not taxed to these companies but was reported by their respective stockholders. A pro forma provision for taxes based on income reflecting the estimated provision for federal and state income taxes which would have been provided had these companies been C Corporations and included in consolidated returns with the Company is as follows: $2,304, $3,036 and $7,334 for the years ended December 31, 1991, 1992 and 1993, respectively, and $7,004 for the seven months ended July 31, 1994.

(3) See Note 1 of Notes to Consolidated Financial Statements for description of the computation of pro forma net income per share. Giving effect to this Offering, the GEPT Private Placement, borrowings under the Company's revolving credit facility and the application of such funds as set forth under "Use of Proceeds" as if the same had occurred on January 1, 1995, pro forma net income per share would have been $0.67 for the year ended December 31, 1995, and assuming such transactions had occurred on January 1, 1996, pro forma net income per share would have been $0.77 for the nine months ended September 30, 1996.

(4) Excludes capital expenditures made by each of CRS, Mascot, King-O-Matic, Tranzparts and Diverco prior to such subsidiaries' respective acquisitions and any capital expenditures made in connection with such acquisitions.

(5) Includes deferred tax liabilities of $1,438, $3,478 and $4,746 at December 31, 1994 and 1995 and September 30, 1996, respectively.

                            PRO FORMA FINANCIAL DATA

    The Unaudited Pro Forma Consolidated Statements of Income give effect to business acquisitions made in 1995 and 1996 which were accounted for using the purchase method of accounting. The acquisitions were as follows:

Component Remanufacturing Specialists, Inc. (CRS)..........  June 1995
Mascot Truck Parts (Mascot)................................  June 1995
King-O-Matic Industries Limited (King-O-Matic).............  September 1995
Tranzparts, Inc. (Tranzparts)..............................  April 1996
Diverco, Inc. (Diverco)....................................  October 1996

    The Unaudited Pro Forma Consolidated Statements of Income for the year ended December 31, 1995 and for the nine months ended September 30, 1996 assume that the 1995 Acquisitions and the 1996 Acquisitions occurred on January 1, 1995 and the 1996 Acquisitions occurred on January 1, 1996, respectively. The Unaudited Pro Forma Statements of Income include the historical consolidated statements of income of the Company (which includes the operations of CRS, Mascot, King-O-Matic and Tranzparts from the dates of their respective acquisitions), adjusted for the pro forma effects of the 1995 and 1996 Acquisitions. The Unaudited Pro Forma Consolidated Statements of Income, as adjusted, for the year ended December 31, 1995 and for the nine months ended September 30, 1996, reflect this Offering, the GEPT Private Placement, borrowings under the Company's revolving credit facility and the application of such funds as set forth under "Use of Proceeds," as if the same had occurred on January 1, 1995 and January 1, 1996, respectively.

    The Unaudited Pro Forma Consolidated Statements of Income are not necessarily indicative of the results of the operations that would actually have occurred if the transactions had been consummated as of January 1, 1995 or January 1, 1996 or of the future operations. These statements should be read in conjunction with the Consolidated Financial Statements, related notes, and other financial information included in this Prospectus.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                          COMBINED
                                                          ACQUIRED       PRO FORMA     PRO FORMA     ADJUSTMENTS       PRO FORMA
                                             COMPANY   BUSINESSES (1)   ADJUSTMENTS   CONSOLIDATED   FOR OFFERING   AS ADJUSTED (2)
                                             --------  --------------   -----------   ------------   ------------   ---------------
Net sales..................................  $190,659     $34,178                       $224,837                       $224,837
Cost of sales..............................  115,499       21,537       $ 1,104(3)       138,140                        138,140
                                             --------     -------                     ------------                  ---------------
Gross profit...............................   75,160       12,641                         86,697                         86,697
Selling, general and administrative           38,971        8,008        (2,144)(4)       45,181                         45,181
 expenses..................................                                 (38)(5)
                                                                            296(6)
                                                                             88(7)
Amortization of intangible assets..........    3,308          231           404(8)         3,943                          3,943
                                             --------     -------                     ------------                  ---------------
Income from operations.....................   32,881        4,402                         37,573                         37,573
Interest expense, net......................   16,915          157         2,639(9)        19,571       $(4,431)(10)      16,097
                                                                           (140)(11)                       957(12)
                                             --------     -------                     ------------                  ---------------
Income before income taxes.................   15,966        4,245                         18,002                         21,476
Provision for income taxes.................    6,467           95           729(13)        7,291         1,431(14)        8,722
                                             --------     -------                     ------------                  ---------------
Net income.................................  $ 9,499      $ 4,150                       $ 10,711                       $ 12,754
                                             --------     -------                     ------------                  ---------------
                                             --------     -------                     ------------                  ---------------

---------
(FOOTNOTES ON FOLLOWING PAGE)

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

                                                            COMBINED                                  ADJUSTMENTS
                                                            ACQUIRED     PRO FORMA      PRO FORMA         FOR          PRO FORMA
                                                 COMPANY   BUSINESSES   ADJUSTMENTS    CONSOLIDATED    OFFERING     AS ADJUSTED (2)
                                                 --------  ----------   ------------   ------------   -----------   ---------------
Net sales......................................  $199,307    $8,759                      $208,066                      $208,066
Cost of sales..................................  122,458      5,897                       128,355                       128,355
                                                 --------  ----------                  ------------                 ---------------
Gross profit...................................   76,849      2,862                        79,711                        79,711
Selling, general and administrative expenses...   38,651      2,265     $(787)(4)          40,177                        40,177
                                                                          (18)(5)
                                                                           66(7)
Amortization of intangible assets..............    2,781         53        61(8)            2,895                         2,895
                                                 --------  ----------                  ------------                 ---------------
Income from operations.........................   35,417        544                        36,639                        36,639
Interest expense (income), net.................   14,430        (17)      398(9)           14,845       $(3,699)(10)      12,019
                                                                          (45)(11)                          873(12)
                                                                           79(15)
                                                 --------  ----------                  ------------                 ---------------
Income before income taxes.....................   20,987        561                        21,794                        24,620
Provision for income taxes.....................    8,646         41       292(13)           8,979         1,164(14)      10,143
                                                 --------  ----------                  ------------                 ---------------
Net income.....................................  $12,341     $  520                      $ 12,815                      $ 14,477
                                                 --------  ----------                  ------------                 ---------------
                                                 --------  ----------                  ------------                 ---------------

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

(1) Includes the historical operations of the acquired businesses prior to their acquisition by the Company. Accordingly, included in the 1995 amounts are CRS and Mascot for the five months ended June 1, 1995 and June 6, 1995, respectively, King-O-Matic for the eight months ended September 12, 1995 and Tranzparts and Diverco for the year ended December 31, 1995. The 1996 amounts include Tranzparts for the three months ended April 2, 1996 and Diverco for the nine months ended September 30, 1996.

(2) As adjusted to give effect to the anticipated application of the net proceeds from this Offering, the GEPT Private Placement and borrowings under the Company's revolving credit facility as if such transactions had occurred at the beginning of the respective periods. Amounts do not reflect the impact of the early retirement premium on the Senior Notes that, combined with the related unamortized debt issuance costs, will be expensed as an extraordinary item at the time of retirement. As of September 30, 1996, the extraordinary item would have been $3.4 million after the effect of taxes.

(3) Prior to its acquisition by the Company, one of the acquired companies reduced its inventory reserve to state inventory at its fair value at the time of the acquisition. Such amount would have been reflected as a purchase price adjustment on January 1, 1995, and accordingly, is excluded from the pro forma results for the period.

(4) Adjusts the compensation of the former owners of the acquired companies to the amount payable under his employment agreement entered into with the Company at the time of the acquisition.

(5) Reflects the revised rental payments on facilities based upon the lease agreements signed at the time of the acquisition.

(6) Prior to its acquisition by the Company, one of the acquired companies reduced its bad debt reserve to reflect estimated net realizable value of receivables at the time of the acquisition. Such amount would have been reflected as a purchase price adjustment on January 1, 1995, and accordingly, is excluded from the pro forma results for the period.

(7) Reflects additional depreciation expense for the acquired companies from the beginning of the period through the respective acquisition dates.

(8) Reflects additional amortization expense for the acquired companies from the beginning of the period through the respective acquisition date.

(9) Reflects additional interest expense on debt issued in connection with the acquisitions, as if the issuance had been consummated as of the beginning of the periods presented. Amount includes $89,000 of debt issuance costs amortized over the life of the related debt.

(10) Eliminates interest on the Senior Notes that are assumed to have been retired.

(11) Eliminates interest on debt not assumed in the acquisitions.

(12) Reflects interest on borrowings under the Company's revolving credit facility. See "Use of Proceeds."

(13) Reflects the adjustment of income taxes as a result of the pro forma adjustments described in these Notes and the additional taxes that would have been expensed had certain acquired companies been taxed as C Corporations rather than S Corporations.

(14) Reflects additional income taxes resulting from the adjustments for interest expense.

(15) Eliminates gain on sale to former owner of a building which was subsequently leased to the Company.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The following discussion should be read in conjunction with the Combined Financial Statements of the Predecessor Companies and the Consolidated Financial Statements of the Company and notes thereto included elsewhere in this Prospectus. The Combined Financial Statements of the Predecessor Companies represent the combination of the historical financial statements of the four separate businesses of the Predecessor Companies.

    The Company's revenues are generated through the sale of drive train products used in the automotive aftermarket repair of passenger cars and light trucks. Since its formation, the Company has benefited from a combination of internal and acquisition-related revenue growth. The Company achieved compound annual growth in revenue of 38.5% from 1992 through September 30, 1996 (29.7% if the 1995 and 1996 Acquisitions are excluded).

    The Company's revenues from sales to Independent Aftermarket customers increased by 55.6% from $58.5 million to $91.0 million between 1992 and 1995. This growth was due to geographic expansion through the addition of distribution centers, a broadened product line, enhanced customer service, effective sales efforts and acquisitions. During the same period, revenues from sales to OEM customers increased 407.7% from $16.8 million to $85.3 million due to increased sales to existing customers, including Chrysler, and the addition of new customers. Revenues from sales to retail automotive parts stores increased from virtually zero in 1992 to $14.4 million in 1995.

    The primary components of the Company's cost of goods sold are the cost of cores and component parts, labor costs and overhead. While certain of these costs have fluctuated as a percentage of sales over time, cost of goods sold as a percentage of sales has remained relatively constant from 1992 through 1995. Selling, general and administrative ("SG&A") expenses consist primarily of salaries, commissions, rent, marketing expenses and other management infrastructure expenses. SG&A expenses as a percentage of sales declined from 23.2% in 1993 to 20.5% in 1995 principally due to the effect of spreading certain fixed costs over a larger sales base.

    The Company regularly evaluates strategic acquisition opportunities in the automotive aftermarket business and expects to continue to do so in the future. The Company is a party to negotiations involving the potential acquisition by the Company of a North American distributor of drive train components. See "Recent Developments."

    In the fourth quarter of 1996, the Company will record a non-cash charge of approximately $477,000 for deferred compensation expense relating to the difference between the exercise price and the intrinsic value for financial statement presentation purposes of the Company's Common Stock for 628,176 options granted in October 1996. Substantially all of such options were granted to Mr. Perkins and other members of senior management at $4.67 per share. This compensation expense will aggregate $2.3 million, and will be recognized over the respective vesting periods of the options, which generally range from three to five years.

RESULTS OF OPERATIONS

    The following table sets forth certain financial statement data expressed in millions of dollars and as a percentage of net sales. The pro forma statement of income for the year ended December 31, 1994 reflects the combined financial statements for the seven months ended July 31, 1994 for Aaron's, HTP, Mamco and

RPM, and the consolidated operations of these companies for the five months ended December 31, 1994. Pro forma expense adjustments were made to reflect the Initial Acquisitions as if they had occurred on January 1, 1994.

                                                             YEAR ENDED DECEMBER 31,
                                                 ------------------------------------------------
                                                                                                    NINE MONTHS ENDED SEPTEMBER 30,
                                                    COMBINED        PRO FORMA       CONSOLIDATED    -------------------------------
                                                      1993             1994             1995             1995             1996
                                                 --------------   --------------   --------------   --------------   --------------
                                                                                   (IN MILLIONS)
Net sales......................................  $110.7  100.0%   $157.8  100.0%   $190.7  100.0%   $132.5  100.0%   $199.3  100.0%
Cost of sales..................................    66.7   60.3      92.9   58.9     115.5   60.6      82.1   62.0     122.5   61.5
                                                 ------  ------   ------  ------   ------  ------   ------  ------   ------  ------
Gross profit...................................    44.0   39.7      64.9   41.1      75.2   39.4      50.4   38.0      76.8   38.5
Selling, general and administrative............    25.7   23.2      30.4   19.2      39.0   20.5      26.4   19.9      38.7   19.4
Amortization of intangible assets..............      --     --       3.0    1.9       3.3    1.7       2.4    1.8       2.8    1.4
                                                 ------  ------   ------  ------   ------  ------   ------  ------   ------  ------
Operating income...............................    18.3   16.5      31.5   20.0      32.9   17.2      21.6   16.3      35.4   17.7
Interest expense (income), net.................     (.3)   (.3)     14.5    9.2      16.9    8.8      12.3    9.3      14.4    7.2
Provision for income taxes.....................     0.5    0.4       6.9    4.4       6.5    3.4       3.1    2.3       8.7    4.4
                                                 ------  ------   ------  ------   ------  ------   ------  ------   ------  ------
Net income.....................................  $ 18.1   16.4%   $ 10.1    6.4%   $  9.5    5.0%   $  6.2    4.7%   $ 12.3    6.1%
                                                 ------  ------   ------  ------   ------  ------   ------  ------   ------  ------
                                                 ------  ------   ------  ------   ------  ------   ------  ------   ------  ------

    NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

    NET SALES. Total net sales increased $66.8 million or 50.4%, from $132.5 million for the nine month period ended September 30, 1995 to $199.3 million for the nine month period ended September 30, 1996. Of this increase, $39.0 million was due to internal growth and $27.8 million was due to the incremental net sales generated by the companies acquired in 1995 and 1996, including CRS, Mascot, King-O-Matic and Tranzparts which were acquired on June 1, June 9, and September 12, 1995, and April 2, 1996, respectively.

    The internal growth was generated primarily from increased sales volumes with existing OEM customers. To a lesser extent, internal growth was also generated by the incremental sales from five new distribution centers opened during the second half of 1995, increased sales volumes through existing distributions centers and increased sales volumes with existing retail customers.

    Net sales to Chrysler of $72.7 million for the nine month period ended September 30, 1996 represented 36.5% of the Company's total net sales for the period, as compared to $46.1 million and 34.8% for the nine month period ended September 30, 1995. Management believes, although there can be no assurance, that the Chrysler inventory reduction discussed below in the net sales comparison between 1995 and 1994 was a one-time effort to reverse an inventory build-up in 1994 and is not expected to recur.

    GROSS PROFIT. Gross profit as a percentage of net sales increased from 38.0% for the nine month period ended September 30, 1995 to 38.5% for the nine month period ended September 30, 1996. The increase in gross profit margin was primarily attributable to a shift in product mix, lower direct labor cost, and a higher absorption of overhead resulting from increased production and sales volumes of remanufactured transmissions. The gross profit margin improved despite certain non-recurring start-up costs incurred during 1996 in connection with the Company's new plant in Joplin, Missouri and the expansion of capacity at the Company's plant in Springfield, Missouri needed to support sales growth to retail and OEM customers.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. As a result of an increase in revenues, SG&A decreased as a percentage of net sales from 19.9% for the nine month period ended September 30, 1995 to 19.4% for the nine month period ended September 30, 1996. However, SG&A increased in absolute dollars from $26.4 million for the nine month period ended September 30, 1995 to $38.7 million for the nine month period ended September 30, 1996, representing an increase of $12.3 million or 46.6%. The increase in SG&A was due largely to the ongoing incremental SG&A expenses of CRS, Mascot, King-O-Matic and Tranzparts. Other significant factors contributing to the increase in SG&A include the ongoing incremental expenses associated with the five new distribution centers opened during the second half of 1995, and certain start-up and ongoing SG&A expenses incurred in connection with the Company's new plant in Joplin, Missouri.

    AMORTIZATION OF INTANGIBLE ASSETS. Amortization of intangible assets increased $0.4 million for the nine month period ended September 30, 1996 as compared to the nine month period ended September 30, 1995 reflecting the increase in intangible assets that occurred as a result of the acquisitions of CRS, Mascot, King-O-Matic and Tranzparts.

    INCOME FROM OPERATIONS. Principally as a result of the factors described above, income from operations increased 63.9% from $21.6 million for the nine month period ended September 30, 1995 to $35.4 million for the nine month period ended September 30, 1996.

    INTEREST EXPENSE (INCOME), NET. Interest expense increased $2.1 million from $13.0 million for the nine month period ended September 30, 1995 to $15.1 million for the nine month period ended September 30, 1996. The increase in interest expense was due to the interest on the Series D Notes which were used to finance the acquisitions of CRS, Mascot and King-O-Matic, and the related amortization of debt issuance costs. The Series D Notes were issued on June 1, 1995 and therefore were only outstanding for four months during the nine month period ended September 30, 1995.

    CONSOLIDATED YEAR ENDED DECEMBER 31, 1995 COMPARED TO PRO FORMA YEAR ENDED DECEMBER 31, 1994

    NET SALES. Net sales increased by $32.9 million from $157.8 million in 1994 to $190.7 in 1995 primarily as a result of the acquisitions of CRS, Mascot, and King-O-Matic. The three new acquisitions provided $24.7 million in additional revenues. Net sales of remanufactured transmissions increased from $68.4 million in 1994 to $85.9 million in 1995. The volume increase of remanufactured transmissions resulted principally from the acquisitions of CRS and Mascot, partially offset by a reduction in net sales of remanufactured transmissions to Chrysler from $66.8 million in 1994 to $64.8 million in 1995. Net sales to Chrysler reflected a decrease from $19.8 million during the third quarter of 1994 to $13.2 million for the third quarter of 1995 as Chrysler reduced its inventory of remanufactured transmissions, partially offset by an increase from $16.4 million during the fourth quarter of 1994 to $18.9 million for the fourth quarter of 1995. Net sales of repair kits, hard parts and other drive train products increased $6.0 million from $69.0 million in 1994 to $75.0 million in 1995 primarily as a result of the Company's acquisition of King-O-Matic. Net sales of remanufactured engines increased $4.6 million from $15.2 million in 1994 to $19.8 million in 1995. The volume increase of remanufactured engines resulted from increased demand from Western Auto at its retail outlets, and the addition of new retail customers.

    GROSS PROFIT. Gross profit as a percentage of net sales decreased from 41.1% in 1994 to 39.4% in 1995. The gross profit decrease of 1.7% of net sales was due in large part to increased labor costs relating to remanufactured engines and transmissions. The Company was not able to recover all of the additional costs through increased selling prices.

    In addition, the aggregate gross profit was affected by the acquisitions that occurred in 1995. Total net sales in 1995 includes $24.7 million for CRS, Mascot and King-O-Matic at a combined gross profit which was somewhat lower than that of the Company as a whole for 1995.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses increased from $30.4 million in 1994 to $39.0 in 1995 or, as a percentage of net sales, from 19.2% in 1994 to 20.5% in 1995. The increase was partly due to the Company's acquisitions of CRS, Mascot and King-O-Matic, which comprised $3.3 million of the Company's SG&A expenses in 1995. Other significant factors that contributed to the increase in SG&A expenses were the relocation of RPM's main facilities from Azusa, California to Rancho Cucamonga, California and the addition of a new manufacturing plant in Joplin, Missouri, both of which resulted in an increase in ongoing SG&A expenses and a significant amount of non-recurring SG&A expenses being incurred during 1995. Legal, audit, tax and other professional fees were also higher in 1995 principally due to a full year of ATC operations as compared with only five months of operations in 1994.

    AMORTIZATION  OF  INTANGIBLE  ASSETS.    Amortization  of  intangible assets
increased $0.3 million in 1995 reflecting the increase in intangible assets that occurred as a result of the acquisitions of CRS, Mascot and King-O-Matic.

    INCOME FROM OPERATIONS.   Principally as a result  of the factors  described
above, income from operations increased from $31.5 million in 1994 to $32.9 million in 1995.

    INTEREST EXPENSE (INCOME), NET. Interest expense increased $2.4 million from $14.5 million in 1994 to $16.9 million in 1995. The increase in interest expense reflects additional interest on the Series D Notes that were issued principally to finance the acquisitions of CRS, Mascot and King-O-Matic and the related amortization of debt issuance costs.

    PRO FORMA 1994 COMPARED TO COMBINED 1993

    NET SALES. Net sales increased by $47.1 million from $110.7 million in 1993 to $157.8 million in 1994 primarily as a result of increases in the number of units sold. The increase in net sales is primarily comprised of an increase in net sales of remanufactured transmissions from $37.5 million during 1993 to $68.4 million during 1994. The volume increase of remanufactured transmissions resulted principally from increased demand from Chrysler due to an increased use of remanufactured transmissions in lieu of rebuilt transmissions for OEM warranty-related service. Net sales of repair kits, hard parts and other drive train products increased $9.7 million from $59.3 million in 1993 to $69.0 million in 1994, despite facility relocation of five distribution centers and the relocation of the Company's Dayton, Ohio torque converter plant to expand capacity. Net sales of remanufactured engines increased $4.8 million from $10.4 million in 1993 to $15.2 million in 1994. The volume increase of remanufactured engines resulted from increased demand from Western Auto at its retail outlets.

    GROSS PROFIT. Gross profit as a percentage of net sales increased from 39.7% in 1993 to 41.1% in 1994, primarily as a result of an increase in gross profit due to higher sales volume resulting in greater absorption of overhead. During 1994, the Company began its program of increasing capacity and has realized increased labor efficiencies with the upgrading and reorganization of certain manufacturing facilities.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. As a percentage of net sales, SG&A expenses decreased from 23.2% of net sales in 1993 to 19.2% of net sales in 1994, primarily due to higher sales volume. The improvement in the percentage occurred despite the additional expenses incurred by the Company related to the start-up of the new Dayton torque converter plant, increases in legal, accounting and professional fees relating to the integration of the Predecessor Companies and increases in administrative support expenses. Management believes that approximately half of these expenses are non-recurring in nature. SG&A expenses for purposes of the pro forma financial statements for 1994 exclude $3.5 million of one time employee bonuses and $0.8 million of excess executive compensation and other costs, which were paid by the Predecessor Companies, net of certain new overhead expenses.

    INCOME  FROM OPERATIONS.   Principally as a result  of the factors described
above, income from operations increased from $18.3 million in 1993 to $31.5 million in 1994.

    INTEREST EXPENSE (INCOME), NET. Interest expense increased $14.8 million from $(0.3) million in 1993 to $14.5 million in 1994. The increase in interest expense reflects interest on the Series B Senior Notes, interest on the outstanding amounts from time to time under the Revolving Credit Agreement, and the amortization of deferred debt issuance costs.

LIQUIDITY AND CAPITAL RESOURCES

    Since the Company's inception in July 1994, the Company has funded its operations and investments in property and equipment, including acquisitions, through the issuance of Senior Notes totaling $162.4 million and the private sale of Preferred and Common Stock totaling $40.0 million, and, to a lesser extent, through cash provided by operating activities.

    The Company had total cash and cash equivalents on hand of $8.3 million at September 30, 1996, representing a decrease in net cash of $0.4 million for the nine months then ended. Net cash provided by operating activities was $10.8 million in 1995. Net cash provided by operating activities was $7.4 million for the nine months ended September 30, 1996. Net cash used in investing activities was $45.4 million and $10.0 million for 1995 and for the nine months ended September 30, 1996, respectively. The net cash used in investing activities in 1995 was attributable to capital expenditures of $5.2 million, due primarily to investments in the Company's Joplin, Missouri and Rancho Cucamonga, California manufacturing facilities and $40.3 million used to acquire CRS, Mascot and King-O-Matic. Net cash used in investing activities was $10.0 million for the nine months ended September 30, 1996, including $4.1 million for the acquisition of Tranzparts and $5.9 million in capital expenditures largely for transmission and engine remanufacturing equipment and other improvements related to the Company's new plant in Joplin, Missouri. Net cash provided by financing activities was $34.0 million in 1995, due principally to the issuance of $42.4 million of

Senior Notes, which was partially offset by certain payments on other debt facilities and amounts due to former stockholders. Net cash provided by financing activities was $2.1 million during the nine months ended September 30, 1996 due to additional borrowings.

    The Company has budgeted $9.8 million for capital expenditures for all of 1996. The budget includes $2.1 million for additional engine remanufacturing equipment and $3.1 million for transmission remanufacturing equipment to provide additional capacity. Of the budgeted capital expenditures, as of September 30, 1996, the Company had incurred $5.9 million and had placed purchase orders of $2.2 million for additional equipment and leasehold improvements.

    The Company has a $30.0 million revolving credit facility that matures in July 1999. As of September 30, 1996, the Company had approximately $26 million available under the revolving credit facility. On October 1, 1996, the Company borrowed $6.9 million under the revolving credit facility to purchase Diverco. The Company has entered into a non-binding letter of intent for another North American drive train parts distributor. The letter of intent provides for a purchase price of approximately $10 million, which would be drawn from the revolving credit facility if the transaction is consummated. Upon consummation of this Offering and the GEPT Private Placement, the Company expects to borrow approximately $17 million under its revolving credit facility to pay the balance of the Preferred Stock Reorganization Consideration. See "Use of Proceeds."

    In July 1996, the Company entered into an agreement with Bank of Montreal ("BOM") for a $3.0 million Canadian revolving credit facility to accommodate the working capital needs of the Company's Canadian subsidiaries, King-O-Matic and Mascot. Borrowings under the agreement are limited to certain advance rates based upon the eligible accounts receivable and inventory of King-O-Matic and Mascot up to an aggregate maximum of $3.0 million Canadian, are due upon demand and bear interest at the BOM prime lending rate plus 0.25%. The agreement contains certain covenants including a tangible net worth covenant for King-O-Matic and Mascot combined, and the terms of the agreement are subject to annual review.

    The Company believes that cash on hand, cash flow from operations and existing borrowing capacity will be sufficient to fund its ongoing operations, including amounts that the Company estimates would be expended in connection with the potential acquisition discussed under "Recent Developments." In pursuing additional future acquisitions, the Company expects to have to consider the effect any such acquisition costs may have on its liquidity. In order to consummate such acquisitions, the Company may accordingly need to seek to raise additional capital through additional borrowings or equity financings. The information in this paragraph is forward-looking and involves risks and uncertainties that could significantly impact the Company's expected liquidity requirements in the short and long term. While it is impossible to itemize the many factors and specific events that could affect the Company's outlook for its liquidity requirements, such factors would include the possible reduction in deliveries to one or more significant customers for any reason and the possible effect of assimilating acquisitions into the Company's existing operations and the expansion of those operations.

INFLATION; LACK OF SEASONALITY

    Although the Company is subject to the effects of changing prices, the impact of inflation has not been a significant factor in results of operations for the periods presented. In some circumstances, market conditions or customer expectations may prevent the Company from increasing the prices of its products to offset the inflationary pressures that may increase its costs in the future. Historically, there has been little seasonal fluctuation in the Company's business.

ENVIRONMENTAL MATTERS

    See "Business -- Environmental" for a discussion of certain environmental matters relating to the Company.

                                    BUSINESS

GENERAL

    The Company is a leading remanufacturer and distributor of drive train products used in the aftermarket repair of passenger cars and light trucks. The Company's principal products include remanufactured transmissions, torque converters and engines, as well as remanufactured and new parts for the repair of automotive drive train and engine assemblies. The Company's principal customers include: (i) independent transmission rebuilders, general repair shops and distributors (I.E., the Independent Aftermarket); (ii) OEMs, principally Chrysler, for use as replacement parts by their dealers; and (iii) retail automotive parts stores. The Company believes it is uniquely positioned within the highly fragmented aftermarket for drive train products as a result of its extensive product line, diverse customer base and broad geographic presence, with 43 distribution centers throughout the United States and Canada.

    The  Company  was  organized  in  1994  by  Aurora  Capital  Partners  and a management team led by William A. Smith to combine the businesses of four existing companies serving the drive train remanufacturing market. Since that time the Company has grown both internally and through five additional acquisitions completed during 1995 and 1996. The Company and its predecessor companies have achieved compound annual growth in revenue of 38.5% from 1992 through September 30, 1996 (29.7% if the Company's acquisitions in 1995 and the first nine months of 1996 are excluded). The Company believes the key elements of its success are the quality and breadth of its product offerings and the Company's emphasis on strong customer relationships, promoted by strong technical support, rapid delivery time, innovative product development and competitive pricing. In addition, the Company has benefited from the increasing use of remanufactured transmissions, engines and other parts for aftermarket repairs as the industry recognizes that remanufacturing provides a higher quality, lower cost alternative to rebuilding the assembly or replacing it with a new assembly manufactured by an OEM.

    The Company's strategy is to achieve growth both internally and through strategic acquisitions. The Company intends to expand its existing business by:
(i) increasing penetration of its current customer base; (ii) gaining new OEM, Independent Aftermarket and retail customers; and (iii) introducing new products to both existing and new customers. Strategic acquisitions have also been an important element in the Company's historical growth. The Company sees significant opportunities to continue expanding its customer base, geographic presence and product offerings through additional strategic acquisitions, particularly among companies serving the highly fragmented Independent Aftermarket. Management believes that future acquisitions will enable it to enhance the Company's revenues and profitability by expanding the Company's existing distribution base, increasing the range of products sold through the Company's distribution network and realizing economies of scale in areas including purchasing, administration and inventory management.

AUTOMOTIVE AFTERMARKET INDUSTRY

    MARKET SIZE AND GROWTH

    The automotive aftermarket in the United States and Canada, which consists of sales of parts and services for vehicles after their original purchase, has been noncyclical and has generally experienced steady growth over the past ten years, unlike the market for new vehicle sales. According to the Automotive Parts & Accessories Association, between 1985 and 1995, estimated industry-wide revenue for the automobile aftermarket increased from approximately $126 billion to $170 billion. This consistent growth is due principally to the increase in the number of vehicles in operation that are in the prime repair age of four to 12 years and the increase in the average number of miles driven annually per vehicle. The Company competes specifically in the aftermarket segment for automotive transmissions, engines and other drive train related products, which represents more than $7 billion of the entire automotive aftermarket. The Company believes that within this segment the market for remanufactured drive train products has grown faster than the overall automotive aftermarket.

    REMANUFACTURING

    Remanufacturing is a process through which used assemblies, such as transmissions or engines, are returned to a central facility where they are disassembled and their component parts cleaned, refurbished and tested. The usable component parts are then combined with new parts in a high volume, precision manufacturing process to create remanufactured assemblies.

    When a drive train assembly such as a transmission or engine fails, there are generally three alternatives available to return the vehicle to operating condition. The dealer or independent repair shop may: (i) remove the assembly, disassemble the unit into its component pieces, replace worn or broken parts with remanufactured or new components, and reinstall that assembly ("rebuild");
(ii) replace the assembly with a remanufactured assembly or; (iii) in limited instances, replace the assembly with a new assembly manufactured by the OEM. Costs to the OEM associated with remanufactured assemblies generally are 50% less than new or rebuilt assemblies due to the remanufacturers' use of high volume manufacturing techniques and salvage methods that increase the number of reusable components. In addition, remanufactured assemblies are generally of higher quality than rebuilt assemblies because of the precision manufacturing techniques, technical upgrades and rigorous inspection and testing procedures employed in remanufacturing. In contrast, the quality of a rebuilt assembly is heavily dependent on the skill level of the particular mechanic, who typically is less able to remain current with engineering changes than remanufacturers, who work in close liaison with OEM engineers. In addition, the proliferation of transmission and engine designs, the increasing complexity of transmissions and engines that incorporate electronic components, and the shortage of highly trained mechanics qualified to rebuild assemblies all have tended to favor remanufacturing over rebuilding assemblies for aftermarket repairs. For warranty repairs, consistent quality of warranty repairs is important to the OEM standing behind the applicable warranty, because once installed, the remanufactured product is usually covered by the OEM for the balance of the original warranty period. The Company believes that because of this combination of high quality and low cost, the use of remanufactured assemblies for aftermarket repairs is growing compared to the use of new or rebuilt assemblies.

PRODUCTS

    The principal product lines of the Company are remanufactured transmissions, repair kits and hard parts used in drive train repairs, and remanufactured engines. The following table sets forth, by product line, the Company's combined net sales (dollars in millions) and the percentage of the Company's total net sales for the years 1993, 1994 and 1995 and the first nine months of 1995 and 1996:

                                                                          NINE MONTHS ENDED SEPTEMBER
                                  YEAR ENDED DECEMBER 31,                             30,
                      ------------------------------------------------   -----------------------------
                           1993             1994             1995            1995            1996
                      --------------   --------------   --------------   -------------   -------------
Transmissions.......  $ 37.5   33.9%   $ 68.4   43.4%   $ 85.9   45.0%   $57.5   43.4%   $100.7  50.5%
Repair Kits and Hard
 Parts..............    59.3   53.5      69.0   43.8      75.0   39.4     54.2   40.9     69.6   34.9
Engines.............    10.4    9.4      15.2    9.6      19.8   10.4     15.0   11.3     20.2   10.1
Other...............     3.5    3.2       5.2    3.2      10.0    5.2      5.8    4.4      8.8    4.5
                      ------  ------   ------  ------   ------  ------   -----  ------   -----  ------
Total...............  $110.7  100.0%   $157.8  100.0%   $190.7  100.0%   $132.5 100.0%   $199.3 100.0%
                      ------  ------   ------  ------   ------  ------   -----  ------   -----  ------
                      ------  ------   ------  ------   ------  ------   -----  ------   -----  ------

    TRANSMISSIONS

    The Company remanufactures transmissions which are factory approved and suitable for warranty and post-warranty replacement of transmissions for Chrysler and 12 foreign OEMs, including Hyundai Motor America, Subaru of America and American Isuzu, for their United States dealer networks. The number of transmission models remanufactured by the Company has been increasing to accommodate the greater number of models currently used in vehicles manufactured by the Company's OEM customers. The majority of the Company's transmissions are sold to Chrysler under Chrysler's MOPAR brand name. In addition, the Company rebuilds heavy duty and light duty truck transmissions and air compressors.

    REPAIR KITS AND HARD PARTS

    Repair kits sold by the Company consist of gaskets, friction plates, seals, bands, filters and other "soft" parts that are used in rebuilding transmissions for substantially all domestic and most imported passenger cars and light trucks. Kits are currently sold principally to the Independent Aftermarket. Each kit is designed specifically to include substantially all of the soft parts necessary for rebuilding a particular model of transmission. In addition to manufacturing or remanufacturing certain of the components that are used in its kits, the Company maintains a variety of supply relationships that allow it to purchase components for its kits at competitive prices. The components manufactured or remanufactured by the Company include various friction plates, gaskets and bands. Many of the Company's competitors do not manufacture any of the components that they distribute and the Company believes this provides it a cost advantage over its competitors. The repair kits are sold under the RPM, HTP, KING-O-MATIC, TRANZPARTS and DIVERCO brand names.

    The Company remanufactures torque converters (the coupler between the transmission and engine), planetary gears (speed regulating devices inside the transmission) and transmission fluid pumps. These "hard" parts are sold principally to the Independent Aftermarket for use in drive train repairs. Many of the Company's competitors do not distribute as broad a line of hard parts or remanufacture hard parts that they distribute. The Company believes these factors provide it both an availability and cost advantage over its competitors. Hard parts are sold under the RPM, HTP, MAMCO, TRANZPARTS and DIVERCO brand names.

    ENGINES

    The Company remanufactures engines designed as replacement engines for use in many domestic passenger cars and light trucks. Principal customers are Western Auto and O'Reilly Auto Parts, as well as the Independent Aftermarket. Over the past three years, the variety of engine models remanufactured by the Company has increased from 50 to 75 as the Company has expanded the range of engines offered to meet customer requirements. In June 1996, the Company introduced engine repair kits marketed to the Independent Aftermarket under the PROFORMANCE brand name. These kits are designed to provide mechanics with the components required to repair or rebuild a broad selection of domestic engine models.

    OTHER

    Other products consist principally of remanufactured rack and pinion assemblies and CV axles for passenger cars and light trucks for the Independent Aftermarket, and cleaning and testing equipment for the Independent Aftermarket and other industrial businesses. These products are sold under the RPM, HTP, KING-O-MATIC, TRANZPARTS and INTERCONT brand names. In the fourth quarter of 1995, the Company became the sole supplier of fully enclosed aqueous cleaning equipment to Safety-Kleen (a provider of parts cleaner services). This equipment permits the cleaning of automotive and industrial components without the use of environmentally damaging solvents.

MARKETING AND DISTRIBUTION

    The  Company distributes its  products to: (i)  the Independent Aftermarket;
(ii) its OEM customers for use as replacement parts by their dealers; and (iii) retail automotive parts stores.

    INDEPENDENT AFTERMARKET

    The Company supplies transmission repair kits and hard parts used in drive train repairs to over 11,000 of the approximately 17,000 independent transmission rebuilders and distributors in the United States and Canada, such as AAMCO Transmissions Inc., MOTRA Corp. and Lee Myles Associates Corp. These products are used in the Independent Aftermarket to rebuild transmissions and other assemblies using remanufactured and new component parts purchased from a variety of suppliers. In addition, the Company supplies transmission and engine repair kits, hard parts used in drive train repairs, remanufactured engines and certain remanufactured components such as CV axles to over 1,000 of the approximately 54,000 general repair shops in the United States. Transmission and engine repairs performed in the Independent Aftermarket are generally for vehicles no longer covered by warranty or for OEM dealers who do not have access to remanufactured assemblies or lack the in-house capabilities to repair transmissions.

    There are two characteristics of the Independent Aftermarket that influence the Company's business strategy. First, as the number of vehicle models has proliferated and repairs have become increasingly complex, the Independent Aftermarket has grown more dependent on its suppliers for technical support and for assistance in managing inventory by delivering product on a just-in-time basis at competitive prices. Second, Independent Aftermarket customers (including those affiliated with larger organizations such as

AAMCO, MOTRA and Lee Myles) generally purchase parts at the individual repair shop level. Independent Aftermarket customers tend to make purchasing decisions based on availability and rapid delivery of products, competitive pricing, breadth of product offering and technical assistance. To respond to these requirements, the Company has developed a strategy of geographic expansion of its distribution system to provide its Independent Aftermarket customers with short-notice rapid delivery, high service levels and technical support for a broad product offering in each local market. This is accomplished through 43 distribution centers located throughout the United States and Canada from which the Company provides local technical support and a wide range of products delivered by Company-operated trucks to its customers. The Company believes that this system is the most extensive in the drive train segment of the automotive aftermarket and represents a competitive advantage for the Company relative to its typically smaller, local competitors. Accordingly, the Company believes there are opportunities for further geographic penetration in this relatively fragmented market. See "-- Business Strategy -- Internal Growth -- Independent Aftermarket."

    The Company has developed a common product identification and numbering system which is currently being implemented on a Company-wide basis. In addition, the Company is in the process of electronically linking its distribution centers through a computer network that will enable each center to determine more quickly if and where a particular part is located within the distribution system, thereby further enhancing customer service. The Company expects to implement this process in stages during 1996 and 1997, and it believes that the process will be completed by the end of 1997. These changes are expected to improve customer service, increase product availability, enhance inventory management and improve operational efficiencies.

    New customers are developed by a direct sales force operating from the Company's local distribution centers, by national and local trade publication advertising and by telemarketing. The Company also participates in trade shows. The Company believes its RPM, HTP, KING-O-MATIC, MAMCO, TRANZPARTS, INTERCONT and DIVERCO brand names are well recognized and respected in their regional markets. Sales to Independent Aftermarket customers accounted for 47.7% of the Company's revenues in 1995 and 41.5% in the first nine months of 1996.

    OEM CUSTOMERS

    The Company provides factory-approved remanufactured transmissions to OEMs for use in warranty and, to a lesser extent, post-warranty repair work by their dealers. The Company's largest OEM customer is Chrysler, to whom the Company also supplies certain factory-approved remanufactured engines. The Company sells to 12 foreign OEMs, including Hyundai Motor America, Subaru of America and American Isuzu. Products are sold to each OEM pursuant to supply arrangements for individual transmission models. Sales to the Company's OEM customers accounted for 44.9% of the Company's 1995 revenues and 50.7% of revenues in the first nine months of 1996. Sales to Chrysler accounted for 35.4% and 36.5% of the Company's revenues in 1995 and in the first nine months of 1996, respectively. See "Risk Factors -- Dependence on Significant Customer."

    Over the past 12 years, the Company has developed and maintained strong relationships at many levels of both the corporate and the factory organizations of Chrysler. In recognition of the Company's consistently high level of service and product quality throughout its relationship with Chrysler, in 1995 the Company was awarded the Platinum Pentastar award, the highest award Chrysler bestows on a supplier. The Company's Platinum Pentastar was one of only 14 awarded to Chrysler's 3,500 suppliers in 1995 and marks the first time that the Platinum Pentastar has been awarded to a remanufacturer or to a supplier that serves exclusively as a MOPAR aftermarket parts supplier. In addition to its Platinum Pentastar, the Company received Gold Pentastar awards in 1993, 1994 and 1995. Only seven suppliers received the Gold Pentastar award in each of these years.

    Chrysler began implementing remanufacturing programs for its transmission models in 1986 and selected the Company as its sole supplier of remanufactured transmissions in 1989. Chrysler has advised the Company that, by implementing a remanufacturing program, Chrysler has realized substantial warranty cost savings, standardized the quality of its dealers' aftermarket repairs and reduced its own inventory of
replacement   parts.  Currently,  Chrysler   has  remanufacturing  programs  for
transmission models that are used in less than 70% of its vehicles, and the Company is the only factory-approved supplier of remanufactured transmissions for these models. The Company estimates that, of the Chrysler transmissions for which there is a remanufacturing program, the Company currently provides less than 50% of the transmissions subject to major repair by Chrysler dealers, with the balance being rebuilt by the dealers. This has been due to dealers' electing to rebuild transmissions, generally through their own service departments, rather than replacing them with remanufactured assemblies, as well as historical constraints on the availability to the Company of parts from Chrysler used in the remanufacturing process and, to a lesser extent, the availability of cores to the Company.

    As part of its expanding relationship with Chrysler and in response to the periodic shortage of cores, the Company recently established a central core return center for all of Chrysler's transmission models. Chrysler dealers make arrangements to ship transmission and engine cores to a regional depot, which then ships directly to the Company's central core return center located near its main remanufacturing facility. The Company thus assists Chrysler by improving the efficient and timely return of cores at a cost savings to Chrysler. Furthermore, the Company performs value-added services such as core audit and analysis in conjunction with Chrysler engineers. The Company is currently working with Chrysler to improve the tracking and management of cores, which will allow the Company to schedule its production more efficiently. The Company believes that this central core facility has reduced the risk of future Chrysler core shortages. In addition, the increased number of cores has resulted in a greater number of reusable parts, which, together with recently expanded production capacity at Chrysler, has increased the Company's supply of parts required in the remanufacturing process.

    Net sales to Chrysler grew from $14.9 million in 1991 to $67.6 million in 1995 and were $72.7 million for the first nine months of 1996. The Company has developed a new production line dedicated to remanufacturing certain of the Chrysler transmission models that are not yet covered by the remanufacturing programs and has received an initial purchase order from Chrysler, although the Company has not begun remanufacturing these transmission models.

    RETAIL AUTOMOTIVE PARTS STORES

    The Company supplies remanufactured engines, transmission filter kits, engine components and engine repair kits to a portion of the approximately 60,000 automotive aftermarket retail stores throughout the United States, which offer new and remanufactured parts and assemblies to a broad range of customers, principally "do-it-yourself" customers and general repair shops. The retail automotive parts store market is highly fragmented with most retail stores obtaining products similar to those provided by the Company from a variety of regional suppliers. These customers tend to make purchasing decisions based on price, rapid delivery of products and breadth of product offering. As a supplier with a national scope and a broader product line than many of its competitors, the Company provides high quality products, competitive prices and high service levels as well as promotional literature and advertisements. The Company's principal retail customers are Western Auto (595 retail locations in 29 states), O'Reilly Auto Parts (188 retail locations in four states) and Advance Auto (535 retail locations in nine states). Sales to retail automotive parts stores have grown from virtually zero in 1991 to $14.4 million in 1995 and $15.6 million in the first nine months of 1996.

BUSINESS STRATEGY

    The Company's strategy is to achieve growth both internally and through strategic acquisitions. The Company intends to expand its existing business by:
(i) increasing penetration of its current customer base; (ii) gaining new OEM, Independent Aftermarket and retail customers; and (iii) introducing new products to both existing and new customers. Strategic acquisitions have also been an important element in the Company's historical growth. The Company sees significant opportunities to continue expanding its customer base, geographic presence and product offerings through additional strategic acquisitions, particularly among companies serving the highly fragmented Independent Aftermarket. Management believes that future acquisitions will enable it to improve the Company's revenues and profitability by expanding the Company's existing distribution base, increasing the range of products sold through the Company's distribution network and realizing economies of scale in areas including purchasing, administration and inventory management.

    INTERNAL GROWTH -- INDEPENDENT AFTERMARKET

    INCREASING SALES TO EXISTING CUSTOMERS. The Company believes that it currently supplies less than one-third of the remanufactured or new drive train component requirements of its Independent Aftermarket customers. The Company believes it is well positioned to expand sales to these customers through the implementation of a common parts numbering system, a systemwide computer-based inventory tracking system and the stocking in a central location of certain hard parts that the Company's customers have previously had difficulty obtaining. The Company also intends to expand its business with existing customers by cross-selling products among its subsidiaries' customers. For example, King-O-Matic has recently introduced Mamco torque converters to its customers and RPM has increased its hard parts sales by offering HTP products.

    ESTABLISHING NEW CUSTOMER RELATIONSHIPS. The Company believes that its product mix and distribution network position it to expand its Independent Aftermarket customer base in two ways. First, although the Company's distribution network is currently the most extensive in the drive train segment of the automotive aftermarket, there are significant opportunities for the Company to expand to additional geographic markets. The Company currently has facilities in 41 markets in the United States and Canada and has identified expansion opportunities in over 60 additional markets. The Company opened ten and closed two distribution centers in 1995. Second, the Company recently has expanded its customer base to include general repair shops in the United States. Although the Company began supplying this market on a selected basis with a limited product line in 1993, since January 1995 the Company has expanded its distribution of remanufactured engines and engine repair kits from two to ten distribution centers and plans to expand the availability of these product lines to its other distribution centers. The Company now serves approximately 1,000 of the approximately 54,000 general repair shops in the United States. The Company's product line breadth and depth and its distribution network contrast with those of many other suppliers which offer only a limited product line on a regional or local level. These factors are expected to enable the Company to broaden its penetration among general repair shops with minimal additional investment.

    INTRODUCING NEW PRODUCTS. The Company regularly introduces new products for the Independent Aftermarket. The Company monitors sales trends and is in frequent communication with customers regarding potential new products. For example, the Company has increased its remanufactured engine models from 50 to 75 since the beginning of 1995. The Company believes that its reputation for high quality products and customer service enables it to leverage its relationships with existing customers to sell additional products.

    The Company also explores other opportunities to service the Independent Aftermarket. For example, the Company has become the sole supplier of fully enclosed aqueous cleaning equipment to Safety-Kleen, a provider of parts cleaner services. The Company expects that the market for aqueous cleaning equipment, which allows automotive and industrial parts to be cleaned without the use of environmentally damaging solvents, will grow due to increasingly stringent environmental regulations regarding the use and disposal of solvents.

    INTERNAL GROWTH -- OEM

    INCREASING SALES TO EXISTING CUSTOMERS. The Company intends to increase its business with its existing OEM customers by working with the OEMs to increase dealer utilization of remanufactured transmissions in both the warranty and post-warranty period. The Company estimates that, of the transmissions for which its OEM customers have remanufacturing programs, the Company currently provides less than 50% of the transmissions subject to major repair by such customers, with the balance being transmissions rebuilt by dealer mechanics. The Company is working in tandem with OEMs to highlight to dealers the quality and cost advantages of using remanufactured assemblies versus rebuilding. In addition, the post-warranty repair market, which the Company believes is approximately eight times as large as the OEM dealer warranty repair market, presents a growth opportunity. Currently, the vast majority of post-warranty repairs are performed in the Independent Aftermarket rather than at OEM dealers. Given the relatively low cost and higher quality of remanufactured components, OEM dealers can enhance their cost competitiveness compared to independent service centers through the increased use of remanufactured components as well as providing end customers with a higher quality product. To the extent that OEM dealers increase their level of post-warranty repairs, the Company is well positioned to capitalize on this market growth.

    INTRODUCING NEW PRODUCTS. The Company has introduced 33 new transmission models and a number of related drive train products in the last three years for its OEM customers. The Company has developed a new production line dedicated to remanufacturing certain of the Chrysler transmission models that are not yet covered by the remanufacturing program and has received an initial purchase order, although the Company has not begun remanufacturing these new products. The Company's ability to add new products is in part dependent on the support and approval of the OEM. The Company believes that its reputation for high quality products and customer service will generate increased demand from OEMs for additional remanufactured components.

    ESTABLISHING NEW CUSTOMER RELATIONSHIPS. The Company believes that opportunities exist with several foreign automotive OEMs relative to United States based remanufacturing programs. The Company believes that this represents an opportunity for growth and is currently working to develop programs with certain foreign OEMs. In 1995, the Company initiated a remanufactured transmission program for Mitsubishi and currently supplies remanufactured transmissions models used in approximately 65% of the Mitsubishi vehicles.

    INTERNAL GROWTH -- RETAIL STORES

    INCREASING SALES TO EXISTING CUSTOMERS. The Company intends to increase its business with its existing retail customers by increasing the distribution of its current products throughout these customers' networks. For example, in 1992 the Company began supplying remanufactured engines to Western Auto and in 1996, was selected to supply remanufactured engines to Western Auto's fourth distribution center, thereby expanding this relationship to include all 885 Western Auto stores. The Company has generally increased its business with its existing retail customers as they have increased their market coverage and expects to continue to do so. In addition, the Company intends to increase sales to existing customers by providing customized marketing programs. For example, in 1995 the Company introduced an extended warranty program for remanufactured engines to certain of its retail store customers.

    INTRODUCING NEW PRODUCTS. The Company plans to increase its sales to existing retail automotive parts store customers by introducing additional products such as clutch kits, engine components and engine repair kits. Recently, the Company's product offerings to retail chain stores were enhanced by the acquisition of King-O-Matic, which added transmission filter kits to the Company's product line. King-O-Matic products have been subsequently sold to certain existing retail customers, allowing the Company to increase revenues with limited incremental expenses.

    ESTABLISHING NEW CUSTOMER RELATIONSHIPS. Of the 60,000 retail automotive parts stores in the United States, the Company currently sells products to approximately 1,000 stores, principally through three retail chains. The Company believes that its position as a leading national supplier of remanufactured engines affords it the opportunity to service additional national retail chains as certain of these chains convert from a currently fragmented base of suppliers and as other chains expand their product lines to include remanufactured engines. For example, in 1995 the Company added O'Reilly Auto Parts and in 1996 the Company added Advance Auto as customers.

    EXTERNAL GROWTH -- ACQUISITIONS

    Strategic acquisitions have been an important element in the Company's historical growth, and the Company plans to continue expanding its customer base, geographic locations and product offerings through strategic acquisitions in the future. The Independent Aftermarket supplier base is highly fragmented and many local independent drive train product distributors lack the financial and managerial resources to expand. Many such distributors also have limited opportunities to realize their investment in the business. This dynamic has historically created a significant number of attractive potential acquisition candidates and the Company believes that significant opportunities for profitable growth through acquisitions will continue to exist for the foreseeable future. By integrating an acquired company's products into the Company's distribution system, the Company is able to offer these products to a substantially greater number of markets than was the case prior to the acquisition. In addition, the Company expects to realize economies of scale in areas including purchasing, administration and inventory management.

    The Company's management is experienced in identifying acquisition opportunities and completing and integrating acquisitions within the automotive aftermarket. Since its formation and acquisition of Aaron's, HTP, Mamco and RPM in 1994, ATC has acquired CRS, Mascot and King-O-Matic in 1995 and Tranzparts and Diverco in 1996. The Company is a party to negotiations involving the potential acquisition by the Company of a North American distributor of drive train components. See "Recent Developments."

REMANUFACTURING OF TRANSMISSIONS, HARD PARTS AND ENGINES

    In its remanufacturing operations, the Company obtains used transmissions, hard parts, engines and related components, commonly known as "cores," which are sorted by make and model and either placed into immediate production or stored until needed. In the remanufacturing process, the cores are evaluated and disassembled into their component parts. The components that can be incorporated into the remanufactured product are cleaned, tested and refurbished. All components determined not reusable or repairable are replaced by other remanufactured or new components. The units are then reassembled using high-volume precision manufacturing techniques into finished assemblies. Inspection and testing are conducted at various stages of the remanufacturing process, and each finished assembly is tested on equipment designed to simulate performance under operating conditions. Primarily as a result of its rigorous quality control procedures, the Company has experienced an insignificant number of warranty claims on its products. After testing, completed products are then packaged for immediate delivery or shipped to one of the Company's distribution centers.

    The majority of the cores used in the Company's remanufacturing process for sale to its Independent Aftermarket and retail customers are obtained from customers as trade-ins. The Company encourages its Independent Aftermarket and retail customers to return cores on a timely basis and charges customers a supplemental core charge in connection with purchases of engines and critical hard parts. The customer can satisfy this charge by returning a usable core or making a cash payment equal to the amount of the supplemental core charge. If cores are not returned in a timely manner, the Company then must procure cores through its network of independent core brokers. While core prices are subject to supply and demand price volatility, the Company believes its procurement network for cores will continue to provide cores at reasonable prices.

COMPETITION

    The Company competes in the highly fragmented automobile aftermarket for transmissions, engines and other drive train components, in which the majority of industry supply comes from small local/regional participants. Competition is based primarily on product quality, service, delivery, technical support and price. Many of the Company's competitors operate only in certain geographic regions with a limited product line. The Company is one of the largest participants in the aftermarket for remanufactured drive train components, offers a more complete line of products across a varied customer base and has a much broader geographic presence than many of its competitors. As a result, the Company believes that it is well positioned to enhance its competitive position by expanding its product line through the development of new products or acquisition of new businesses as well as by expanding its distribution network into new geographic markets. Nevertheless, the aftermarket for remanufactured drive train components remains highly competitive, and certain of the Company's competitors are larger than the Company and have greater financial and other resources available to them than does the Company.

FACILITIES

    The Company currently leases 58 facilities with total leased space of approximately 2.0 million square feet. The following table sets forth certain information regarding the manufacturing facilities and distribution centers of the Company.

                                                 LEASE
                              APPROXIMATE     EXPIRATION
LOCATION                        SQ. FEET         DATE        TYPE OF FACILITY/PRODUCTS MANUFACTURED
----------------------------  ------------  ---------------  ---------------------------------------------------------
Phoenix, Arizona                   22,000        1997        Distribution Center
Tucson, Arizona                     6,400        1998        Distribution Center
Azusa, California                   6,000        1998        Distribution Center
Fresno, California                 14,000        1997        Distribution Center
Los Angeles, California             4,700        1998        Distribution Center
Oakland, California                10,000        1997        Distribution Center
Rancho Cucamonga, California      153,000        2002        Distribution Center, Torque Converters, Repair Kits, Hard
                                                              Parts
Sacramento, California             11,200        1998        Distribution Center
San Diego, California              10,000        1997        Distribution Center
San Jose, California               10,000        2000        Distribution Center
Van Nuys, California                6,800        2000        Distribution Center
Colorado Springs, Colorado          5,000        1997        Distribution Center
Denver, Colorado                    9,000        1997        Distribution Center
Atlanta, Georgia                   14,900        1998        Distribution Center
Chicago, Illinois                  20,000        2000        Distribution Center
Harvey, Illinois                   46,000        2001        Distribution Center, Transmissions, Hard Parts, Engine
                                                              Repair Kits
Louisville, Kentucky               51,500        1999        Distribution Center, Repair Kits, Hard Parts
Louisville, Kentucky               12,000         (1)        CV Axles
Louisville, Kentucky                9,200         (1)        CV Axles
Grand Rapids, Michigan              9,000        1998        Distribution Center
Jackson, Michigan                  10,000         (1)        Core Storage
Taylor, Michigan                   12,200        2000        Distribution Center
Joplin, Missouri                  264,000        1998        Transmissions, Engines
Kansas City, Missouri              10,200        2000        Distribution Center
Springfield, Missouri             280,800        2004        Transmissions, Engines
Springfield, Missouri              30,000        1998        Torque Converters
Springfield, Missouri              12,100        2001        Distribution Center
Springfield, Missouri              34,000        1998        Cleaning and Testing Equipment
Springfield, Missouri              20,000        1996        Core Storage
Springfield, Missouri              98,800         (1)        Core Storage
Springfield, Missouri              10,000        1996        Core Storage
Springfield, Missouri             200,000        2006        Core Storage
St. Louis, Missouri                 9,700        1998        Distribution Center
Las Vegas, Nevada                   7,500        1999        Distribution Center
Mahwah, New Jersey                 92,900        2002        Distribution Center, Transmissions
Albuquerque, New Mexico             7,000        1997        Distribution Center
Charlotte, North Carolina          23,000        2001        Distribution Center
Dayton, Ohio                       42,000        1999        Torque Converters
Portland, Oregon                   20,000        1997        Distribution Center
Memphis, Tennessee                 37,800        2003        Distribution Center, Repair Kits
Dallas, Texas                      15,000        1997        Distribution Center
Salt Lake City, Utah               15,000        1997        Distribution Center
Norfolk, Virginia                   9,700        2000        Distribution Center
Federal Way, Washington             1,600        1998        Corporate Offices
Seattle, Washington                22,000        1997        Distribution Center
Spokane, Washington                 9,500        2000        Distribution Center
Janesville, Wisconsin              30,000        2001        Distribution Center, Repair Kits, Hard Parts
Calgary, Alberta                    3,000        1996        Distribution Center
Edmonton, Alberta                  14,800        1998        Distribution Center, Heavy Duty Truck Transmissions
Vancouver, British Columbia         7,800        1997        Distribution Center
Vancouver, British Columbia         7,300        1997        Distribution Center
Moncton, New Brunswick             12,000        2000        Distribution Center
Mississauga, Ontario               35,100        1998        Distribution Center, Heavy Duty Truck Transmissions and
                                                              Air Compressors
Mississauga, Ontario               12,200        2001        Repair Kits
Mississauga, Ontario               24,000        2000        Distribution Center
Montreal, Quebec                   11,200        2000        Distribution Center
Regina, Saskatchewan                  600         (1)        Distribution Center
Mexicali, Mexico                   77,100        1998        Torque Converters, Cleaning and Testing Equipment

------------
(1) Month-to-month lease.

    The Company believes that its current manufacturing facilities and distribution centers are adequate for the current level of the Company's activities. The Company's transmission and engine remanufacturing facility in Springfield, Missouri is currently employing two work shifts, seven days a week. Other manufacturing sites have the flexibility to add both additional shifts and production workers needed to accommodate additional demand for products and services. However, in the event the Company were to experience a material increase in sales, the Company may require additional manufacturing facilities. The Company believes such additional facilities are readily available on a timely basis on commercially reasonable terms. Further, the Company believes that the leased space housing its existing manufacturing and distribution facilities is not unique and could be readily replaced, if necessary, at the end of the terms of its existing leases on commercially reasonable terms. Many of the Company's leases are renewable at the option of the Company.

ENVIRONMENTAL

    The Company is subject to various evolving federal, state, local and foreign environmental laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of a variety of hazardous and non-hazardous substances and wastes. These laws and regulations provide for substantial fines and criminal sanctions for violations. The operation of automotive parts remanufacturing plants involves environmental risks.

    Prior to the RPM Acquisition, the company from whom RPM acquired its assets (the "Prior RPM Company") leased nine properties in the City of Azusa, California (the "Azusa Properties") from a general partnership consisting of the Prior RPM Company shareholders. The Azusa Properties are within an area which, as a result of regional groundwater contamination, has been designated by the EPA as the Baldwin Park Operable Unit ("BPOU") of the San Gabriel Valley Superfund Sites. The federal Superfund law (the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA")) both provides for the appropriate cleanup of contaminated sites and assigns liability for the cost of such cleanups. The parties held responsible for cleanup costs are broadly defined under CERCLA, and generally include present owners and operators of a site and certain past owners and operators. Liability for cleanup costs imposed against such "responsible parties" is strict, joint and several. However, such costs are typically allocable among responsible parties through settlement or litigation based on factors including each particular party's relative contribution of contaminants to the site and ability to pay.

    The EPA has proposed a groundwater treatment system as an interim remedial measure for the BPOU. The EPA has estimated that it will cost approximately $47 million to construct this system and approximately $4 million per year for an indefinite period to operate it. The Company has not independently evaluated this estimate, and the actual cost may vary substantially from this estimate. In addition, the EPA has incurred substantial costs to date and will likely continue to incur such costs in overseeing the implementation of remedial measures. The EPA has informally estimated that these costs may be in excess of $1 million. Further, if the EPA determines that the interim remedial measures are not adequate, additional costs could be incurred. As discussed above, the "responsible parties" for this site could be held liable for these EPA costs. In addition to cleanup costs, the responsible parties may be required to pay for damages for injuries to natural resources such as soil, groundwater or wildlife caused by the contamination at the BPOU. To date, the government agencies authorized to claim natural resource damages for this site have not made any assessment of the value, if any, of such damages. In 1993, the EPA notified the Prior RPM Company, the general partnership consisting of the Prior RPM Company shareholders which owns the Azusa Properties and approximately 100 other entities that they may be potentially responsible parties ("PRPs") for the San Gabriel Valley Superfund Sites as present or former owners or operators of properties located within that Site. In January 1995, the EPA sent letters to 16 of these parties with respect to 15 properties in the BPOU, describing 4 of those properties as apparently the "largest contributors to the groundwater contamination" and the remaining 11 properties as apparently in a range of moderate to lesser contributors. The letters identify the recipients as PRPs for the proposed interim remediation and request that they enter into negotiations to design, construct and operate the cleanup remedy. The recipients of the letters included a general partnership comprised of the Prior RPM Company shareholders, which was informed that the EPA considers it responsible for two of the sites described as lesser to moderate contributors to the contamination.

    In conjunction with the federal and state environmental investigation of this area, the Prior RPM Company has been required by the California Regional Water Quality Control Board (the "Water Board") to conduct an investigation on the Azusa Properties. This investigation has detected soil contamination on certain of the Azusa Properties formerly leased by RPM and as a result, the Prior RPM Company is being required by the Water Board to undertake further investigations and may be required to undertake remedial action on those properties.

    For one year after the RPM Acquisition, the Company leased the Azusa Properties pursuant to leases which provide that the Company has not assumed any liabilities with respect to environmental conditions existing on or about these properties prior to the commencement of the lease period, although the Company could be held responsible for such liabilities under various legal theories. Since the RPM Acquisition, the Company has been engaged in negotiations with the EPA to settle any liability that it may have for this site. The RPM acquisition agreement provides that the Company did not assume any environmental liabilities associated with hazardous substances existing on or about the Azusa Properties occupied by the Prior RPM Company prior to the RPM Acquisition and that the Prior RPM Company and the Prior RPM Company shareholders will jointly and severally indemnify the Company for all liabilities or damages (other than consequential damages) that the Company may reasonably incur as a result of any claim asserted against the Company relating to unassumed environmental liabilities. There can be no assurance, however, that the Company would be able to make any recovery under any indemnification provisions. The Company also could become responsible if the conduct of its business contributed to any environmental contamination on these properties. The Company took steps to insure that its business at these properties was conducted in compliance with applicable environmental laws and in a manner that does not contribute to any environmental contamination. Moreover, the Company has significantly reduced its presence at the site and has moved all manufacturing operations off-site. Since July 18, 1995, the Company's only real property interest in the Azusa Properties has been the lease of a 6,000 square foot storage and distribution facility. The Company believes, although there can be no assurance, that it will not incur any material liability as a result of the pre-existing environmental conditions.

    In connection with the CRS, Mascot, King-O-Matic, Aaron's, RPM, HTP, Mamco, Tranzparts and Diverco acquisitions, the Company conducted certain investigations of these companies' facilities and their compliance with applicable environmental laws and is presently conducting similar investigations with respect to one other potential acquisition. The investigations, which included "Phase I" assessments by independent consultants of all manufacturing and certain distribution facilities, found that certain remedial, reporting and other regulatory requirements, including certain waste management procedures, were not or may not have been satisfied. Based in part on the investigations conducted, and the indemnification provisions of the agreements entered into in connection with these acquisitions, the Company believes, although there can be no assurance, that its liabilities relating to these environmental matters will not have a material adverse effect, individually or in the aggregate, on the Company.

LEGAL PROCEEDINGS

    From time to time, the Company has been and is involved in various legal proceedings. Management believes that all of such litigation is routine in nature and incidental to the conduct of its business, and that none of such litigation, if determined adversely to the Company, would have a material adverse effect, individually or in the aggregate, on the Company.

EMPLOYEES

    As of September 30, 1996, the Company employed approximately 3,075 people. The Company believes its employee and labor relations are good. None of the Company's subsidiaries has experienced a work stoppage in its history, and the Company has not experienced any work stoppage since its formation in 1994. None of the Company's employees are members of any labor union.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the name, age and position with the Company of each of the persons who serve as directors and executive officers of the Company. Each director of the Company will hold office until the next annual meeting of stockholders of the Company or until his successor has been elected and qualified. Officers of the Company are elected by the Board of Directors of the Company and serve at the discretion of the Board.

               NAME                      AGE                                    POSITIONS
-----------------------------------  -----------  ----------------------------------------------------------------------
William A. Smith                             50   Chairman of the Board of Directors
Stephen J. Perkins                           49   President, Chief Executive Officer and Director
John C. Kent                                 44   Chief Financial Officer
Wesley N. Dearbaugh                          44   President and General Manager, Independent Aftermarket
James R. Wehr                                43   President, Aaron's
Michael L. LePore                            42   President, CRS
Richard R. Crowell                           41   Director
Mark C. Hardy                                33   Director
Dr. Michael J. Hartnett                      51   Director
Kurt B. Larsen                               32   Director
William E. Myers, Jr.                        36   Director
Richard K. Roeder                            48   Director

    WILLIAM A. SMITH has been the Chairman of the Board of Directors since July 1994. Mr. Smith was the President and Chief Executive Officer of the Company from July 1994 until October 1996. From March 1993 to July 1994, Mr. Smith served as a consultant to ACP in connection with the Initial Acquisitions. From March 1992 to March 1993, Mr. Smith was President of the Rucker Fluid Power Division of Lucas Industries, plc. From October 1988 to March 1992, Mr. Smith was Vice President of Parts Operations for Navistar International Transportation Corporation, a truck engine manufacturer, where Mr. Smith managed its aftermarket parts business, including four new aftermarket business lines. From July 1985 to October 1988, Mr. Smith served as President for Labinal, Inc., a French automotive and aerospace equipment manufacturer, where he was in charge of its North American operations. From 1979 to 1985, Mr. Smith was Vice President of Marketing of the Cummins Diesel Recon business, Cummins Engine Company's aftermarket remanufacturing division. From 1972 to 1979, Mr. Smith held several director level positions at Cummins Engine Company covering distribution, technical service, service training, market planning, parts marketing, service publications and warranty administration.

    STEPHEN J. PERKINS was elected as the President and Chief Executive Officer of the Company in October 1996. From February 1992 to October 1996, Mr. Perkins was President and Chief Executive Officer of Senior Flexonics, an international division of Senior Engineering, plc. Senior Flexonics included 20 operations in 13 countries which manufactured and distributed engineered flexible tubular products for the automotive, aerospace and industrial markets. From September 1983 to February 1992, Mr Perkins was President and Chief Executive Officer of Flexonics, Inc., the privately held predecessor of Senior Flexonics. From March 1979 to September 1983, Mr Perkins was the Director of Manufacturing and then Vice President and General Manager of the Flexonics Division of what is now Allied Signal. From July 1971 to March 1979, Mr. Perkins held several management positions in manufacturing at multiple facilities for the Steel Tubing Group of Copperweld Corporation. Mr Perkins began his career with U.S. Steel as an Industrial Engineer.

    WESLEY N. DEARBAUGH joined ATC as President and General Manager of Independent Aftermarket in June 1996. From 1993 to June 1996, Mr. Dearbaugh was a Partner and Vice President of Marketing for Cummins, S.W., a multi-branch distributor of heavy duty parts and service. From 1992 to 1993, he was Vice President of Marketing for SEI, a large pension consulting firm. From 1983 to 1992, Mr. Dearbaugh held senior management and partner positions in value investment funds and limited partnerships. From 1979 to 1983, Mr. Dearbaugh held positions at Cummins Diesel Recon, Cummins Engine Company's Aftermarket

Remanufacturing Division including General Manager of Fuel Systems, Director-Product Management, and Manager of Sales & Marketing. From 1974 to 1979, Mr. Dearbaugh held several positions in industrial engineering and technical sales at Atlas Crankshaft, a manufacturing division of Cummins Engine Company.

    JOHN C. KENT became Chief Financial Officer of the Company in July 1994. From March 1990 to July 1994, Mr. Kent was Vice President, Finance and Chief Financial Officer of Aerotest, Inc., an aircraft maintenance and modification company. In March 1995, Aerotest filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. The Aerotest bankruptcy proceedings are still pending. From 1987 to March 1990, Mr. Kent was an Assistant Treasurer at Security Pacific Auto Finance. From 1978 to 1987 Mr. Kent served in several capacities at Western Airlines, Inc., including Director of Cash and Risk Management.

    JAMES R. WEHR has been President of Aaron's, since August 1990 and has responsibility for developing and maintaining the relationships between Aaron's and Chrysler, other OEMs and Western Auto. In 1983 Mr. Wehr founded Intercont, Inc., a cleaning and testing equipment division of Aaron's. Mr. Wehr has been involved in the automotive aftermarket since 1969.

    MICHAEL L. LEPORE has been President of CRS since 1984. From 1976 to 1984 Mr. LePore was manager of U.S. Operations for Borg-Warner Parts and Service Division, a subsidiary of Borg Warner LTD U.K.

    RICHARD R. CROWELL became a director of the Company in July 1994. Mr. Crowell is a founding partner and Managing Director of ACP. Prior to forming ACP in 1991, Mr. Crowell was a Managing Director of Rosecliff, Inc., the management company for Acadia Partners L.P. since its inception in 1987.

    MARK C. HARDY became a director of the Company in July 1994. Mr. Hardy is a Vice President of ACP and joined ACP in June 1993. Prior to joining ACP, Mr. Hardy was an Associate at Bain & Company, a consulting firm.

    DR. MICHAEL J. HARTNETT became a director of the Company in July 1994. Since March 1992 Dr. Hartnett has been Chairman, President and Chief Executive Officer of Roller Bearing Company of America, Inc., a manufacturer of ball and roller bearings that is controlled by an affiliate of ACP. Prior to joining Roller Bearing in 1990 as General Manager of its Industrial Tectonics subsidiary, Dr. Hartnett spent 18 years with The Torrington Company, a bearing manufacturer.

    KURT B. LARSEN became a director of the Company in July 1994. Mr. Larsen is a Principal of ACP and joined ACP at its founding in 1991. Prior to joining ACP, Mr. Larsen was an Associate at Drexel Burnham Lambert Inc.

    WILLIAM E. MYERS, JR. became a director of the Company in July 1994. Mr. Myers has been, for more than the past five years, the Chairman of the Board and Chief Executive Officer of W.E. Myers and Company, a private merchant bank.

    RICHARD K. ROEDER became a director of the Company in July 1994. Mr. Roeder is a founding partner and Managing Director of ACP. Prior to forming ACP in 1991, Mr. Roeder was a partner in the law firm of Paul, Hastings, Janofsky & Walker, where he served as Chairman of the firm's Corporate Law Department and a member of its National Management Committee.

    Mr. Larsen is expected to resign his position as a director of the Company shortly after completion of this Offering. In that event, the remaining directors, pursuant to the Company's Bylaws, will select a new director to fill the resulting vacancy on the Board of Directors. It is expected that the new director will have no prior affiliation with the Company or ACP.

BOARD OF DIRECTORS COMMITTEES AND COMPENSATION

    The Board of Directors of the Company has appointed two committees: the Audit Committee and the Compensation Committee. The members of the Audit Committee are Messrs. Roeder, Hardy and Larsen. After Mr. Larsen resigns as a director, the Board will select one of the directors to succeed him on the Audit Committee. The members of the Compensation Committee are Messrs. Crowell, Roeder and Smith. The

Compensation Committee administers the Company's Stock Incentive Plan. Directors do not receive compensation for service on the Board of Directors or its committees, and the Company does not expect to pay fees to its directors for the foreseeable future.

EXECUTIVE COMPENSATION

    COMPENSATION SUMMARY

    The following table sets forth, for the period beginning with the commencement of the Company's operations in July 1994 and ending on December 31, 1994, and for the year ended December 31, 1995, the cash compensation paid or awarded by the Company to the Chief Executive Officer, and the other four most highly compensated Executive Officers of the Company and its subsidiaries (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                                       --------------
                                                                     ANNUAL              NUMBER OF
                                                                  COMPENSATION           SECURITIES      ALL OTHER
                                                           --------------------------    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION                       YEAR      SALARY ($)    BONUS ($)    OPTIONS (#)(1)       ($)
----------------------------------------------  ---------  ------------  ------------  --------------  -------------
William A. Smith..............................       1995    300,000          --             --             --
 Chairman of the Board of Directors, President       1994    150,000          --            842,106       250,000(2)
 and Chief Executive Officer(3)
James R. Wehr.................................       1995    258,000          --             --             --
 President, Aaron's                                  1994    109,000          --            140,352         --
Michael L. LePore.............................       1995    160,838(4)    179,038(5)        70,176         --
 President, CRS                                      1994    120,451       131,119           --             --
Kenneth A. Bear...............................       1995    103,200        60,000           --             --
 Executive Vice President and                        1994     44,140        32,960           70,176         --
 General Manager, Aaron's
John C. Kent..................................       1995    124,615        12,000           --             --
 Chief Financial Officer                             1994     56,154          --             70,176         --

---------
(1) Includes only options to purchase securities of the Company, which options were issued pursuant to the Stock Incentive Plan. Pursuant to the Stock Incentive Plan, the Compensation Committee of the Board of Directors determines the terms and conditions of each option granted.

(2) In July 1994 the Company paid Mr. Smith $250,000 for consultation services rendered in connection with the Initial Acquisitions.

(3) Mr. Perkins was appointed as the Company's President and Chief Executive Officer in October 1996.

(4) Includes five months salary of $56,777 prior to the acquisition by the Company of CRS in April 1995.

(5) Includes $86,759 of bonus earned prior to the acquisition by the Company of CRS in April 1995.

    OPTION GRANTS

    Shown below is information concerning grants of options issued by the Company to the Named Executive Officers for the year ended December 31, 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL                                        POTENTIAL REALIZABLE
                                                         GRANTS                                            VALUE AT ASSUMED
                                             -------------------------------                               ANNUAL RATES OF
                                                NUMBER OF       % OF TOTAL                                   STOCK PRICE
                                                SECURITIES        OPTIONS                                  APPRECIATION FOR
                                                UNDERLYING      GRANTED TO     EXERCISE                    OPTION TERM (1)
                                             OPTIONS GRANTED   EMPLOYEES IN      PRICE      EXPIRATION   --------------------
NAME                                               (#)          FISCAL YEAR    ($/SHARE)       DATE       5% ($)     10% ($)
-------------------------------------------  ----------------  -------------  -----------  ------------  ---------  ---------
William A. Smith...........................         --              --            --            --          --         --
James R. Wehr..............................         --              --            --            --          --         --
Michael L. LePore..........................       35,088(2)           28.5%    $    1.67       6/1/2005  $  36,842  $  93,334
                                                  35,088(3)           28.5          1.67     12/31/2005     36,842     93,334
Kenneth A. Bear............................         --              --            --            --          --         --
John C. Kent...............................         --              --            --            --          --         --

---------
(1) The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock price performance, and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock, continued employment of the optionee through the term of the options, and other factors.

(2) These options were granted under the Stock Incentive Plan. One third of the options vest and become exercisable on each of the first three anniversaries of the date of grant.

(3) These options were granted under the Stock Incentive Plan. One third of  the
    options   vest  and  become  exercisable  on  the  first,  third  and  fifth anniversaries of the date of the grant.

    EXERCISES OF OPTIONS AND AGGREGATE YEAR-END OPTION VALUES

    Shown below is information with respect to the year-end values of all options held by the Named Executive Officers. No Named Executive Officer exercised any options during the fiscal year ended December 31, 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                                            OPTIONS AT FISCAL YEAR-END    AT FISCAL YEAR-END (1)
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
William A. Smith..........................................     561,408        280,698    $ 746,673    $   373,328
James R. Wehr.............................................      46,782         93,570       62,220        124,448
Michael L. LePore.........................................      --             70,176       --             93,334
Kenneth A. Bear...........................................      23,394         46,782       31,114         62,220
John C. Kent..............................................      23,394         46,782       31,114         62,220

---------
(1) The exercise price of each option is $1.67 per share, the same price per share as paid by all purchasers of the Company's Common Stock at the time of the Initial Acquisitions. There have been no subsequent issuances of the Common Stock since such time. The values of the unexercised options represent the Company's estimated net value of the Common Stock underlying the options as of December 31, 1995, $3.00, less the applicable per share exercise price of the option, $1.67.

    MANAGEMENT COMPENSATION AND EMPLOYMENT AGREEMENTS

    William A. Smith entered into an employment agreement with the Company effective as of October 7, 1996, pursuant to which he will serve as Chairman of the Board of Directors of the Company at an annual salary of $300,000 (subject to cost-of-living adjustments which make the current annual salary approximately $316,000) through December 31, 1998. The employment agreement with Mr. Smith contains a noncompete provision for a period of five years from the cessation of his employment with the Company and a nondisclosure provision which is effective for the term of the employment agreement and indefinitely thereafter. Mr. Smith is also entitled to participate in any bonus, incentive or other benefit plans provided by the Company to its employees.

    Stephen J. Perkins entered into an employment agreement with the Company effective as of October 7, 1996, pursuant to which he will serve as President and Chief Executive Officer of the Company at an annual salary of $300,000 for a period of three years. The employment agreement with Mr. Perkins contains a noncompete provision for a period of 18 months from the cessation of his employment with the Company and a nondisclosure provision which is effective for the term of the employment agreement and indefinitely thereafter. Mr. Perkins is also entitled to participate in any bonus, incentive or other benefit plans provided by the Company to its employees.

    John C. Kent entered into an employment agreement with the Company effective as of October 1, 1996, pursuant to which he will serve as Chief Financial Officer of the Company at an annual salary of $150,000 for a period of three years. The employment agreement with Mr. Kent contains a noncompete provision for a period of 18 months from the cessation of his employment with the Company and a nondisclosure provision which is effective for the term of the employment agreement and indefinitely thereafter. Mr. Kent is also entitled to participate in any bonus, incentive or other benefit plans provided by the Company to its employees.

    James R. Wehr entered into an employment agreement with Aaron's effective as of August 2, 1994, pursuant to which he will serve as President of Aaron's at an annual salary of $260,000 (subject to cost-of-living adjustments which make the current annual salary approximately $274,000) for a period of three years, which Aaron's may renew annually for an additional one year term. The employment agreement and related agreements with Mr. Wehr contain a noncompete provision for a period ending August 1, 1999 and a nondisclosure provision which is effective for the term of his employment with Aaron's and indefinitely thereafter. Mr. Wehr is also entitled to participate in any bonus, incentive or other benefit plans provided by Aaron's to its employees.

    Michael L. LePore entered into an employment agreement with CRS effective as of June 1, 1995, pursuant to which he will serve as President of CRS at an annual salary of approximately $180,000 (subject to cost-of-living adjustments which make the current annual salary approximately $185,000) for a period of five years, which CRS may renew for an additional one year term. The employment agreement and related agreements with Mr. LePore contain a noncompete provision for a period ending June 1, 2002 and a nondisclosure provision which is effective for the term of his employment with CRS and indefinitely thereafter. Mr. LePore is also entitled to participate in any bonus, incentive or other benefit plans provided by CRS to its employees.

    Kenneth A. Bear entered into an employment agreement with Aaron's effective July 28, 1994, pursuant to which he will serve as Executive Vice President and General Manager of Aaron's at an annual salary of $104,000 for a period of three years, which Aaron's may renew annually for an additional one year term. The employment agreement with Mr. Bear contains a nondisclosure provision which is effective for the term of his employment with Aaron's and indefinitely thereafter. Mr. Bear is also entitled to participate in any bonus, incentive or other benefit plans provided by Aaron's to its employees.

    The Compensation Committee is also considering implementation of one or more forms of retirement or similar plans for its officers and employees. In addition, the Compensation Committee reviews the employment contracts described above on an annual basis.

    1994 STOCK INCENTIVE PLAN

    The 1994 Stock Incentive Plan was adopted in order to provide incentives to employees and directors of the Company by granting them awards tied to the Company's Common Stock. In February 1995, the Stock Incentive Plan was amended to include non-employee directors and independent contractors. The Stock Incentive Plan is administered by the Compensation Committee, which has broad authority in administering and interpreting the Stock Incentive Plan. Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares (collectively, "Awards"). Options granted to employees under the Stock Incentive Plan may be options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or options not intended to so qualify. An Award granted under the Stock Incentive Plan to an employee or independent contractor may include a provision terminating the Award upon termination of employment under certain circumstances or accelerating the receipt of benefits upon the occurrence of specified events, including, at the discretion of the Compensation Committee, any change of control of the Company.

    As of October 31, 1996, the Company has granted options to purchase an aggregate of up to 2,272,218 shares of Common Stock to officers and employees of the Company. The exercise price for these options to purchase an aggregate of 1,526,778 shares is $1.67 per share and $4.67 per share for options to purchase an aggregate of 745,440 shares. Each option is subject to certain vesting provisions. All options expire on the tenth anniversary of the date of grant. As of the same date, the number of shares available for issuance pursuant to options granted under the Stock Incentive Plan is 127,782. For certain information regarding options granted to officers of the Company, see "Ownership of Voting Securities."

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee are Richard K. Roeder, William A. Smith and Richard R. Crowell. Mr. Smith does not participate in any matters considered by the Committee relating to his compensation.

                         OWNERSHIP OF VOTING SECURITIES

    The following table sets forth the beneficial ownership of each class of issued and outstanding voting securities of the Company, as of October 31, 1996, by each director of the Company, each of the Named Executive Officers, the directors and executive officers of the Company as a group and each person who at such time beneficially owned more than 5% of the outstanding shares of any class of voting securities of the Company. Prior to the Reorganization, the stockholders set forth below held the same ownership interest in Holdings, the sole stockholder of the Company.

                                                                                            VOTING PERCENTAGE
                                                                                      ------------------------------
                                                                                                    AFTER OFFERING
                                                                         NUMBER OF      BEFORE         AND GEPT
                                                                         SHARES (1)    OFFERING    PRIVATE PLACEMENT
                                                                        ------------  -----------  -----------------
Aurora Equity Partners L.P. (Other beneficial owners: Richard R.
 Crowell, Richard K. Roeder and Gerald L. Parsky) (2)(4)(5)...........     9,831,972        81.9%           65.6%
Aurora Overseas Equity Partners I, L.P. (Other beneficial owners:
 Richard R. Crowell, Richard K. Roeder and Gerald L. Parsky)
 (3)(4)(5)............................................................     3,579,522        29.8            27.6
General Electric Pension Trust(4) ....................................     1,062,858         8.9            12.3
 3003 Summer Street
 Stamford, CT 06905
William A. Smith (6)(7)...............................................       885,984         6.9             5.1
Stephen J. Perkins (7)(8).............................................             0       *               *
John C. Kent (7)(9)...................................................        23,388       *               *
James R. Wehr (10)(11)................................................       971,064         8.0             5.9
Michael L. LePore (12) ...............................................        11,694       *               *
 400 Corporate Drive
 Mahwah, NJ 07430
Kenneth A. Bear (11)(13)..............................................        23,388       *               *
Richard R. Crowell (2)(3)(4)(14)(15)..................................    11,020,122        91.8            72.8
Richard K. Roeder (2)(3)(4)(14)(15)...................................    11,020,122        91.8            72.8
Mark C. Hardy (14)(15)................................................         8,460       *               *
Dr. Michael J. Hartnett (16) .........................................        46,314       *               *
 60 Round Hill Road
 Fairfield, CT 06430
Kurt B. Larsen (14)(15)...............................................        14,622       *               *
William E. Myers, Jr. (17) ...........................................       280,704         2.3             1.7
 2 North Lake Avenue, Suite 650
 Pasadena, CA 91101
All directors and officers as a group (15 persons)(18)................    13,262,718        99.6            74.6

---------
 * Less than 1%.

 (1) The shares of Common Stock underlying options, warrants, rights or convertible securities that are exercisable as of October 31, 1996 or that will become exercisable within 60 days thereafter are deemed to be outstanding for the purpose of calculating the beneficial ownership of the holder of such options, warrants, rights or convertible securities, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person.

 (2) Includes 1,328,514 shares of Holdings Common Stock that are subject to an irrevocable proxy granted to Aurora Equity Partners L.P. ("AEP") and Aurora Overseas Equity Partners I, L.P. ("AOEP") by certain holders of Holdings Common Stock, including Messrs. Crowell, Hardy, Larsen and Roeder, Gerald L. Parsky, certain other limited partners of AEP and certain affiliates of a limited partner of AOEP. The proxy terminates upon the transfer of such shares. AEP is a Delaware limited partnership the general partner of which is ACP, a Delaware limited partnership whose general partner is Aurora Advisors, Inc. ("AAI"). Messrs. Crowell, Roeder and Parsky are the sole stockholders and directors of AAI, are limited partners of ACP and may be deemed to beneficially share ownership of Holdings

(FOOTNOTES CONTINUED ON FOLLOWING PAGE)

    Common Stock beneficially owned by AEP and all the shares of Common Stock of the Company held by Holdings and may be deemed to be the organizers of the Company under regulations promulgated under the Securities Act. Also includes the 1,062,858 shares of Holdings Common Stock held by GEPT. See Footnote (4) below.

 (3) Includes 1,328,514 shares of Holdings Common Stock that are subject to an irrevocable proxy granted to AEP and AOEP by certain holders of Holdings Common Stock, including Messrs. Crowell, Hardy, Larsen, Roeder, Parsky, certain other limited partners of AEP and certain affiliates of a limited partner of AOEP. The proxy terminates upon the transfer of such shares. AOEP is a Cayman Islands limited partnership the general partner of which is Aurora Overseas Capital Partners P.L. ("AOCP"), a Cayman Islands limited partnership whose general partner is Aurora Overseas Advisors, Ltd. ("AOAL"). Messrs. Crowell, Roeder and Parsky are the sole stockholders and directors of AOAL, are limited partners of AOCP and may be deemed to beneficially own the shares of Holdings Common Stock beneficially owned by AOEP and all the shares of Common Stock of the Company held by Holdings. Also includes the 1,062,858 shares of Holdings Common Stock held by GEPT. See Footnote (4) below.

 (4) With limited exceptions, GEPT has agreed to vote these shares in the same manner as AEP and AOEP vote their respective shares of Holdings Common Stock. This provision terminates upon the transfer of such shares.

 (5) The address for this beneficial holder is West Wind Building, P.O. Box 1111, Georgetown, Grand Cayman, Cayman Islands, B.W.I.

 (6) Includes 842,106 shares of Common Stock subject to options granted under the Stock Incentive Plan that are exercisable as of October 31, 1996 or that will become exercisable within 60 days thereafter.

 (7) The address for this beneficial holder is 33309 First Way South, Suite A-206, Federal Way, WA 98003.

 (8) Excludes 498,000 shares of Common Stock subject to options granted under the Stock Incentive Plan that are not exercisable within 60 days of October 31, 1996.

 (9) Consists of shares of Common Stock subject to options granted under the Stock Incentive Plan that are exercisable as of October 31, 1996 or that will become exercisable within 60 days thereafter. Excludes 81,896 shares of Common Stock subject to options granted under the Stock Incentive Plan that are not exercisable within 60 days of October 31, 1996.

(10) Includes 93,564 shares of Common Stock subject to options granted under the Stock Incentive Plan that are exercisable as of October 31, 1996 or that will become exercisable within 60 days thereafter. Excludes 46,788 shares of Common Stock subject to options granted under the Stock Incentive Plan that are not exercisable within 60 days of October 31, 1996.

(11) The address for this beneficial holder is 2699 North Westgate, Springfield, MO 65803.

(12) Consists of shares of Common Stock subject to options granted under the Stock Incentive Plan that are exercisable as of October 31, 1996 or that will become exercisable within 60 days thereafter. Excludes 58,482 shares of Common Stock subject to options granted under the Stock Incentive Plan that are not exercisable within 60 days of October 31, 1996.

(13) Consists of shares of Common Stock subject to options granted under the Stock Incentive Plan that are exercisable as of October 31, 1996 or that will become exercisable within 60 days thereafter. Excludes 46,788 shares of Common Stock subject to options granted under the Stock Incentive Plan that are not exercisable within 60 days of October 31, 1996.

(14) The address for this beneficial holder is 1800 Century Park East, Suite 1000, Los Angeles, CA 90067.

(15) The holder of these shares has granted an irrevocable proxy covering these shares to AEP and AOEP.

(16) Consists of shares of Common Stock subject to warrants that are exercisable as of October 31, 1996 or that will become exercisable within 60 days thereafter. Excludes 23,862 shares of Common Stock subject to warrants that are not exercisable within 60 days of October 31, 1996.

(17) Consists of shares of Common Stock subject to exercisable warrants.

(18) Includes 1,321,158 shares of Common Stock subject to warrants and employee stock options that are exercisable as of October 31, 1996 or that will become exercisable within 60 days thereafter.

                              CERTAIN TRANSACTIONS

    The Company believes the transactions described below that were entered into by the Company and its subsidiaries were beneficial to the respective companies, and were at least as favorable to the respective companies as could have been obtained from unaffiliated third parties pursuant to arms-length negotiations.

RELATIONSHIP WITH ACP

    Fees of approximately $1.1 million were paid to ACP for investment banking services provided in connection with the acquisitions of Mascot, CRS and King-O-Matic in 1995 and Tranzparts and Diverco in 1996. The Company has also agreed to pay to ACP a base annual management fee of approximately $530,000 for advisory and consulting services pursuant to a written management services agreement (the "Management Services Agreement"). ACP is also entitled to reimbursements from the Company for all of its reasonable out-of-pocket costs and expenses incurred in connection with the performance of its obligations under the Management Services Agreement. The base annual management fee is subject to increase, at the discretion of the disinterested members of the Company's Board of Directors, by up to an aggregate of $250,000 in the event the Company consummates one or more significant corporate transactions. The base annual management fee was not increased as a result of the acquisitions of CRS, Mascot, King-O-Matic, Tranzparts and Diverco. The base annual management fee is also subject to increase for specified cost of living increases. If the Company's EBITDA in any year exceeds management's budgeted EBITDA by 15.0% or more for that year, ACP will be entitled to receive an additional management fee equal to one half of its base annual management fee for such year. Because the Company's EBITDA did not exceed management's budgeted EBITDA by 15.0% in 1995, ACP did not receive this additional management fee in 1995. In the event the Company consummates any significant corporate transaction (which will not include this Offering or the GEPT Private Placement), ACP will be entitled to receive a closing fee from the Company equal to 2.0% of the first $75.0 million of the acquisition consideration (including debt assumed and current assets retained) and 1.0% of acquisition consideration (including debt assumed and current assets retained) in excess of $75.0 million. Notwithstanding the foregoing, no payment will be made to ACP pursuant to the Management Services Agreement at any time that certain events of default shall have occurred and be then continuing under any of the Indentures governing the Senior Notes or the Revolving Credit Agreement. The Management Services Agreement also provides that the Company shall provide ACP and its directors, employees, partners and affiliates with customary indemnification against all actions not involving gross negligence or willful misconduct. The base annual management fee payable to ACP will be reduced as the collective beneficial ownership of Common Stock by AEP and AOEP declines below 50%: for any period during which the collective beneficial ownership of AEP and AOEP is less than 50% but at least 40%, the base annual management fee payable for the period will be 80% of the original base annual management fee (as such original base annual management fee may previously have been adjusted due to discretionary increases by the Board of Directors or cost of living increases as described above, the "Original Fee"); for any period during which AEP's and AOEP's collective beneficial ownership is less than 40% but at least 30%, the base annual management fee payable for the period will be 60% of the Original Fee; and for any period during which the collective beneficial ownership of AEP and AOEP is less than 30% but at least 20%, the base annual management fee payable for the period will be 40% of the Original Fee. If AEP's and AOEP's collective beneficial ownership declines below 20%, the Management Services Agreement will terminate. For information regarding the general and certain of the limited partners of ACP, see "Ownership of Voting Securities."

    In October 1996, the Company granted options for an aggregate of 48,000 shares to certain directors and consultants of the Company who are employees of ACP, including Messrs. Hardy and Larsen.

FACILITY LEASES

    In connection with its acquisition of Aaron's, the Company entered into a lease with CRW, Inc., an affiliate of C.R. Wehr and James R. Wehr (whose individual family trusts owned all of the outstanding capital stock of Aaron's prior to its acquisition by the Company), for Aaron's headquarters and primary remanufacturing facility located in Springfield, Missouri with an initial term beginning as of January 1, 1994 and expiring as of December 31, 2004, subject to the Company's option to extend the term for a period of five years. The monthly base rent is $33,105 and the Company is responsible for paying property taxes, insurance and maintenance expenses for the leased premises. The Company also entered into three leases with C.R. Wehr, Westway Partnership, JRW, Inc. and C.J. Cates Real Estate Co. (each, an affiliate of C.R. Wehr and James R. Wehr) for three manufacturing facilities comprising approximately 84,000 square feet for an aggregate rent of $12,000 per month with an initial term beginning as of January 1, 1994 and expiring as of December 31, 1996 and December 31, 1998 (depending upon the facility), subject to the Company's option to extend the term of the lease for a 30,000 square foot facility for one successive period of five years through December 31, 2003. In November 1994, the Company entered into another lease with the same parties for a 98,800 square foot storage facility for monthly rent of $7,300 per month. The initial term of the lease expired during 1995 and pursuant to its terms, continues as a month-to-month lease until terminated. The Company is responsible for paying property taxes, insurance and maintenance expenses for each of these leased premises. James R. Wehr is an executive officer of the Company.

    In addition, the Company recently entered into a new lease with Patricia L. Bridgeforth, Mr. Wehr's sister. The lease for Aaron's 200,000 square foot core storage facility has an initial term of ten years, expiring October 31, 2006, with an option to renew for five years. The base monthly rent is $35,833 for the initial term, with specified increases for each renewal term. The Company is also required to pay taxes, maintenance and operating expenses.

    Mascot is a party to a lease with The Estate of Murray Schwartz, Barry Schwartz, Bernard Schwartz and Bertha Schwartz for Mascot's remanufacturing facility located in Mississauga, Ontario. Rent payments under such lease for the approximately 35,100 square foot facility are $9,505 Canadian per month beginning as of October 1, 1993 and expiring as of September 30, 1998. The Company has an option to extend the term for a period of five years subject to renegotiation of the annual rent amount. The Company is responsible for paying property taxes, insurance and maintenance expenses for the leased premises. Barry Schwartz is an executive officer of the Company.

PAYMENT OF PREFERRED STOCK REORGANIZATION CONSIDERATION

    Upon the effectiveness of the Reorganization, each outstanding share of Holdings Common Stock will be converted into one share of ATC Common Stock and each outstanding share of Holdings Preferred Stock will be converted into one share of ATC Preferred Stock, which will immediately thereafter be redeemed for the Preferred Stock Reorganization Consideration, which will be an amount in cash equal to $100.00 per share of Holdings Preferred Stock plus an amount equal to accrued and unpaid dividends on the Holdings Preferred Stock to the date of the Reorganization.

    In connection with the formation of the Company, in July and August 1994 Holdings issued Holdings Preferred Stock to each purchaser of Holdings Common Stock for consideration of $100 per share, totaling an aggregate of 200,000 outstanding shares. As of December 31, 1996, the aggregate Preferred Stock Reorganization Consideration would be approximately $25 million (including approximately $5 million of accrued and unpaid dividends). Messrs. Smith, Wehr, Crowell, Hardy, Larsen and Roeder (each of whom is a director and/or executive officer of the Company) hold the following shares of Holdings Preferred Stock, respectively: 563; 11,250; 1,624; 109; 187; and 243. Such shares will be converted into the right to receive the following respective amounts in Preferred Stock Reorganization Consideration: $70,375; $1,406,250; $203,000; $13,625; $23,375; and $30,375. AEP and AOEP originally purchased 95,392 and 15,233 shares of Holdings Preferred Stock, respectively, which were subsequently distributed to their general and limited partners.

REGISTRATION RIGHTS

    The holders of the Company's Common Stock outstanding before this Offering have been or will be granted certain "demand" and "piggyback" registration rights pursuant to a Stockholders Agreement. In addition, GEPT will be granted a "demand" registration right with respect to 300,000 shares of Common Stock owned by GEPT and the shares to be sold in the GEPT Private Placement. See "Shares Eligible for Future Sale."

                          DESCRIPTION OF CAPITAL STOCK

    Giving effect to the Reorganization, the authorized capital stock of ATC consists of 30,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"). As of October 31, 1996, 12,000,000 shares of Common Stock were issued and outstanding and were held of record by 37 stockholders and 2,693,274 shares were reserved for issuance under outstanding options and warrants. As of the same date after giving effect to the Reorganization, no shares of Preferred Stock were outstanding.

COMMON STOCK

    Each holder of Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of Common Stock do not have the right to cumulate their votes in the election of Directors. Subject to preferences that may be granted to the holders of Preferred Stock, each holder of Common Stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of the liquidation or dissolution of the Company, is entitled to share ratably in all assets of the Company remaining after payment of liabilities. Holders of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption rights or sinking fund provisions with respect to the Common Stock. The outstanding Common Stock is, validly issued, fully paid and non-assessable.

    Additional shares of Common Stock may be issued from time to time by the Company. The Company's Certificate of Incorporation provides that the Board of Directors has no power to alter the rights of any outstanding shares of Common Stock. Certain other provisions of the Company's Certificate of Incorporation affect the rights of holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company.

PREFERRED STOCK

    In connection with the Reorganization, ATC will issue 200,000 shares of the ATC Preferred Stock which will be redeemed by ATC immediately thereafter. See
"Reorganization and GEPT Private Placement." The Board of Directors, without further action by the holders of Common Stock, may issue shares of Preferred Stock and may fix or alter the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences, conversion rights and the designation of and number of shares constituting any wholly unissued series of Preferred Stock. The issuance of Preferred Stock could adversely affect the voting power and other rights of the holders of Common Stock. See "Risk Factors -- Control of the Company; Anti-Takeover Matters."

    The authority possessed by the Board of Directors to issue Preferred Stock could potentially be used to discourage attempts by others to obtain control of the Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. The Board of Directors may issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock. There are no agreements or understandings for the issuance of Preferred Stock and the Board of Directors has no present intention to issue any Preferred Stock.

WARRANTS

    In August 1994, the Company issued warrants to Mr. Myers and another individual to purchase an aggregate of 350,880 shares of Common Stock, which are exercisable at any time. In December 1994, the Company issued warrants to Dr. Hartnett to purchase an aggregate of 70,176 shares of Common Stock, which warrants vest one third annually beginning December 31, 1994.

    Each warrant, when exercised, entitles the holder thereof to receive the number of shares of Common Stock set forth on such warrant at $1.67 per share. The warrants will automatically expire on the tenth anniversary of the date of grant. The exercise price and the number of warrant shares are subject to customary anti-dilution provisions that are effective upon the occurrence of certain events such as stock splits and stock dividends. In the event of an issuance of Common Stock to either AEP, AOEP or their affiliates below the fair market value of the Common Stock on the date of such issuance, the exercise price of

350,880 of the warrants and the number of shares issuable upon the exercise thereof will be adjusted accordingly; the other 70,176 warrants do not contain this adjustment provision. In addition, the warrants are subject to customary provisions regarding the assumption by a successor corporation in the event of reorganization, reclassification, consolidation, merger or sale of the Company. The issuance of Common Stock pursuant to this Offering will not cause any adjustment in the warrants.

    The warrant holders have no right to vote on matters submitted to the stockholders of the Company and have no right to receive dividends. The warrant holders are not entitled to share in the assets of the Company in the event of the liquidation or dissolution of the Company or the winding up of the Company's affairs.

ANTI-TAKEOVER STATUTE

    Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after the date such stockholder became an interested stockholder, the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, certain asset sales and certain other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit.

    The Company's Bylaws provide that the Company shall pay all costs and expenses (including legal expenses) incurred by and indemnify from any monetary liability its present and former officers and directors who are named or threatened to be named, a party to any administrative, civil, investigative or criminal proceeding potentially seeking to impose liability on such person for acts alleged to have been committed by such person while a director or officer of the Company or while serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, unless a determination is made that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Such determination shall be made (i) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) of such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written option, or (iii) by the stockholders of the Company. There is no action or proceeding pending or, to the knowledge of the Company, threatened which may result in a claim for indemnification by any director officer, employee or agent of the Company.

    The Company believes that the provisions in its Certificate of Incorporation and its Bylaws are necessary to attract and retain qualified persons as officers and Directors.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock is ChaseMellon Shareholder Services.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The materials terms of certain indebtedness of the Company are described below. Each of the following summaries is subject to and qualified in its entirety by reference to the detailed provisions of the respective agreements and instruments to which each summary relates. Copies of such agreements and instruments have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

BANK LINES OF CREDIT

    In July 1994, the Company entered into a Revolving Credit Agreement with The Chase Manhattan Bank (formerly known as Chemical Bank, the "Bank") and Heller Financial, Inc. providing for a $30.0 million revolving credit facility
available  to  the  Company  for  working  capital  purposes.  Subject  to   the
satisfaction of customary conditions, advances under the Revolving Credit Agreement may be made, and letters of credit may be issued, in each case up to an aggregate of $30.0 million and up to $10.0 million with respect to any individual letter of credit, at any time prior to July 19, 1999 (the
"Termination Date"). The funds available to be advanced may not exceed the aggregate of 85% of the Company's eligible accounts receivable and 60% of the Company's eligible inventory, in each case as defined in the Revolving Credit Agreement. All amounts advanced under the Revolving Credit Agreement become due and payable on the Termination Date. The Company may pre-pay outstanding advances in whole or in part without incurring any premium or penalty.

    All obligations of the Company and its subsidiaries under the Revolving Credit Agreement are secured by a first priority security interest in all of the accounts receivable and inventory of the Company and its existing and future subsidiaries. The obligations of the Company under the Revolving Credit
Agreement are guaranteed by each of the Company's existing and future subsidiaries.

    At the Company's election, amounts advanced under the Revolving Credit Agreement will bear interest at either (i) the Alternate Base Rate plus 1.25%, or (ii) the Eurodollar Rate plus 2.25%. The "Alternate Base Rate" is equal to the highest of (a) the Bank's prime rate, (b) the secondary market rate for three-month certificates of deposit plus 1.0%, and (c) the federal funds rate plus 0.5%, in each case as in effect from time to time. The "Eurodollar Rate" is the rate offered by the Bank for eurodollar deposits for one, two, three or six months (as selected by the Company) in the interbank eurodollar market in the approximate amount of the Bank's share of the advance under the Revolving Credit Agreement. Interest payments on advances which bear interest based upon the Alternate Base Rate are due quarterly in arrears and on the Termination Date, and interest payments on advances which bear interest based upon the Eurodollar Rate are due on the last day of each relevant interest period (or, if such period exceeds three months, quarterly after the first day of such period).

    The Revolving Credit Agreement contains extensive affirmative and negative covenants, including, among others, covenants relating to levels of net worth, leverage, EBITDA and cash flow coverage and certain limits on the ability of the Company to incur indebtedness, make capital expenditures, create liens, engage in mergers and consolidations, make restricted payments, make asset sales, make capital expenditures or investments, issue stock and engage in transactions with affiliates of the Company and its subsidiaries. The Revolving Credit Agreement also contains customary events of default provisions.

    The Company paid the Bank a one time facility and commitment fee upon the effectiveness of the Revolving Credit Agreement and is required to pay the Bank quarterly in arrears a commitment fee equal to 0.5% per annum of the average daily unused portion of the Revolving Credit Agreement during such quarter. The Company must also reimburse the Bank for certain legal and other costs of the Bank and pay a fee on outstanding letters of credit at a per annum equal to the applicable margin then in effect for advances bearing interest at the Eurodollar Rate.

    In July 1996, the Company entered into a Revolving Credit Agreement with Bank of Montreal (the "BOM Revolving Credit Agreement") for a $3.0 million Canadian revolving credit facility to accommodate the working capital needs of the Company's Canadian subsidiaries. Subject to the satisfaction of customary conditions, advances under the BOM Revolving Credit Agreement may be made, and letters of credit may be issued, in each case up to an aggregate of $3.0 million Canadian, due upon demand, and subject to annual review. The funds available to be advanced may not exceed the aggregate of 75% of the eligible accounts receivable of Mascot and King-O-Matic and 50% of the eligible inventory of Mascot and King-O-Matic in each case as defined in the BOM Revolving Credit Agreement. The amounts advanced under the BOM

Revolving Credit Agreement bear interest at the Bank of Montreal prime lending rate plus 0.25%. The agreement contains certain convenants including a tangible net worth convenant for the combined results of Mascot and King-O-Matic.

SENIOR NOTES

    GENERAL. ATC's $120,000,000 aggregate principal amount of its Series B Notes and $40,000,000 aggregate principal amount of its Series D Notes were issued pursuant to indentures by and among ATC, each of ATC's subsidiaries and Firstar Bank of Minnesota, N.A. (formerly known as American Bank N.A.), as trustee. The Senior Notes are fully and unconditionally guaranteed on a joint and several basis by each of ATC's subsidiaries. Each series of Senior Notes has substantially identical terms. The Senior Notes may be redeemed at the option of the Company in whole or in part at (a) 106% of the principal amount redeemed on or after August 1, 1999 but prior to August 1, 2000, (b) 104% of the principal amount redeemed on or after August 1, 2000 but prior to August 1, 2001, (c) 102% of the principal amount redeemed on or after August 1, 2001 but prior to August 1, 2002 or (d) 100% of the principal amount redeemed on or after August 1, 2002 through maturity, in each case plus accrued and unpaid interest, if any. Notwithstanding the foregoing, at any time prior to August 1, 1997, the Company may also redeem up to $30 million and $10 million in aggregate principal amount of the Series B Notes and Series D Notes, respectively, at 112% of the principal amount redeemed with the net cash proceeds from one or more public equity offerings of the Company.

    The Indentures governing the Senior Notes contain various restrictive covenants that, among other things, limit: (i) the incurrence of certain additional indebtedness by the Company or its subsidiaries; (ii) the creation of Senior Debt of the Company which is, by its terms, subordinated in right of payment to other indebtedness of the Company; and (iii) the payment of dividends on capital stock of the Company and its subsidiaries (see "Risk Factors --
Absence of Dividends"). Affirmative covenants include, among others, an obligation to pay principal, interest and premium, if any, when due, hold funds for note payments in trust, maintain its corporate existence, maintain its properties in good condition, pay taxes when due, furnish to the trustee copies of certain financial information, and certify as to whether the Company is in default within 120 days after the end of each fiscal year of the Company. Events of default under the Indentures governing the Senior Notes include, among other things: (i) a default in the payment of any interest on any Senior Note when due, which default continues for 30 days; (ii) a default in the payment of any principal of or premium, if any, on any Senior Note when due; (iii) the failure by the Company to comply with any agreement or covenant in the Indentures governing the Senior Notes, which failure continues for 30 days after a Notice of Default (as defined in the Indentures governing the Senior Notes) is given;
(iv) final unsatisfied judgments in excess of $2.5 million (excluding amounts covered by insurance) not discharged, waived or stayed for 60 days; (v) default under indebtedness of the Company or any of its subsidiaries, which indebtedness has a principal amount of over $2.5 million either resulting from the failure to pay principal at maturity or as a result of which the maturity of such indebtedness has been accelerated prior to its stated maturity; and (vi) certain events of bankruptcy, insolvency or reorganization of the Company or any of its subsidiaries.

    CHANGE OF CONTROL PUT. Upon the occurrence of a Change of Control, the Company will be required to make an offer to repurchase the Senior Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest thereon. A "Change of Control" is defined as (i) any sale or transfer of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any person (other than the Company, its subsidiaries or certain other entities related to ACP (an "Excluded Person")) is or becomes the "beneficial owner," directly or indirectly, of more than 35% of the total voting power, (ii) any person (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 35% of the total voting power in the aggregate of all classes of outstanding capital stock of the Company unless the percentage so owned by an Excluded Person is greater. The occurrence of this Offering will not constitute a "Change of Control" for purposes of the Senior Notes.

    In addition, indebtedness under the Indentures governing the Senior Notes and the Revolving Credit Agreement would be accelerated or trigger a similar repurchase right upon a change of control, as defined in the relevant debt instrument, and other debt the Company may incur could contain a similar provision. In the event of any such occurrence, the Company would be required to repay such indebtedness. See "Risk Factors -- Control of the Company, Anti-Takeover Matters."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this Offering and the GEPT Private Placement, the Company will have approximately 16,455,794 shares of Common Stock outstanding. The 3,500,000 shares sold in this Offering (4,025,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradable without restriction under the Securities Act, except for any such shares held at any time by an "affiliate" of the Company, as such term is defined under Rule 144 promulgated under the Securities Act.

    The 12,000,000 shares of Common Stock outstanding immediately prior to the consummation of this Offering and the shares to be issued in the GEPT Private Placement were or will be issued in private transactions and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned shares for at least two years, including an "affiliate," as that term is defined in Rule 144, is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of one percent (1%) of the then outstanding shares of Common Stock (approximately 164,558 shares immediately after this Offering) or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Rule 144(k) provides that a person who is not deemed an "affiliate" and who has beneficially owned shares for at least three years is entitled to sell such shares at any time under Rule 144 without regard to the limitations described above.

    In addition, the Commission has published a notice of proposed rule making which, if adopted as proposed, would shorten the applicable holding periods under Rule 144(d) and Rule 144(k) to one and two years, respectively (from the current periods of two and three years). The Company cannot predict whether such amendments will be adopted or the effect thereof on the trading market for its Common Stock.

    The Company currently has outstanding warrants to purchase an aggregate of 421,056 shares of Common Stock and employee stock options to purchase an aggregate of 2,272,218 shares of Common Stock. The shares issuable upon the exercise of such warrants and options will be "restricted" shares for Rule 144 purposes.

    The parties to a Stockholders Agreement among the Company and its stockholders (including GEPT), certain of its optionholders and its warrant holders (the "Stockholders Agreement"), who in the aggregate held all of the outstanding shares of Common Stock as of September 30, 1996, have been granted certain "piggy-back" registration rights with respect to shares of the Common Stock in connection with a qualified initial public offering by the Company (which have been waived with respect to this Offering) and in connection with certain secondary public offerings effected by the Company.

    The Stockholders Agreement is being amended to provide that if, after the Aurora Partnerships distribute their shares of Common Stock to their limited partners, any such limited partner holds 10% or more of the outstanding Common Stock, such limited partner (the "Demand Holder") will have the right to require the Company to use its best efforts to file a registration statement under the Securities Act covering the resale of the Demand Holder's shares in an underwritten offering. If following such offering the Demand Holder still holds 10% or more of the outstanding Common Stock, the Demand Holder will have one additional "demand" registration right.

    The Company will bear all expenses incident to any registration effected pursuant to the Stockholders Agreement, including the fees and expenses of a single counsel retained by the selling stockholders; however, each selling stockholder will be responsible for the underwriting discounts and commissions and transfer taxes in connection with shares sold by such stockholder. Each selling stockholder and the underwriters through whom shares are sold on behalf of a selling stockholder will be entitled to customary indemnification from the Company against certain liabilities, including liabilities under the Securities Act.

    In connection with the GEPT Private Placement, the Company will grant a "demand" registration right to GEPT. Such registration right will cover the shares being issued in the GEPT Private Placement as well as 300,000 shares of Common Stock owned by GEPT prior to the GEPT Private Placement. Pursuant to this registration right, GEPT may, subject to certain limitations, require the Company to use its best efforts to file a registration statement under the Securities Act covering the resale of such Common Stock owned by GEPT. All fees, costs and expenses of such registration (other than underwriting discounts and commissions) will be borne by the Company. GEPT and any underwriters through whom shares are sold on behalf of GEPT will be entitled to customary indemnification from the Company against certain liabilities, including liabilities under the Securities Act. GEPT's registration right may not be exercised until after the end of the 180-day "lock-up" period described below and may not be exercised after the third anniversary of the consummation of this Offering.

    The Company will agree with the Underwriters, subject to certain exceptions, not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. Each of the Company's current stockholders (including GEPT), directors, executive officers and warrant holders will enter into or is bound by a similar agreement. See "Underwriters."

    The Company is unable to estimate the number of shares that may be sold in the future by the existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock by such stockholders could adversely affect prevailing market prices.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

    The following is a general discussion of certain United States Federal tax consequences of the acquisition, ownership, and disposition of the Common Stock by an initial purchaser that, for United States Federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). This discussion is based upon the United States Federal tax law now in effect, which is subject to change, possibly retroactively. For purposes of this discussion, a "United States person" means a citizen or resident of the United States, a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, or an estate or trust whose income is includible in gross income for United States Federal income tax purposes regardless of its source. This discussion does not consider any specific facts or circumstances that may apply to a particular Non-United States Holder. Prospective investors are urged to consult their tax advisors regarding the United States Federal tax consequences of acquiring, holding, and disposing of Common Stock, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

DIVIDENDS

    Dividends on Common Stock paid to a Non-United States Holder generally will be subject to withholding of United States Federal income tax at the rate of 30%, unless the withholding rate is reduced under an applicable income tax treaty between the United States and the country of tax residence of the Non-United States Holder. The 30% withholding tax will not apply if the dividend is effectively connected with a trade or business conducted within the United States by the Non-United States Holder (or, alternatively, where an income tax treaty applies, if the dividend is effectively connected with a permanent establishment maintained within the United States by the Non-United States Holder), but, instead, the dividend will be subject to the United States Federal income tax on net income that applies to United States persons (and, with respect to corporate holders, also may be subject to the branch profits tax). A Non-United States Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or to otherwise claim a reduction of or exemption from withholding under the foregoing rules. A Non-United States Holder that is eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the United States Internal Revenue Service.

GAIN ON DISPOSITION

    A Non-United States Holder will generally not be subject to United States Federal income tax on gain recognized on a sale, redemption, or other disposition of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, or (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

    Also, special rules apply to Non-United States Holders if the Company is or becomes a "United States real property holding corporation" for United States Federal income tax purposes. In general, gain on the disposition of interests in a United States real property holding corporation is subject to United States Federal income tax. A corporation is generally a United States real property holding corporation if the fair market value of its United States real property interests equals or exceeds 50 percent of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade of business. The Company believes it is not currently, and is not likely to become, a United States real property holding corporation for United States Federal income tax purposes.

FEDERAL ESTATE TAXES

    Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specifically defined for United States Federal estate tax purposes) of the United States at the date of death, or Common Stock subject to certain lifetime transfers made by such an individual, will be included in such individual's estate for United States Federal estate tax purposes and may be subject to United States Federal estate tax, unless an applicable estate tax treaty provides otherwise. Estates of nonresident aliens are generally allowed a credit that is equivalent to an exclusion of $600,000 of assets from the estate for United States Federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    The Company must report to the holders of the Common Stock and to the Internal Revenue Service the amount of any dividends paid on Common Stock in each calendar year and the amounts of tax withheld, if any, with respect to such payments. That information may also be made available to the tax authorities of the country in which a Non-United States Holder resides.

    Under temporary United States Treasury regulations, United States information reporting requirements and backup withholding tax will generally not apply to dividends paid on the Common Stock to a Non-United States Holder. Payments by a United States office of a broker of the proceeds of a sale of the Common Stock is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies its Non-United States Holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to payments of the proceeds of sales of the Common Stock by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States Federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

    These information reporting and backup withholding rules are under review by the United States Treasury and their application to the Common Stock could be changed by future regulations. On April 15, 1996, the IRS issued proposed Treasury Regulations concerning the withholding of tax and reporting for certain amounts paid to non-resident individuals and foreign corporations. The proposed Treasury Regulations, if adopted in their present form, would be effective for payments made after December 31, 1997. Prospective investors should consult their tax advisors concerning the potential adoption of such proposed Treasury Regulations and the potential effect on their ownership of the Common Stock.

    THE FOREGOING IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX ASPECTS OF HOLDING COMMON STOCK AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF THE HOLDER.

                                  UNDERWRITERS

    Under the terms and subject to conditions contained in an Underwriting Agreement dated the date hereof, the Underwriters named below, for whom Morgan
Stanley & Co. Incorporated, William Blair & Company, L.L.C. and Donaldson, Lufkin & Jenrette Securities Corporation are serving as Representatives, have severally agreed to purchase, and the Company has agreed to sell to them, the respective number of shares of Common Stock set forth opposite the name of such Underwriters below:

                                                                                   NUMBER OF
                                      NAME                                           SHARES
---------------------------------------------------------------------------------  ----------
Morgan Stanley & Co. Incorporated................................................
William Blair & Company, L.L.C...................................................
Donaldson, Lufkin & Jenrette Securities Corporation..............................

                                                                                   ----------
    Total........................................................................   3,500,000
                                                                                   ----------
                                                                                   ----------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions, including the conditions that no stop order suspending the effectiveness of the Registration Statement of which this Prospectus is a part is in effect and no proceedings for such purpose are pending before or threatened by the Securities and Exchange Commission and that there has been no material adverse change or any development involving a prospective material adverse change in the business, financial condition or results of operations of ATC and its subsidiaries, taken as a whole, from that set forth in such Registration Statement. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are taken.

    The Underwriters propose to offer part of the shares of Common Stock offered hereby directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price which represents a
concession  not in excess of $       per  share under the public offering price.
Any Underwriter may allow,  and such dealers may  re-allow, a concession not  in
excess of $      per share to other Underwriters or to certain other dealers.

    Pursuant  to  the Underwriting  Agreement, the  Company  has granted  to the
Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an additional 525,000 shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered by the Underwriters hereby.

    The Underwriters have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them.

    The Company, on the one hand, and the Underwriters, on the other hand,  have
agreed   to  indemnify   each  other  against   certain  liabilities,  including
liabilities under the Securities Act.

    The Company will agree in the Underwriting Agreement that it will not, without the prior written consent of Morgan Stanley & Co. Incorporated, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common or any securities convertible into or exercisable or exchangeable for Common Stock or enter into any swap or other arrangement that transfers to another, in whole on in part, any of the economic consequences of ownership of the Common Stock, for a period of 180 days after the date of this Prospectus, other than stock or stock option issuances by the Company pursuant to existing employee benefit plans. Each of the Company's current stockholders, directors, executive officers and warrant holders will enter into or is bound by a similar agreement.

    At the request of the Company, the Underwriters have reserved up to 175,000 shares of the shares of Common Stock offered hereby for sale at the public offering price to certain directors, officers and employees of the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby. All purchasers of the shares of Common Stock reserved pursuant to this paragraph who are also directors or executive officers of the Company will be required to enter into agreements identical to those described in the immediately preceding paragraph restricting the transferability of such shares for a period of 180 days after the date of this Prospectus.

PRICING OF THE OFFERING

    Prior to this Offering, there has been no public market for the shares of Common Stock of the Company. The initial public offering price will be determined by negotiation between the Company and the Representatives. Among the factors considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this preliminary Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California. Upon consummation of the Initial Acquisitions, certain partners of Gibson, Dunn & Crutcher LLP acquired beneficial interests in shares representing in the aggregate less than 1% of all outstanding Common Stock at the same price per share paid by other purchasers of Common Stock on or prior to that date. Certain matters in connection with this Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

                                    EXPERTS

    The consolidated financial statements of Aftermarket Technology Corp. as of December 31, 1994 and 1995 and for the five months ended December 31, 1994 and for the year ended December 31, 1995, the combined financial statements of the Predecessor Companies to Aftermarket Technology Corp. for the year ended December 31, 1993 and for the seven months ended July 31, 1994, and the financial statements of Component Remanufacturing Specialists, Inc. as of March 31, 1995 and for the ten months then ended included in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any agreement or other document referred to herein are not necessarily complete, and reference is made to the copy of such agreement or other document filed as an exhibit or schedule to the Registration Statement and each such statement shall be deemed qualified in its entirety by such reference. For further information, reference is made to the Registration Statement and to the exhibits and schedules filed therewith, which are available for inspection without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the material containing this information may be obtained from the Commission upon payment of the prescribed fees.

    The Company is subject to the periodic reporting and other information requirements of the Securities Exchange Act of 1934, as amended. Such reports may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

    The Company intends to furnish to its stockholders annual reports containing consolidated financial statements audited by an independent public accounting firm accompanied by an opinion expressed by such independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information in each case prepared in accordance with generally accepted accounting principles.

    The "Aaron's Transmissions" trademark is a federally protected servicemark of the Company. This Prospectus also contains the registered trademarks of other companies.

                          AFTERMARKET TECHNOLOGY CORP.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Aftermarket Technology Corp.
  Report of Ernst & Young LLP, Independent Auditors........................................................  F-2
  Consolidated Balance Sheets..............................................................................  F-3
  Consolidated Statements of Income........................................................................  F-4
  Consolidated Statements of Stockholders' Equity..........................................................  F-5
  Consolidated Statements of Cash Flows....................................................................  F-6
  Notes to Consolidated Financial Statements...............................................................  F-8
Component Remanufacturing Specialists, Inc.
  Report of Ernst & Young LLP, Independent Auditors........................................................  F-19
  Balance Sheet............................................................................................  F-20
  Statement of Income......................................................................................  F-21
  Statement of Stockholders' Equity........................................................................  F-22
  Statement of Cash Flows..................................................................................  F-23
  Notes to Financial Statements............................................................................  F-24

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Stockholders and Board of Directors
Aftermarket Technology Corp.

    We have audited the accompanying consolidated balance sheets of Aftermarket Technology Corp. (the Company) as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the five months ended December 31, 1994, and for the year ended December 31, 1995. We have also audited the accompanying combined statements of income, stockholders' equity, and cash flows of the Predecessor Companies to Aftermarket Technology Corp. (the Predecessor Companies) for the year ended December 31, 1993 and for the seven months ended July 31, 1994. These financial statements are the responsibility of the Company's and Predecessor Companies' managements. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aftermarket Technology Corp. at December 31, 1994 and 1995, and the consolidated results of the Company's operations and cash flows for the five months ended December 31, 1994, and for the year ended December 31, 1995 and the combined results of the operations of the Predecessor Companies to Aftermarket Technology Corp. and their cash flows for the year ended December 31, 1993, and for the seven months ended July 31, 1994, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP


Seattle, Washington
June 21, 1996,
except as to Note 13,
as to which the date is December 13, 1996

                          AFTERMARKET TECHNOLOGY CORP.
                          CONSOLIDATED BALANCE SHEETS

                                                            DECEMBER 31,                              PRO FORMA
                                                    -----------------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                                        1994            1995            1996          1996 (1)
                                                    -------------   -------------   -------------   -------------
                                                                                                     (UNAUDITED)
                                                                                     (UNAUDITED)      (NOTE 1)
ASSETS
Current assets:
  Cash and cash equivalents.......................  $   9,427,318   $   8,755,691   $  8,307,369    $  8,307,369
  Accounts receivable, net........................     24,622,834      32,965,874     37,889,351      37,889,351
  Inventories.....................................     26,635,133      43,064,712     53,305,883      53,305,883
  Prepaid and other assets........................        579,002       2,032,671      2,807,626       2,807,626
  Deferred tax assets.............................      1,435,000       2,267,000      2,534,960       2,534,960
                                                    -------------   -------------   -------------   -------------
Total current assets..............................     62,699,287      89,085,948    104,845,189     104,845,189
Equipment and leasehold improvements:
  Machinery and equipment.........................      3,373,435       7,187,840     10,836,264      10,836,264
  Autos and trucks................................        958,296       1,503,760      1,818,222       1,818,222
  Furniture and fixtures..........................        429,744         858,070      1,373,432       1,373,432
  Leasehold improvements..........................      1,823,208       2,860,711      4,264,799       4,264,799
                                                    -------------   -------------   -------------   -------------
                                                        6,584,683      12,410,381     18,292,717      18,292,717
  Less accumulated depreciation and
   amortization...................................        388,520       1,625,917      2,906,930       2,906,930
                                                    -------------   -------------   -------------   -------------
                                                        6,196,163      10,784,464     15,385,787      15,385,787
Debt issuance costs, net..........................      5,715,838       7,162,690      6,537,558       6,537,558
Cost in excess of net assets acquired, net........    112,344,868     140,652,620    140,237,861     140,237,861
Other assets......................................        337,252         245,897        339,231         339,231
                                                    -------------   -------------   -------------   -------------
Total assets......................................  $ 187,293,408   $ 247,931,619   $267,345,626    $267,345,626
                                                    -------------   -------------   -------------   -------------
                                                    -------------   -------------   -------------   -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................  $   5,897,091   $  12,951,575   $ 21,306,676    $ 21,306,676
  Accrued payroll and related costs...............      1,433,142       2,094,237      3,550,075       3,550,075
  Accrued interest payable........................      6,066,835       8,097,647      3,371,661       3,371,661
  Other accrued expenses..........................      2,652,723       3,170,162      3,104,571       3,104,571
  Bank lines of credit............................      1,160,000         811,067      2,924,475       2,924,475
  Due to former stockholders......................      4,989,867          36,734         36,734          36,734
  Income taxes payable............................       --             1,912,116        775,401         775,401
  Dividends payable...............................        853,288       2,946,300      4,635,252         --
                                                    -------------   -------------   -------------   -------------
Total current liabilities.........................     23,052,946      32,019,838     39,704,845      35,069,593
Deferred tax liabilities..........................      1,483,000       3,478,000      4,746,161       4,746,161
Revolving credit facility.........................       --              --              --           24,635,252
12% Series B and D Senior Subordinated Notes......    120,000,000     162,245,762    162,047,458     162,047,458
Commitments and contingencies.....................
Stockholders' equity:
  Preferred stock, $.01 par value:
   Authorized shares -- 5,000,000
   Issued and outstanding shares -- 200,000
   Aggregate liquidation and redemption value of
    $22,946,300 at December 31, 1995 ($24,635,252
    at
    September 30, 1996)...........................     20,000,000      20,000,000     20,000,000         --
  Common stock, $.01 par value:
   Authorized shares -- 30,000,000
   Issued and outstanding shares -- 12,000,000....     20,000,000      20,000,000     20,000,000      20,000,000
  Retained earnings...............................      2,757,462      10,163,019     20,815,391      20,815,391
  Cumulative translation adjustment...............       --                25,000         31,771          31,771
                                                    -------------   -------------   -------------   -------------
Total stockholders' equity........................     42,757,462      50,188,019     60,847,162      40,847,162
                                                    -------------   -------------   -------------   -------------
Total liabilities and stockholders' equity........  $ 187,293,408   $ 247,931,619   $267,345,626    $267,345,626
                                                    -------------   -------------   -------------   -------------
                                                    -------------   -------------   -------------   -------------

------------
(1) The pro forma balance sheet reflects the redemption of all outstanding preferred stock, including accrued dividends, without the application of the net proceeds from the Company's proposed initial public offering. Such amounts were assumed to have been funded from the Company's available line of credit.

                            See accompanying notes.

                          AFTERMARKET TECHNOLOGY CORP.
                       CONSOLIDATED STATEMENTS OF INCOME

                                               COMBINED                                     CONSOLIDATED
                                     -----------------------------   -----------------------------------------------------------
                                                        FOR THE         FOR THE
                                                     SEVEN MONTHS     FIVE MONTHS                         NINE MONTHS ENDED
                                      YEAR ENDED         ENDED           ENDED        YEAR ENDED            SEPTEMBER 30,
                                     DECEMBER 31,      JULY 31,      DECEMBER 31,    DECEMBER 31,    ---------------------------
                                         1993            1994            1994            1995            1995           1996
                                     -------------   -------------   -------------   -------------   ------------   ------------
                                                                                                     (UNAUDITED)    (UNAUDITED)
Net sales..........................  $110,702,341     $90,055,996     $67,735,869    $190,659,143    $132,471,865   $199,306,548
Cost of sales......................    66,686,938      52,245,178      40,111,819     115,499,023      82,051,302    122,457,605
                                     -------------   -------------   -------------   -------------   ------------   ------------
Gross profit.......................    44,015,403      37,810,818      27,624,050      75,160,120      50,420,563     76,848,943
Selling, general, and
 administrative expense............    25,681,754      20,475,113      14,205,750      38,971,230      26,439,390     38,651,311
Amortization of intangible
 assets............................        28,202          15,534       1,209,971       3,307,563       2,391,467      2,780,654
                                     -------------   -------------   -------------   -------------   ------------   ------------
Income from operations.............    18,305,447      17,320,171      12,208,329      32,881,327      21,589,706     35,416,978
Interest and other income..........       536,670         288,059         341,342       1,099,588         688,362        715,206
Interest expense...................       235,220         130,036       6,373,921      18,015,346      12,977,656     15,144,880
                                     -------------   -------------   -------------   -------------   ------------   ------------
Income before income taxes.........    18,606,897      17,478,194       6,175,750      15,965,569       9,300,412     20,987,304
Provision (benefit) for income
 taxes.............................       471,000          (5,000)      2,565,000       6,467,000       3,080,332      8,645,980
                                     -------------   -------------   -------------   -------------   ------------   ------------
Net income.........................  $ 18,135,897     $17,483,194       3,610,750       9,498,569       6,220,080     12,341,324
                                     -------------   -------------
                                     -------------   -------------
Dividends accrued on preferred
 stock.............................                                       853,288       2,093,012       1,542,396      1,688,953
                                                                     -------------   -------------   ------------   ------------
Net income available to common
 stockholders......................                                   $ 2,757,462    $  7,405,557    $  4,677,684   $ 10,652,371
                                                                     -------------   -------------   ------------   ------------
                                                                     -------------   -------------   ------------   ------------
Pro forma (unaudited):
  Income before income taxes per
   above...........................  $ 18,606,897     $17,478,194
  Provision for income taxes.......     7,334,000       7,004,000
                                     -------------   -------------
                                     -------------   -------------
  Pro forma net income.............  $ 11,272,897     $10,474,194
                                     -------------   -------------
                                     -------------   -------------
  Net income per share.............                                                  $       0.65                   $       0.79
                                                                                     -------------                  ------------
                                                                                     -------------                  ------------
  Shares used in calculation of pro
   forma net income per share......                                                    14,616,160                     15,555,098
                                                                                     -------------                  ------------
                                                                                     -------------                  ------------

                            See accompanying notes.

                          AFTERMARKET TECHNOLOGY CORP.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                               COMBINED
                                                                                     ----------------------------
                                                                                                       FOR THE
                                                                                                    SEVEN MONTHS
                                                                                      YEAR ENDED        ENDED
                                                                                     DECEMBER 31,     JULY 31,
                                                                                         1993           1994
                                                                                     -------------  -------------
Stockholders' equity at beginning of period........................................  $  22,106,960  $  31,719,717
  Distributions to stockholders....................................................     (8,523,140)    (5,503,000)
  Net income.......................................................................     18,135,897     17,483,194
                                                                                     -------------  -------------
Stockholders' equity at end of period..............................................  $  31,719,717  $  43,699,911
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                                                      CONSOLIDATED
                                         -----------------------------------------------------------------------
                                                                                      CUMULATIVE
                                           PREFERRED       COMMON        RETAINED     TRANSLATION
                                             STOCK          STOCK        EARNINGS     ADJUSTMENT       TOTAL
                                         -------------  -------------  -------------  -----------  -------------
  Issuance of 200,000 shares of
   preferred stock for cash at $100 per
   share, August 2, 1994...............  $  20,000,000  $    --        $    --         $           $  20,000,000
  Issuance of 12,000,000 shares of
   common stock for cash at $1.67 per
   share, August 2, 1994...............       --           20,000,000       --            --          20,000,000
  Net income for the five months ended
   December 31, 1994...................       --             --            3,610,750      --           3,610,750
  Accrued dividends on preferred
   stock...............................       --             --             (853,288)     --            (853,288)
                                         -------------  -------------  -------------  -----------  -------------
Balance at December 31, 1994...........     20,000,000     20,000,000      2,757,462      --          42,757,462
  Translation adjustment...............       --             --             --            25,000          25,000
  Net income for the year ended
   December 31, 1995...................       --             --            9,498,569      --           9,498,569
  Accrued dividends on preferred
   stock...............................       --             --           (2,093,012)     --          (2,093,012)
                                         -------------  -------------  -------------  -----------  -------------
Balance at December 31, 1995...........     20,000,000     20,000,000     10,163,019      25,000      50,188,019
  Translation adjustment...............       --             --             --             6,771           6,771
  Net income for the nine months ended
   September 30, 1996 (unaudited)......       --             --           12,341,324      --          12,341,324
  Accrued dividends on preferred stock
   (unaudited).........................       --             --           (1,688,952)     --          (1,688,952)
                                         -------------  -------------  -------------  -----------  -------------
Balance at September 30, 1996
 (unaudited)...........................  $  20,000,000  $  20,000,000  $  20,815,391   $  31,771   $  60,847,162
                                         -------------  -------------  -------------  -----------  -------------
                                         -------------  -------------  -------------  -----------  -------------

                            See accompanying notes.

                          AFTERMARKET TECHNOLOGY CORP.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        COMBINED                                 CONSOLIDATED
                                               --------------------------   -------------------------------------------------------
                                                               FOR THE        FOR THE
                                                             SEVEN MONTHS   FIVE MONTHS                      NINE MONTHS ENDED
                                                YEAR ENDED      ENDED          ENDED       YEAR ENDED          SEPTEMBER 30,
                                               DECEMBER 31,    JULY 31,     DECEMBER 31,  DECEMBER 31,   --------------------------
                                                   1993          1994           1994          1995          1995          1996
                                               ------------  ------------   ------------  ------------   -----------  -------------
                                                                                                         (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
Net Income...................................  $18,135,897   $17,483,194    $ 3,610,750   $ 9,498,569    $6,220,080    $12,341,324
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization..............    1,111,547       726,761      1,598,491     4,680,388     3,403,440      4,167,746
  Increase (decrease) in allowance for losses
   on accounts receivable....................      (97,000 )     249,176        192,208       496,591       454,565        129,300
  Loss (gain) on sale of equipment...........      (60,750 )      24,276          4,804        (5,955)        4,506         28,634
  Amortization of debt issuance costs........      --            --             268,650       710,281       504,793        625,132
  Increase (decrease) in net deferred tax
   liability.................................      --            --              50,000     1,274,000     1,237,916        978,201
  Changes in operating assets and
   liabilities:
    Accounts receivable......................   (6,926,601 )  (6,218,650)    (1,799,626 )  (3,172,303)      720,961     (4,138,735)
    Inventories..............................   (4,697,190 )  (2,716,807)      (576,145 )  (8,118,364)   (3,735,723 )   (9,179,984)
    Prepaid and other assets.................      (32,501 )    (519,553)       299,101    (1,137,901)   (1,562,404 )     (849,761)
    Accounts payable and accrued expenses....    3,049,765     2,102,961      4,249,395     6,555,947    (5,828,570 )    3,287,866
                                               ------------  ------------   ------------  ------------   -----------  -------------
Net cash provided by (used in) operating
 activities..................................   10,483,167    11,131,358      7,897,628    10,781,253     1,419,564      7,389,723

INVESTING ACTIVITIES
Purchases of equipment.......................   (2,310,175 )  (1,850,224)    (1,335,551 )  (5,187,400)   (3,905,148 )   (5,892,715)
Proceeds from sale of fixed assets...........      130,236        78,657         55,603         7,685        (2,645 )       48,232
Acquisition of companies, net of cash
 received....................................      --            --         (146,954,457) (40,264,452)   (39,875,396)   (4,106,970)
                                               ------------  ------------   ------------  ------------   -----------  -------------
Net cash used in investing activities........   (2,179,939 )  (1,771,567)   (148,234,405) (45,444,167)   (43,783,189)   (9,951,453)

                            See accompanying notes.

                          AFTERMARKET TECHNOLOGY CORP.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                    COMBINED                                   CONSOLIDATED
                                          ----------------------------   ---------------------------------------------------------
                                                            FOR THE         FOR THE
                                                          SEVEN MONTHS    FIVE MONTHS                       NINE MONTHS ENDED
                                           YEAR ENDED        ENDED           ENDED        YEAR ENDED          SEPTEMBER 30,
                                          DECEMBER 31,      JULY 31,     DECEMBER 31,    DECEMBER 31,   --------------------------
                                              1993            1994           1994            1995           1995          1996
                                          -------------   ------------   -------------   ------------   ------------   -----------
                                                                                                        (UNAUDITED)    (UNAUDITED)
FINANCING ACTIVITIES
Issuance of senior subordinated notes...  $    --         $   --         $120,000,000    $42,400,000    $42,377,966    $   --
Borrowings on revolving credit
 facility...............................       --             --           18,160,000      3,500,000        --             --
Payments on revolving credit facility...       --             --          (17,000,000)    (4,742,458)       --             --
Payment of debt issuance costs..........       --             --           (5,697,413)    (2,179,167)    (1,788,481)       --
Payment of offering costs...............       --             --           (5,339,855)       --             --             --
Net payments on other long-term debt....      (166,718)      (100,584)       (358,637)       --             --             --
Borrowings (payments) on bank lines of
 credit.................................       800,000     (1,000,000)        --             --           2,235,395     2,113,408
Payment on amounts due to former
 stockholders...........................       --             --              --          (4,987,088)    (4,083,834)       --
Net payments to related parties.........      (579,344)       (88,737)        --             --             --             --
Sale of common stock....................       --             --           20,000,000        --             --             --
Sale of preferred stock.................       --             --           20,000,000        --             --             --
Distributions to stockholders...........    (8,523,140)    (5,503,000)        --             --             --             --
                                          -------------   ------------   -------------   ------------   ------------   -----------
Net cash (used in) provided by financing
 activities.............................    (8,469,202)    (6,692,321)    149,764,095     33,991,287     38,741,046     2,113,408
                                          -------------   ------------   -------------   ------------   ------------   -----------
Increase (decrease) in cash and cash
 equivalents............................      (165,974)     2,667,470       9,427,318       (671,627)    (3,622,579)     (448,322)
Cash and cash equivalents at beginning
 of period..............................       747,654        581,680         --           9,427,318      9,427,318     8,755,691
                                          -------------   ------------   -------------   ------------   ------------   -----------
Cash and cash equivalents at end of
 period.................................  $    581,680    $ 3,249,150    $  9,427,318    $ 8,755,691    $ 5,804,739    $8,307,369
                                          -------------   ------------   -------------   ------------   ------------   -----------
                                          -------------   ------------   -------------   ------------   ------------   -----------
Cash paid during the period for:
  Interest..............................  $    233,133    $   128,259    $    185,817    $15,376,365    $15,236,248    $19,342,319
                                          -------------   ------------   -------------   ------------   ------------   -----------
                                          -------------   ------------   -------------   ------------   ------------   -----------
  Income taxes..........................  $    360,179    $   209,671    $  2,571,000    $ 3,221,356    $ 4,443,167    $8,438,414
                                          -------------   ------------   -------------   ------------   ------------   -----------
                                          -------------   ------------   -------------   ------------   ------------   -----------

                            See accompanying notes.

                          AFTERMARKET TECHNOLOGY CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The consolidated financial statements of Aftermarket Technology Corp. include the combined results of Aftermarket Technology Holdings Corp. (Holdings) and its wholly owned subsidiary, Aftermarket Technology Corp. (ATC) (collectively, the "Company"). Concurrent with the completion of ATC's proposed initial public offering, Holdings will be merged into ATC. The accompanying financial statements are presented on a combined basis with the elimination of intercompany accounts and transactions and will represent the historical financial statements of ATC upon the completion of the merger.

    The consolidated financial statements include the results of the following remanufactured automotive products businesses which sell to customers throughout the United States and Canada: (i) Aaron's Automotive Products, Inc. (Aaron's), a Springfield, Missouri based remanufacturer of transmissions, engines, torque converters, and other drive train parts for automotive original equipment manufacturers, independent rebuilders and distributors, and retail chain store customers; (ii) Component Remanufacturing Specialists (CRS), a Mahwah, New Jersey based remanufacturer and distributor of automotive drive train and transmission components; (iii) H.T.P., Inc. (HTP), a Louisville, Kentucky based remanufacturer and warehouse distributor of new and remanufactured parts for independent transmission rebuilders; (iv) Mamco Converters, Inc. (Mamco), a Dayton, Ohio based remanufacturer of torque converters for independent transmission rebuilders and distributors; (v) King-O-Matic and Mascot Truck Parts Inc. (Mascot), Canadian based remanufacturers and distributors of automotive components and a rebuilder of heavy duty truck transmissions, respectively, are located in Mississauga, Canada; and (vi) RPM Merit (RPM), a Rancho Cucamonga, California (formerly Azusa, California) based remanufacturer of torque converters, constant velocity axles, and transmission fluid pumps, and a warehouse distributor of remanufactured parts and new part kits to independent transmission rebuilders.

    The combined financial statements of the Predecessor Companies to Aftermarket Technology Corp. (the Predecessor Companies) represent the combination of the historical financial statements of Aaron's, RPM, HTP, and Mamco. The Company was formed for the purpose of effecting the acquisitions of the Predecessor Companies and is a wholly owned subsidiary of Holdings. Holdings does not have any operations other than its investment in the Company. The Predecessor Companies were acquired pursuant to four separate purchase agreements for a total purchase price of approximately $160.4 million (the Initial Acquisitions). The combined financial statements for the seven months ended July 31, 1994 include the operations of the Predecessor Companies up to their respective closing dates, which approximated July 31, 1994.

INTERIM FINANCIAL INFORMATION

    The financial information at September 30, 1996 and for the nine months ended September 30, 1995 and 1996 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the entire year.

PRINCIPLES OF CONSOLIDATION

    The Company's acquisitions have been accounted for as purchases, and the consolidated financial statements for the twelve months ended December 31, 1995 and five months ended December 31, 1994 include operations of the Company and its wholly owned operating subsidiaries from the dates of acquisition. Significant intercompany accounts and transactions have been eliminated in consolidation.

                          AFTERMARKET TECHNOLOGY CORP.

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of new and used engine and transmission parts, and cores and finished goods. Appropriate consideration is given to deterioration, obsolescence, and other factors in evaluating estimated market value.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Equipment and leasehold improvements are stated at cost. Depreciation is computed using accelerated and straight-line methods over the estimated useful lives of the assets, which range from three to fifteen years.

FOREIGN CURRENCY TRANSLATION

    The financial statements of Canadian subsidiaries have been translated into U.S. dollars in accordance with SFAS No. 52, "Foreign Currency Translation." All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated using the average exchange rate for the year. The translation gain resulting from the changes in exchange rates has been reported separately as a component of stockholders' equity.

    The effect on the statements of income of transaction gains or losses is insignificant for the periods presented.

DEBT ISSUANCE COSTS

    Debt issuance costs incurred in connection with the sale of the 12% Series B and Series D Senior Subordinated Notes (Note 6) and Revolving Credit Facility (Note 5) are being amortized over the life of the debt of ten, nine, and seven years, respectively.

COST IN EXCESS OF NET ASSETS ACQUIRED

    The excess of the purchase price over the fair value of the assets purchased is being amortized over 40 years on a straight-line basis. Cost in excess of net assets acquired is reflected net of accumulated amortization of $1,199,809 and $4,466,669 at December 31, 1994 and 1995, respectively.

    In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company assesses the recoverability of cost in excess of net assets acquired by determining whether the amortization of the asset balance over its remaining life can be recovered through the undiscounted future operating cash flows of the acquired operation. The amount of the impairment, if any, is measured based on projected discounted future operating cash flows. The Company believes that no impairment has occurred and that no reduction in the estimated useful life is warranted.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a significant concentration of credit risk consist of accounts receivable from its customers, which are primarily in the automotive aftermarket industry

                          AFTERMARKET TECHNOLOGY CORP.

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) throughout the United States and Canada. The credit risk associated with the Company's accounts receivable is mitigated by its credit evaluation process, reasonably short collection terms and, except for one significant customer, the geographical dispersion of sales transactions.

    The Company grants credit to certain customers who meet pre-established credit requirements. Customers who do not meet those requirements are required to pay for products upon delivery. Credit losses are provided for in the financial statements and consistently have been within management's expectations.

    Accounts receivable is reflected net of an allowance for doubtful accounts of $766,000 and $2,469,000 at December 31, 1994 and 1995, respectively.

WARRANTY POLICY

    The Company generally provides a warranty on its products for a period of up to twelve months or 12,000 miles.

STOCK-BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." Statement No. 123 is effective for fiscal years beginning after December 15, 1995. Under Statement No. 123, stock-based compensation expense is measured using either the intrinsic value method, as prescribed by Accounting Principles Board Opinion No. 25, or the fair value method described in Statement No. 123. Companies choosing the intrinsic value method will be required to disclose the pro forma impact of the fair value method on net income and earnings per share. The Company plans to implement Statement No. 123 in 1996 using the intrinsic value method.

INCOME TAXES

    Two of the Predecessor Companies elected to be taxed as S Corporations for all periods through the respective closing dates of the Acquisitions; therefore, for federal and state income tax purposes, any income or loss accrued prior to that date generally was not taxed to these companies but was reported by their respective stockholders. The pro forma provision for taxes reflects the estimated provision for federal and state income taxes which could have been provided had these companies been C Corporations and filed consolidated returns. Because these pro forma income taxes do not represent obligations of, and will not be paid by, the Predecessor Companies, they have not been reflected in the combined balance sheets or in the combined statements of cash flows.

PRO FORMA DATA (UNAUDITED)

PRO FORMA NET INCOME PER SHARE

    Pro forma net income per share is based on the weighted average number of shares of common stock and common equivalent shares outstanding using the treasury stock method and the estimated number of shares of common stock to be issued in the Company's proposed initial public offering whose net proceeds will be used to redeem the outstanding preferred stock including accrued dividends. Pursuant to the Securities and Exchange Commission requirements, common and common equivalent shares issued during the 12-month period prior to the filing of the Company's proposed initial public offering have been included in the calculation as if they were outstanding for all periods presented using the treasury stock method, based on the assumed initial public offering price.

    Historical earnings per share is not considered meaningful due to the significant changes in the Company's capital structure that will occur upon the closing of the Company's initial public offering; accordingly, such per share information is not presented.

                          AFTERMARKET TECHNOLOGY CORP.

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PRO FORMA BALANCE SHEET

    As a result of the Company's proposed initial public offering, all outstanding preferred stock, including accrued dividends, will be redeemed. The pro forma balance sheet at September 30, 1996 reflects the redemption of the preferred stock including accrued dividends without the application of net proceeds from such offering. The amounts were assumed to have been funded from the Company's available line of credit at September 30, 1996.

2.  ACQUISITIONS
    During the year ended December 31, 1995, the Company acquired three new companies for a total purchase price of approximately $42.8 million. The CRS and Mascot acquisitions closed on June 1, 1995, and June 9, 1995, respectively, and the King-O-Matic acquisition closed on September 12, 1995 (collectively, the 1995 Acquisitions). The Company issued $40 million of principal amount of 12% Senior Subordinated Notes due in 2004 concurrent with the acquisition of CRS, the proceeds of which financed the New Acquisitions (Note 6). In addition, on April 2, 1996, the Company acquired Tranzparts, Inc. for $4.0 million and on October 1, 1996 the Company acquired Diverco, Inc. ("Diverco") for $8.5 million for the 1996 Acquisitions. All such acquisitions have been accounted for as purchases. Accordingly, the allocation of the cost of the acquired assets and liabilities has been made on the basis of the estimated fair value.

    The consolidated financial statements include the operating results of each business from the date of acquisition. The following unaudited pro forma information for the year ended December 31, 1994 reflects the acquisition of the Predecessor Companies as if the acquisition had occurred on January 1, 1994, adjusted to give effect for federal and state income taxes on the results of operations had all Predecessor Companies been taxed as a corporation and filed a consolidated return, and gives effect to the 1995 acquisitions as if such acquisitions had occurred on January 1, 1994. The unaudited pro forma information for the year ended December 31, 1995 gives effect to the 1995 Acquisitions and the 1996 Acquisitions as if such acquisitions occurred on January 1, 1995. The unaudited pro forma information for the nine-months ended September 30, 1996 gives effect as if such Acquisitions occurred at the beginning of 1996. The pro forma information includes adjustments for interest expense that would have been incurred to finance the acquisitions, additional depreciation based on the fair market values of the property, plant, and equipment acquired, and amortization of intangibles arising from the transactions. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed dates.

                                                                                     NINE MONTHS
                                                             YEAR ENDED DECEMBER        ENDED
                                                                     31,            SEPTEMBER 30,
                                                            ----------------------  -------------
                                                               1994        1995         1996
                                                            ----------  ----------  -------------
                                                                       (IN THOUSANDS)
Net sales.................................................  $  192,431  $  224,837   $   208,066
Net income................................................       8,824      10,711        12,815

3.  RELATED-PARTY TRANSACTIONS
    Aaron's had sales to a company owned by Aaron's former stockholders amounting to $327,472 for the year ended December 31, 1993 and $115,422 for the seven months ended July 31,1994.

    The Predecessor Companies leased land and buildings, primarily its production facilities, under operating lease arrangements with the respective stockholders, or entities controlled by the stockholders, of the Predecessor Companies. Rent expense under these operating leases amounted to $1,156,000 for the year

                          AFTERMARKET TECHNOLOGY CORP.

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

3.  RELATED-PARTY TRANSACTIONS (CONTINUED)
ended December 31, 1993, and $808,000 for the seven months ended July 31, 1994. Upon completion of the Prior Acquisitions, the Company entered into three- to five-year lease agreements on most of the properties which had been leased from related parties to the Predecessor Companies.

    The Company had liabilities to former stockholders totaling $4,989,867 and $36,734 at December 31, 1994 and 1995, respectively. These amounts are composed primarily of an additional purchase price payable to Aaron's former stockholders. The remaining amount will be paid upon collection of certain accounts receivable in 1996.

    The Company paid Aurora Capital Partners (ACP), which has a majority interest in Holdings, the Company's parent, $800,000 in fees for investment banking services provided in connection with the acquisitions of Mascot, CRS, and King. In addition, ACP was paid management fees of $208,000 and $500,000 in 1994 and 1995, respectively. ACP is also entitled to various additional fees depending on the Company's profitability or future acquisitions. No such fees were paid in 1994 and 1995.

4.  INVENTORIES
    Inventories consist of the following:

                                                                              DECEMBER 31,
                                                                      ----------------------------  SEPTEMBER 30,
                                                                          1994           1995           1996
                                                                      -------------  -------------  -------------
Raw materials, including core inventories...........................  $   7,415,495  $  19,015,530  $  29,539,596
Work-in-process.....................................................        186,338      1,394,479        974,496
Finished goods......................................................     19,033,300     22,654,703     22,791,791
                                                                      -------------  -------------  -------------
                                                                      $  26,635,133  $  43,064,712  $  53,305,883
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

    Finished goods include purchased parts which are available for sale.

5.  BANK LINES OF CREDIT

CURRENT LIABILITIES

    On June 8, 1995, the Company entered into an agreement with the Royal Bank of Canada (Royal Bank), as agent, providing for a C$1.35 million revolving credit facility for working capital purposes. All amounts advanced are secured by an irrevocable standby letter of credit from Chemical Bank in the amount of the U.S. equivalent of C$1.35 million. At December 31, 1995, $811,067 was outstanding under this line of credit. Amounts advanced under the credit agreement bear interest at the Royal Bank prime rate and are payable on the 30th of each quarter-end commencing September 30, 1995. The rate in effect at December 31, 1995 was 7.5%.

REVOLVING CREDIT FACILITY

    On July 19, 1994, the Company entered into an agreement with The Chase Manhattan Bank (formerly known as Chemical Bank), as agent, providing for a $30 million revolving credit facility (Revolving Credit Facility) to finance the Prior Acquisitions and for working capital purposes. The funds available to be advanced may not exceed 85% of the Company's eligible accounts receivable and 60% of the Company's eligible inventories, as defined in the agreement. The available borrowing base at December 31, 1995 was approximately $27 million. All amounts advanced are secured by all accounts receivable and inventories and become due on July 31, 1999. The Company may prepay outstanding advances in whole or in part without incurring any premium or penalty.

                          AFTERMARKET TECHNOLOGY CORP.

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

5.  BANK LINES OF CREDIT (CONTINUED)
    At the Company's election, amounts advanced under the Revolving Credit Facility will bear interest at either (i) the Alternate Base Rate plus 1.25% or
(ii) the Eurodollar Rate plus 2.25%. The Alternate Base Rate is equal to the highest of (a) the Bank's prime rate, (b) the secondary market rate for three-month certificates of deposit plus 1.0%, or (c) the federal funds rate plus 0.5%. Interest payments on advances which bear interest based upon the Alternate Base Rate are due quarterly in arrears, and interest payments on advances which bear interest based upon the Eurodollar Rate are due on the last day of each relevant interest period (or, if such period exceeds three months, quarterly after the first day of such period).

    The Company paid the Bank a one-time facility and commitment fee upon establishing the Revolving Credit Facility and is required to pay the Bank quarterly in arrears a commitment fee of 0.5% per annum of the average daily unused portion of the Revolving Credit Facility.

    The Revolving Credit Facility contains several covenants, including levels of net worth, leverage, EBITDA and cash flow coverage, and certain limits on the Company to incur indebtedness, make capital expenditures, create liens, engage in mergers and consolidations, make restricted payments (including dividends), make asset sales, make investments, issue stock, and engage in transactions with affiliates of the Company and its subsidiaries. At December 31, 1995, no amounts were outstanding under this line of credit.

6.  12% SERIES B AND SERIES D SENIOR SUBORDINATED NOTES
    On August 2, 1994, the Company completed a private placement issuance of $120 million of principal amount of 12% Series A Senior Subordinated Notes due 2004. Proceeds from the issuance, together with the $40 million capital contribution, were used to finance the Initial Acquisitions. The privately placed debt was exchanged for public debt (designated Series B) on February 22, 1995.

    On June 1, 1995, the Company completed another private placement issuance of $40 million of principal amount of 12% Series C Senior Subordinated Notes due in 2004. Proceeds of $42.4 million from the issuance were used to finance the 1995 Acquisitions. These notes have an effective interest rate of 10.95%. The privately placed debt was exchanged for public debt (designated Series D) on September 10, 1995.

    Interest on the Notes is payable semiannually on February 1 and August 1 of each year, commencing on February 1, 1995 for the Series B Notes and August 1, 1995 for the Series D Notes. The Notes will mature on August 1, 2004. On or after August 1, 1999, the Notes may be redeemed at the option of the Company, in whole or in part, at specified redemption prices plus accrued and unpaid interest:

                                                                           REDEMPTION
YEAR                                                                          PRICE
-----------------------------------------------------------------------  ---------------
1999...................................................................          106%
2000...................................................................          104
2001...................................................................          102
2002 and thereafter....................................................          100

    In addition, at any time on or prior to August 1, 1997, the Company may, subject to certain requirements, redeem up to $30 million of the Series B Notes and $10 million of the Series D Notes of the aggregate principal amount of the Notes with the net cash proceeds of one or more public equity offerings, at a price equal to 112% of the principal amount to be redeemed plus accrued and unpaid interest. In the event of a change in control, the Company would be required to offer to repurchase the Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest.

                          AFTERMARKET TECHNOLOGY CORP.

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

6.  12% SERIES B AND SERIES D SENIOR SUBORDINATED NOTES (CONTINUED)
    The Notes are general obligations of the Company, subordinated in right of payment to all existing and future senior debt (including the Revolving Credit Facility). The Notes are guaranteed by each of the Company's existing and future subsidiaries other than any subsidiary designated as an unrestricted subsidiary (as defined). The Company may incur additional indebtedness, including borrowings under its $30 million Revolving Credit Facility (Note 5), subject to certain limitations.

    The indenture under which the Notes were issued contains certain covenants that, among other things, limit the Company from incurring other indebtedness, issuing disqualified capital stock, engaging in transactions with affiliates, incurring liens, making certain restricted payments (including dividends), making certain asset sales, and permitting certain restrictions on the ability of its subsidiaries to make distributions. As of December 31, 1995, the Company was in compliance with such covenants.

7.  INCOME TAXES
    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                                  DECEMBER 31,
                                                                           --------------------------
                                                                               1994          1995
                                                                           ------------  ------------
Deferred tax liabilities:
  Book basis of intangible assets in excess of tax amounts...............  $  1,466,000  $  3,208,000
  Other..................................................................        17,000       270,000
                                                                           ------------  ------------
Total deferred tax liabilities...........................................     1,483,000     3,478,000
Deferred tax assets:
  Inventory obsolescence reserve.........................................       483,000       898,000
  Bad debt reserves......................................................       331,000       545,000
  Product warranty accruals..............................................       295,000       438,000
  Other..................................................................       326,000       386,000
                                                                           ------------  ------------
Total deferred tax assets................................................     1,435,000     2,267,000
Valuation allowance for deferred tax assets..............................       --            --
                                                                           ------------  ------------
Net deferred tax asset...................................................     1,435,000     2,267,000
                                                                           ------------  ------------
Net deferred tax liability...............................................  $     48,000  $  1,211,000
                                                                           ------------  ------------
                                                                           ------------  ------------

                          AFTERMARKET TECHNOLOGY CORP.

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

7.  INCOME TAXES (CONTINUED)
    Significant components of the provision for income taxes attributable to operations are as follows:

                                                                             FIVE MONTHS
                                                                                ENDED       YEAR ENDED
                                                                             DECEMBER 31,  DECEMBER 31,
                                                                                 1994          1995
                                                                             ------------  ------------
Current:
  Federal..................................................................   $2,136,000    $4,429,000
  State....................................................................      379,000       764,000
                                                                             ------------  ------------
Total current..............................................................    2,515,000     5,193,000
Deferred:
  Federal..................................................................       53,000     1,137,000
  State....................................................................       (3,000)      137,000
                                                                             ------------  ------------
Total deferred.............................................................       50,000     1,274,000
                                                                             ------------  ------------
                                                                              $2,565,000    $6,467,000
                                                                             ------------  ------------
                                                                             ------------  ------------

    The components of the provision for deferred income taxes are as follows:

                                                                             FIVE MONTHS
                                                                                ENDED       YEAR ENDED
                                                                             DECEMBER 31,  DECEMBER 31,
                                                                                 1994          1995
                                                                             ------------  ------------
Amortization of intangible assets..........................................   $  754,000    $1,759,000
Inventory obsolescence reserve.............................................     (483,000)     (333,000)
Bad debt reserves..........................................................      (85,000)     (223,000)
Product warranty accruals..................................................      (56,000)      (20,000)
Depreciation...............................................................        2,000       339,000
Other......................................................................      (82,000)     (248,000)
                                                                             ------------  ------------
Provision for deferred income taxes........................................   $   50,000    $1,274,000
                                                                             ------------  ------------
                                                                             ------------  ------------

    The reconciliation of income tax expense computed at the U.S. federal statutory tax rates to income tax expense is as follows:

                                                       FIVE MONTHS
                                                          ENDED                     YEAR ENDED
                                                    DECEMBER 31, 1994            DECEMBER 31, 1995
                                               ---------------------------  ---------------------------
                                                  AMOUNT        PERCENT        AMOUNT        PERCENT
                                               ------------  -------------  ------------  -------------
Tax at U.S. statutory rates..................  $  2,159,000         35.0%   $  5,588,000         35.0%
State income taxes, net of federal tax
 benefit.....................................       244,000          3.9         529,000          3.3
Other........................................       162,000          2.7         350,000          2.2
                                               ------------  -------------  ------------  -------------
                                               $  2,565,000         41.6%   $  6,467,000         40.5%
                                               ------------  -------------  ------------  -------------
                                               ------------  -------------  ------------  -------------

8.  PREFERRED STOCK
    The Company has issued 200,000 shares of nonvoting preferred stock. The preferred stock accrues dividends at 10% per annum and accrues interest at 10% per annum on unpaid dividends. Dividends are payable annually on the last business day in June if declared by the Board of Directors. Dividends on each share of the preferred stock are cumulative and accrue from day to day, whether or not earned or declared, commencing with the date of issue of such share. No dividends have been paid to date.

                          AFTERMARKET TECHNOLOGY CORP.

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

8.  PREFERRED STOCK (CONTINUED)
    The preferred stock is exchangeable at the option of the Company, in whole or in part, after July 31, 1996, for Subordinated Exchange Debentures due July 31, 2006. The Debentures shall be issued pursuant to an indenture the form of which shall have been approved by the Company and the holders of a majority of the outstanding shares of preferred stock.

    The preferred stock may be redeemed at the option of the Board of Directors at any time, in whole or in part, at a redemption price equal to the stated value per share, together with accrued and unpaid dividends to the date fixed for such redemption. Shares of preferred stock are also subject to mandatory redemption should substantially all of the assets of the Company be sold or transferred, or should there be a merger of Holdings with or into any other corporation in which Holdings is not the surviving entity. In the case of a mandatory redemption, outstanding shares of preferred stock would be redeemed at a redemption price equal to the stated value per share, together with accrued and unpaid dividends including accrued interest to the date fixed for such redemption.

    In the event of any liquidation, the preferred stockholders are entitled to receive an amount equal to the stated value per share, together with accrued and unpaid dividends. Thereafter, any remaining proceeds shall be distributed to the common stockholders. If the assets of the Company are not sufficient to pay the redemption amount, then holders of outstanding shares of preferred stock shall share ratably in such distribution.

9.  COMMON STOCK
    At December 31, 1995, the Company had 2,221,056 shares of common stock reserved for the exercise and future granting of stock options and warrants.

STOCK OPTION PLAN

    The Company adopted its 1994 Stock Incentive Plan in July 1994 in order to provide incentives to employees and directors of the Company. The Company has reserved 1,800,000 shares of common stock for issuance under the plan. Options are generally granted at the fair value on the date of grant and vest over a period of time to be determined by the Board of Directors, generally five years. The options expire 10 years from the date of grant.

    The following table summarizes the stock option activity:

                                                                                SHARES
                                                                               SUBJECT        PRICE
                                                                              TO OPTION     PER SHARE
                                                                              ----------  -------------
 Granted in 1994............................................................   1,403,514  $        1.67
                                                                              ----------
Balance, December 31, 1994..................................................   1,403,514           1.67
  Granted in 1995...........................................................     123,264           1.67
                                                                              ----------
Balance, December 31, 1995..................................................   1,526,778           1.67
  Granted in 1996...........................................................     117,264  $        4.67
                                                                              ----------
Balance, September 30, 1996.................................................   1,644,042  $   1.67-4.67
                                                                              ----------
                                                                              ----------

    At December 31, 1995,  760,236 options (1,103,406  options at September  30,
1996)  are exercisable,  and 273,222 options  (755,958 options  at September 30,
1996) options remain available for future grant.

    In connection with the prior acquisitions, warrants to purchase 350,880 shares of common stock at $1.67 per share were issued to two individuals. The warrants are exercisable through 2004. The Company has

                          AFTERMARKET TECHNOLOGY CORP.

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

9.  COMMON STOCK (CONTINUED)
also issued a warrant to one member of the Board of Directors to purchase 70,176 shares of common stock at $1.67 per share, the fair value of the common stock on the date of grant. The warrant vests one-third annually beginning December 31, 1994.

    On September 19, 1996, the shareholders approved an amendment to the Plan to increase the number of shares available for issuance to 2,400,000.

10. COMMITMENTS AND CONTINGENCIES
    The Company leases certain facilities under various operating lease agreements which expire on various dates through 2004. Leases that expire generally are expected to be renewed or replaced by other leases. Future minimum lease payments as of December 31, 1995 are as follows:

YEAR ENDING DECEMBER 31
---------------------------------------------------------------------
1996.................................................................  $   3,878,952
1997.................................................................      3,751,918
1998.................................................................      3,026,401
1999.................................................................      2,221,990
2000.................................................................      1,841,698
Thereafter...........................................................      3,134,820
                                                                       -------------
                                                                       $  17,855,779
                                                                       -------------
                                                                       -------------

    Rent expense under operating leases approximated $1,800,000, $1,159,000, $902,000, and $3,114,999 for the year ended December 31, 1993, the seven months ended July 31, 1994, the five months ended December 31, 1994, and the year ended December 31, 1995, respectively.

    Rent expense includes amounts paid to related parties of $254,000 and $611,000 for the five months ended December 31, 1994 and the year ended December 31, 1995, respectively.

    The company  from which  RPM acquired  its assets  in 1994  (the "Prior  RPM
Company") has been identified by the EPA as one of the many potentially responsible parties for environmental liabilities associated with a "Superfund" site located in the area of the Company's former manufacturing facilities and current distribution facility in Azusa, California. The EPA has preliminarily estimated that it will cost approximately $47 million to construct, and approximately $4 million per year for an indefinite period to operate, an interim remedial groundwater treatment system for the part of the Superfund Site within which the Company's former manufacturing facilities and current distribution facility, as well as those of many other potentially responsible parties, are located. The actual cost of this remedial action could vary substantially from this estimate, and additional costs associated with the Superfund site are likely to be assessed. The Company has significantly reduced its presence at the site and has moved all manufacturing operations off-site. Since July 1995, the Company's only real property interest in this site has been the lease of a 6,000 square foot storage and distribution facility. The RPM acquisition agreement and the leases pursuant to which the Company leased RPM's facilities after the RPM Acquisition expressly provide that the Company did not assume any liabilities for environmental conditions existing on or before the RPM Acquisition, although the Company could become responsible for these liabilities under various legal theories. The Company is indemnified against any such liabilities by the seller of RPM as well as the Prior RPM Company shareholders. There can be no assurance, however, that the Company would be able to make any recovery under any indemnification provisions. Since the RPM Acquisition, the Company has been

                          AFTERMARKET TECHNOLOGY CORP.

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

10. COMMITMENTS AND CONTINGENCIES (CONTINUED) engaged in negotiations with EPA to settle any liability that it may have for this site. The Company's management believes that the Company will not incur any material liability as a result of these pre-existing environmental conditions.

    In connection with the acquisitions of Aaron's, RPM, HTP, Mamco, CRS, King-O-Matic and Tranzparts, the Company conducted certain investigations of these companies' facilities and their compliance with applicable environmental laws. The investigations, which for all manufacturing and certain distribution facilities also included "Phase I" assessments by independent consultants, found that certain remedial, reporting and other regulatory requirements, including certain hazardous waste management procedures, were not or may not have been satisfied. Based in part on the investigations conducted and the indemnification provisions of the Prior Acquisitions' agreements with respect to certain of these matters, the Company's management believes that its liabilities relating to these environmental matters will not have a material adverse effect on its future consolidated financial position or results of operations.

    The Company is also involved in several lawsuits which arise in the ordinary course of business which management believes will not have a material adverse effect, individually or in the aggregate, on the Company's consolidated financial position or results of operations.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS
    The carrying amounts of all financial instruments approximate their fair values at December 31, 1994 and 1995, except for the Series B and Series D subordinated debt.

    The fair values of the Company's Series B and Series D subordinated debt are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

    The carrying amounts and fair values of these financial instruments at December 31 are as follows:

                                                                  1994                    1995
                                                         ----------------------  ----------------------
                                                          CARRYING      FAIR      CARRYING      FAIR
                                                           AMOUNT      VALUE       AMOUNT      VALUE
                                                         ----------  ----------  ----------  ----------
                                                                         (IN THOUSANDS)
12% subordinated notes (Series B)......................  $  120,000  $  123,600  $  120,000  $  126,600
12% subordinated notes (Series D)......................      --          --          40,000      42,200

12. SIGNIFICANT CUSTOMER
    For the year ended December 31, 1993, the seven months ended July 31, 1994, the five months ended December 31, 1994, and the year ended December 31, 1995, sales to one customer accounted for 34%, 43%, 45%, and 35% of net sales, respectively. Additionally, at December 31, 1994 and 1995, this customer accounted for approximately 71% and 46% of accounts receivable, respectively. No other customer accounted for more than 10% of net sales in any period.

13. SUBSEQUENT EVENTS
    In June 1996, the Company's Board of Directors approved the reorganization of the Company in which Holdings will be merged into ATC. This reorganization will be effected simultaneous with the closing of the Company's initial public offering (see Note 1).


    On December 13, 1996, a six for one stock split of the Company's common stock and an increase in the number of authorized shares to 30,000,000 shares of common stock and 5,000,000 shares of preferred stock was effected. The accompanying financial statements have been retroactively adjusted to reflect the stock split.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Component Remanufacturing Specialists, Inc.

    We have audited the accompanying balance sheet of Component Remanufacturing Specialists, Inc. (the Company) as of March 31, 1995, and the related statements of income, stockholders' equity and cash flows for the ten months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Component Remanufacturing Specialists, Inc. at March 31, 1995 and the results of its operations and its cash flows for the ten months then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

White Plains, New York
May 3, 1995, except for Note 5
as to which the date is May 10, 1995

                  COMPONENT REMANUFACTURING SPECIALISTS, INC.
                                 BALANCE SHEET
                                 MARCH 31, 1995

ASSETS
Current assets:
  Cash and cash equivalents......................................   $1,909,060
  Accounts receivable............................................    3,209,663
  Inventories....................................................    2,518,626
  Prepaid insurance..............................................      107,141
                                                                    ----------
    Total current assets.........................................    7,744,490
Equipment and leasehold improvements:
  Machinery and equipment........................................    1,069,900
  Furniture and fixtures.........................................       50,236
  Leasehold improvements.........................................      286,254
                                                                    ----------
                                                                     1,406,390
  Less accumulated depreciation and amortization.................     (890,649)
                                                                    ----------
                                                                       515,741
Covenants not to compete, net....................................       88,434
Costs in excess of net assets acquired, net......................      619,391
Other assets.....................................................       33,166
                                                                    ----------
    Total assets.................................................   $9,001,222
                                                                    ----------
                                                                    ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................................   $2,067,107
  Accrued compensation...........................................      251,891
  Accrued warranty...............................................      330,000
  Other accrued expenses.........................................      133,202
  Income taxes payable...........................................       49,796
  Notes payable..................................................      151,667
                                                                    ----------
    Total current liabilities....................................    2,983,663
Stockholders' equity:
  Common stock (2,500 shares authorized, 300 shares issued and
   outstanding -- no par value)..................................       --
  Additional paid-in capital.....................................      530,000
  Retained earnings..............................................    5,487,559
                                                                    ----------
    Total stockholders' equity...................................    6,017,559
                                                                    ----------
    Total liabilities and stockholders' equity...................   $9,001,222
                                                                    ----------
                                                                    ----------

                            See accompanying notes.

                  COMPONENT REMANUFACTURING SPECIALISTS, INC.
                              STATEMENT OF INCOME
                        TEN MONTHS ENDED MARCH 31, 1995

Sales.............................................................   $19,024,253
Cost of sales.....................................................    13,534,690
                                                                     -----------
Gross profit......................................................     5,489,563
Selling, general and administrative expense.......................       779,165
Amortization of intangible assets.................................        77,515
                                                                     -----------
Income from operations............................................     4,632,883
Interest income...................................................        53,250
Interest expense..................................................        21,348
                                                                     -----------
Income before income taxes........................................     4,664,785
Provision for state income taxes..................................       114,000
                                                                     -----------
Net income........................................................   $ 4,550,785
                                                                     -----------
                                                                     -----------

                            See accompanying notes.

                  COMPONENT REMANUFACTURING SPECIALISTS, INC.
                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                                            ADDITIONAL
                                                                             PAID-IN      RETAINED
                                                                             CAPITAL      EARNINGS       TOTAL
                                                                            ----------  ------------  ------------
Balance at June 1, 1994...................................................  $  530,000  $  2,644,180  $  3,174,180
  Dividends...............................................................      --         1,707,406     1,707,406
  Net income..............................................................      --         4,550,785     4,550,785
                                                                            ----------  ------------  ------------
Balance at March 31, 1995.................................................  $  530,000  $  5,487,559  $  6,017,559
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------

                            See accompanying notes.

                  COMPONENT REMANUFACTURING SPECIALISTS, INC.
                            STATEMENT OF CASH FLOWS
                        TEN MONTHS ENDED MARCH 31, 1995

OPERATING ACTIVITIES
Net income......................................................................  $4,550,785
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation..................................................................      74,423
  Amortization..................................................................      77,515
  Loss on sale of equipment.....................................................      79,788
  Changes in operating assets and liabilities:
    Accounts receivable.........................................................  (1,266,650)
    Inventories.................................................................    (830,994)
    Prepaid and other assets....................................................     (33,653)
    Accounts payable and accrued expenses.......................................    (475,820)
                                                                                  ----------
Net cash provided by operating activities.......................................   2,175,394
INVESTING ACTIVITIES
Purchases of equipment and leasehold improvements...............................    (466,213)
                                                                                  ----------
Net cash used in investing activities...........................................    (466,213)
FINANCING ACTIVITIES
Payments on long-term debt......................................................    (277,379)
Dividends.......................................................................  (1,707,406)
                                                                                  ----------
Net cash used in financing activities...........................................  (1,984,785)
                                                                                  ----------
Decrease in cash................................................................    (275,604)
Cash and cash equivalents at beginning of period................................   2,184,664
                                                                                  ----------
Cash and cash equivalents at end of period......................................  $1,909,060
                                                                                  ----------
                                                                                  ----------
Cash paid during the period for:
  Interest......................................................................  $   21,348
                                                                                  ----------
                                                                                  ----------
  Income taxes..................................................................  $  950,000
                                                                                  ----------
                                                                                  ----------

                            See accompanying notes.

                  COMPONENT REMANUFACTURING SPECIALISTS, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY

    The Company is a New Jersey based remanufacturer of automotive components for original equipment manufacturers (OEMs). It has U.S. and Canadian remanufacturing rights for designated transmissions, steering racks and water pumps produced by certain foreign and domestic OEMs.

SIGNIFICANT CUSTOMERS

    For the ten months ended March 31, 1995, sales to the Company's three largest customers, all of whom are subsidiaries of foreign corporations, approximated 51%, 15% and 13% of sales. Additionally, at March 31, 1995, accounts receivable from these three customers approximated $1,403,000, $468,000 and $669,000, respectively. Contracts with customers may be terminated by either party generally upon 30 days notice.

    The Company generally sells to a limited number of OEMs. The Company grants credit to substantially all of these customers. No credit losses are expected by management, and no provision for credit losses are reflected in the financial statements.

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of new and used transmission parts. Reserves consider deterioration, obsolescence and other factors in evaluating estimated net realizable value.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Equipment and leasehold improvements are stated at cost. Depreciation is computed using accelerated and straight-line methods over the estimated useful lives of the assets which range from five to twenty years.

CASH AND CASH EQUIVALENTS

    Investments with maturities of less than 90 days when purchased are considered the equivalent of cash. Cash and cash equivalents are principally held by one financial institution.

INTANGIBLE ASSETS

    The excess of the purchase price over the fair value of the assets purchased is being amortized over 40 years on a straight-line basis. Cost in excess of net assets acquired is reflected net of accumulated amortization of $74,965 at March 31, 1995.

    Covenants not to compete are being amortized over five years and are presented net of accumulated amortization of $576,566.

WARRANTY

    The Company extends warranties upon installation ranging from one year or 12,000 miles to two years or 24,000 miles, whichever occurs first. The estimated cost under existing warranties has been provided for in the financial statements.

INCOME TAXES

    As of June 1, 1994, the Company elected to be treated as an "S Corporation" for Federal and State tax purposes under the provisions of the respective taxing authorities.

    The Company provides for state income taxes based on income reported for financial reporting purposes.

                  COMPONENT REMANUFACTURING SPECIALISTS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.  INVENTORIES
    Inventories consist of the following at March 31, 1995:

Raw material parts......................................................  $2,337,767
Work-in-process.........................................................    130,612
Finished goods..........................................................     50,247
                                                                          ---------
                                                                          $2,518,626
                                                                          ---------
                                                                          ---------

3.  BANK LINE OF CREDIT AND NOTES PAYABLE
    The Company has a $1,200,000 line of credit which bears interest at the prime rate (9%) plus .75% and is collateralized by all the tangible and intangible property of the Company and is available through December 6, 1995. At March 31, 1995, the Company did not have any outstanding borrowings under the line of credit. The line of credit is subject to compliance provisions, including working capital requirements, other borrowings, acquisitions, redemption of Company stock and dividends. The agreement also provides covenants as to ownership and management control (See Note 5).

    Notes Payable of $151,667 bear interest at 10% and are payable in monthly installments through December 1995 to the former majority shareholders of the Company. Included in that amount is approximately $68,000 due to the president of the Company who currently maintains a minority interest in the Company.

4.  COMMITMENTS
    In July 1994, the Company relocated its operations to a new manufacturing facility. The facility is subleased under a five-year noncancelable lease expiring July 12, 1999. There is an option to renew the lease for two additional five year periods at an increased monthly rental. Rent expense for leased facilities for the ten months ended March 31, 1995 was $251,110.

    The facility lease also requires the Company to pay real estate taxes and common area maintenance charges.

    The following is a schedule of future minimum rental payments under operating leases:

 YEAR ENDING MARCH 31      TOTAL
----------------------  ------------
         1996           $    317,000
         1997                301,000
         1998                323,000
         1999                330,000
         2000                 83,000
                        ------------
                        $  1,354,000
                        ------------
                        ------------

5.  SUBSEQUENT EVENTS
    Effective April 1, 1995, the Company instituted a 401K plan covering substantially all of its employees.

    On May 10, 1995, the Company's shareholders signed a stock purchase agreement to sell their common stock in the Company to Aftermarket Technology Corp. The transaction is expected to close on or about June 1, 1995.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses in connection with this Offering are as follows:

                                     EXPENSES                                         AMOUNT
----------------------------------------------------------------------------------  ----------
SEC Registration Fee..............................................................  $   29,742
NASD Fee..........................................................................       9,125
Nasdaq National Market Fee........................................................      32,400*
Printing Expenses.................................................................     150,000*
Legal Fees and Expenses...........................................................     290,000*
Transfer Agent and Registrar Fees.................................................       2,500*
Accounting Fees and Expenses......................................................     150,000*
Blue Sky Fees and Expenses........................................................      20,000*
Miscellaneous Expenses............................................................      66,233*
                                                                                    ----------
    TOTAL.........................................................................  $  750,000
                                                                                    ----------
                                                                                    ----------

---------
* Estimated.

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Company under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Company's Certificate of Incorporation and Bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or enterprise. The Company may, in its discretion, similarly indemnify its employees and agents. The Certificate of Incorporation relieves its directors from monetary damages to the Company or its stockholders for breach of such director's fiduciary duty as directors to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law,
(iv) for willful or negligent violation of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemption and dividends, or (v) for any transactions from which the director derived an improper personal benefit. Depending upon the character of the proceeding, under Delaware law, the Company may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. To the extent that a director or officer of the Company has been successful in the defense of any action, suit or proceeding referred to above, the Company will be obligated to indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    In July 1996, the Company issued 1,000 shares of Common Stock to Holdings in consideration of $13.5 million in cash. The Company believes that this transaction was exempt from registration under the Securities Act pursuant to
Section 4(2)  thereof.  Concurrent  with  the  consummation  of  this  Offering,

Holdings will be merged into the Company, and each outstanding share of Holdings Common Stock will be converted into one share of Common Stock of the Company. The following is a description of the issuances of the unregistered securities of Holdings.

    Holdings sold all 12,000,000 currently outstanding shares of its Common Stock in July 1994 at the time of the Initial Acquisitions at a price of $1.67 per share to AEP, AOEP and certain other investors. There have been no subsequent issuances of the Common Stock of Holdings since such time. The Company believes that this transaction was exempt from registration pursuant to
Section 4(2) of the Act.

    In August 1994, Holdings issued options to purchase an aggregate of 1,298,250 shares of its Common Stock to Messrs. Smith, Wehr, Hester, Kent, Bear, an employee and a consultant. In September 1994, Holdings issued options to purchase an aggregate of 70,176 shares to two employees of the Company. In October 1994, Holdings issued options to purchase 35,088 shares to an employee of the Company. In connection with the acquisition of the outstanding capital stock of CRS, Holdings in June 1995 issued options to purchase an aggregate of 41,088 shares of Common Stock to Mr. LePore and an employee, both of whom were former shareholders of CRS. Also in June 1995, Holdings issued options to purchase 35,088 shares of Common Stock to an employee. In August 1995 and November 1995, Holdings issued options to purchase 6,000 shares to each of Mr. Prugh and an employee, respectively. In December 1995, Holdings issued options to purchase 35,088 shares to Mr. LePore. In June 1996, Holdings issued options to purchase 105,324 shares to Mr. Dearbaugh. In August 1996, Holdings issued options to purchase an aggregate of 12,000 shares to two employees. In October 1996, Holdings issued options to purchase an aggregate of 628,176 shares to Messrs. Buie, Dearbaugh, Kent, Hardy, Larsen, Perkins and two consultants. The exercise price for the options issued through 1995 is $1.67, and the exercise price for the options issued after December 1995 is $4.67. Such options were issued pursuant to the Stock Incentive Plan to incentivize such employees, non-employee directors and consultants. The Company believes that the issuances of these options were exempt from registration pursuant to Section 4(2) of the Securities Act.

    In August 1994, Holdings issued warrants to purchase an aggregate of 350,880 shares of its Common Stock to Mr. Myers and one other individual as part of a fee for acting as a finder in connection with the formation of the Company. In December 1994, Holdings issued warrants to purchase 70,176 shares of its Common Stock to Dr. Hartnett as incentive compensation for Dr. Hartnett's duties as a director of Holdings. The exercise price for such warrants is $1.67. The Company believes that the issuances of such warrants were exempt from registration pursuant to Section 4(2) of the Securities Act.

    On August 2, 1994, the Company completed the sale of $120 million of Series A Notes to Chemical Securities Inc. and Donaldson, Lufkin & Jenrette Securities Corporation (the "Initial Purchasers"). The Series A Notes were resold to Qualified Institutional Buyers ("QIBs") and Accredited Institutional Investors ("AII"). The Company believes that the initial placement of the securities was exempt from registration under Section 4(2) of the Act and the resale of the Notes by the Initial Purchasers was exempt from Registration by virtue of Rule 144A under the Act ("Rule 144A").

    On June 1, 1995, the Company completed the sale of an aggregate $40 million principal amount of Series C Notes to the Initial Purchasers. The Series C Notes were resold to QIBs and AIIs. The Company believes that the initial placement of the securities was exempt from registration under Section 4(2) of the Act and the resale of the Notes by the Initial Purchasers was exempt from Registration by virtue of Rule 144A.

ITEM 16.  EXHIBITS.

    (a) Exhibits.

 EXHIBIT
  NUMBER                                               DESCRIPTION
----------  -------------------------------------------------------------------------------------------------
     *1.1   Form of Underwriting Agreement
     *3.1   Amended and Restated Certificate of Incorporation of Aftermarket Technology Corp.

 EXHIBIT
  NUMBER                                               DESCRIPTION
----------  -------------------------------------------------------------------------------------------------
      3.2   Bylaws of Aftermarket Technology Corp. (previously filed as Exhibit 3.2 to the Company's
             Registration Statement on Form S-4 filed on November 30, 1994, Commission File No. 33-86838 and incorporated herein by this reference)
      4.1   Indenture, dated August 2, 1994, among Aftermarket Technology Corp., the Guarantors named therein and Firstar Bank of Minnesota, N.A. (formerly known as American Bank N.A.), as Trustee for the
             Series B Notes (previously filed as Exhibit 4.1 to the Company's Registration Statement on Form
             S-4 filed on November 30, 1994, Commission File No. 33-86838 and incorporated herein by this reference)
      4.2   Indenture, dated June 1, 1995, among Aftermarket Technology Corp., the Guarantors named therein and Firstar Bank of Minnesota, N.A. (formerly known as American Bank N.A.), as Trustee for the
             Series D Notes (previously filed as Exhibit 4.1 to the Company's Registration Statement on Form
             S-4 filed on June 21, 1995, Commission File No. 33-93776 and incorporated herein by this reference)
     *4.3   First Supplemental Indenture, dated as of February 23, 1995, among Aftermarket Technology Corp., the Guarantors named therein and Firstar Bank of Minnesota, N.A. (formerly known as American
             Bank N.A.), as Trustee for the Series B Notes
     *4.4   Second Supplemental Indenture, dated as of June 1, 1995, among Aftermarket Technology Corp., the
             Guarantors named therein and Firstar Bank of Minnesota, N.A. (formerly known as American Bank
             N.A.), as Trustee for the Series B Notes
     *4.5   Third Supplemental Indenture to the Series B Indenture and First Supplemental Indenture to the
             Series D Indenture, dated as of July 25, 1996, among Aftermarket Technology Corp., the
             Guarantors named therein and Firstar Bank of Minnesota, N.A. (formerly known as American Bank
             N.A.), as Trustee for the Notes
     *5.1   Opinion and consent of Gibson, Dunn & Crutcher LLP
     10.1   Stockholders Agreement, dated as of August 2, 1994, among Holdings, and certain of its stockholders, optionholders and warrant holders (the "Stockholders Agreement") (previously filed as Exhibit 10.1 to the Company's Registration Statement on Form S-4 filed on November 30, 1994,
             Commission File No. 33-86838 and incorporated herein by this reference)
     10.2   Revolving Credit Agreement, dated as of July 19, 1994, among Aftermarket Technology Corp., the
             Lenders from time to time parties thereto and The Chase Manhattan Bank (formerly know as
             Chemical Bank), as Agent (previously filed as Exhibit 10.5 to the Company's Registration
             Statement on Form S-4 filed on November 30, 1994, Commission File No. 33-86838 and incorporated herein by this reference)
     10.3   Tax Sharing Agreement, dated July 19, 1994, among Aftermarket Technology Holdings Corp. and
             Aftermarket Technology Corp. (previously filed as Exhibit 10.18 to the Registration Statement on
             Form S-4 filed on November 30, 1994, Commission File No. 33-86838 and incorporated herein by this reference)
    *10.4   Amended and Restated Management Services Agreement, dated as of November 18, 1996, by and among
             Aftermarket Technology Corp., the subsidiaries of Aftermarket Technology Corp., and Aurora
             Capital Partners L.P.
    *10.5   Aftermarket Technology Holdings Corp. Amended and Restated 1994 Stock Incentive Plan
    *10.6   Employment Agreement, dated as of October 7, 1996, between Aftermarket Technology Corp. and
             William A. Smith
    *10.7   Employment Agreement, dated as of October 1, 1996, between John C. Kent and Aftermarket
             Technology Corp.

 EXHIBIT
  NUMBER                                               DESCRIPTION
----------  -------------------------------------------------------------------------------------------------
     10.8   Employment Agreement, dated August 2, 1994, between Kenneth T. Hester and H.T.P., Inc.
             (previously filed as Exhibit 10.8 to the Company's Registration Statement on Form S-4 filed on
             November 30, 1994, Commission File No. 33-86838 and incorporated herein by this reference)
     10.9   Employment Agreement, dated August 2, 1994, between James R. Wehr and Aaron's Automotive
             Products, Inc. (previously filed as Exhibit 10.9 to the Company's Registration Statement on Form
             S-4 filed on November 30, 1994, Commission File No. 33-86838 and incorporated herein by this reference)
     10.10  Employment Agreement, dated as of June 1, 1995, between Michael L. LePore and Component
             Remanufacturing Specialists, Inc. (previously filed as Exhibit 10.11 to the Company's
             Registration Statement on Form S-4 filed on June 21, 1995, Commission File No. 33-93776 and incorporated herein by this reference)
     10.11  Employment Agreement, dated as of June 9, 1995, between Barry E. Schwartz and Mascot Truck Parts
             Inc. (previously filed as Exhibit 10.12 to the Company's Registration Statement on Form S-4
             filed on June 21, 1995, Commission File No. 33-93776 and incorporated herein by this reference)
     10.12  Employment Agreement, dated September 12, 1995, between Gordon King and King-O-Matic Industries
             Limited (previously filed as Exhibit 10.12 to the Company's Annual Report on Form 10-K for the
             year ended December 31, 1995 and incorporated herein by this reference)
    *10.13  Employment Agreement, dated as of April 2, 1996, between J. Peter Donoghue and Tranzparts, Inc.
     10.14  Warrant Certificate, dated August 2, 1994, for 280,704 warrants issued to William E. Myers, Jr.
             (previously filed as Exhibit 10.10 to the Company's Registration Statement on Form S-4 filed on
             November 30, 1994, Commission File No. 33-86838 and incorporated herein by this reference)
     10.15  Warrant Certificate, dated August 2, 1994, for 70,176 warrants issued to Brian E. Sanderson
             (previously filed as Exhibit 10.11 to the Company's Registration Statement on Form S-4 filed on
             November 30, 1994, Commission File No. 33-86838 and incorporated herein by this reference)
     10.16  Stock Purchase Agreement, dated May 16, 1994, by and among C.R. Wehr, Jr., Rev. Liv. Trust, James
             R. Wehr, Aaron's Automotive Products, Inc. and AAP Acquisition Corp. (previously filed as
             Exhibit 10.14 to the Company's Registration Statement on Form S-4 filed on November 30, 1994,
             Commission File No. 33-86838 and incorporated herein by this reference)
     10.17  Stock Purchase Agreement, dated July 21, 1994, by and among John B. Maynard, Kenneth T. Hester,
             H.T.P., Inc. and HTP Acquisition Corp. (previously filed as Exhibit 10.15 to the Company's
             Registration Statement on Form S-4 filed on November 30, 1994, Commission File No. 33-86838 and incorporated herein by this reference)
     10.18  Stock Purchase Agreement, dated July 21, 1994, by and among John B. Maynard, Mamco Converters,
             Inc. and Mamco Acquisition Corp. (previously filed as Exhibit 10.16 to the Company's
             Registration Statement on Form S-4 filed on November 30, 1994, Commission File No. 33-86838 and incorporated herein by this reference)

 EXHIBIT
  NUMBER                                               DESCRIPTION
----------  -------------------------------------------------------------------------------------------------
     10.19  Asset Purchase Agreement, dated June 24, 1994, by and among RPM Merit, Donald W. White, John A.
             White, The White Family Trust and RPM Acquisition Corp. (previously filed as Exhibit 10.17 to the Company's Registration Statement on Form S-4 filed on November 30, 1994, Commission File No.
             33-86838 and incorporated herein by this reference)
     10.20  Agreement and Plan of Merger and Reorganization, dated May 10, 1995, by and among Component
             Remanufacturing Specialists, Inc., James R. Crane, Michael L. LePore, Aftermarket Technology
             Corp., CRS Holdings Corp. and CRS Acquisition Corp. (previously filed as Exhibit 2 to the
             Company's Current Report on Form 8-K filed on June 15, 1995, Commission File No. 33-80838-01 and incorporated herein by this reference)
     10.21  Stock Purchase Agreement, dated June 9, 1995, by and among Dianne Hanthorn, Jobian Limited,
             Randall Robinson, Barry E. Schwartz, Bradley Schwartz, Angela White, John White, Incorporated
             Investments Limited, Glenn M. Hanthorn, Guido Sala and Tony Macharacek, Mascot Truck Parts Inc.
             and Mascot Acquisition Corp. (previously filed as Exhibit 10.22 to the Company's Registration
             Statement on Form S-4 filed on June 21, 1995, Commission File No. 33-93776 and incorporated herein by this reference)
     10.22  Stock Purchase Agreement, dated September 12, 1995, by and among Gordon King, 433644 Ontario
             Limited, 3179338 Canada Inc., King-O-Matic Industries Limited, KOM Acquisition Corp. and
             Aftermarket Technology Corp. (previously filed as Exhibit 10.23 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by this reference)
    *10.23  Stock Purchase Agreement, dated as of April 2, 1996, by and among the Charles T. and Jean F.
             Gorham Charitable Remainder Trust dated March 27, 1996, Charles T. Gorham, J. Peter Donoghue,
             Tranzparts, Inc. and Tranzparts Acquisition Corp.
    *10.24  Lease, dated February 24, 1995, between 29 Santa Anita Partnership L.P. and Replacement Parts
             Manufacturing with respect to property located at 12250 E. 4th Street, Rancho Cucamonga,
             California
     10.25  Lease, dated January 1, 1994, between CRW, Incorporated and Aaron's Automotive Products, Inc.
             with respect to property located at 2600 North Westgate, Springfield, Missouri (previously filed as Exhibit 10.4 to the Company's Registration Statement on Form S-4 filed on November 30, 1994,
             Commission File No. 33-86838 and incorporated herein by this reference)
    *10.26  Lease Purchase Agreement, dated April 21, 1995, between Fleming Companies, Inc. and Aaron's
             Automotive Products, Inc. with respect to property located at 3001 Davis Boulevard, Joplin,
             Missouri, as amended
     10.27  Exchange and Registration Rights Agreement, dated August 2, 1994, by and among Aftermarket
             Technology Corp., the subsidiaries of Aftermarket Technology Corp., Chemical Securities Inc.,
             and Donaldson, Lufkin & Jenrette Securities Corporation (previously filed as Exhibit 10.13 to the Company's Registration Statement on Form S-4 filed on November 30, 1994, Commission File No.
             33-83868 and incorporated herein by this reference)
     10.28  Exchange and Registration Rights Agreement, dated June 1, 1995, by and among Aftermarket
             Technology Corp., the subsidiaries of Aftermarket Technology Corp., Chemical Securities Inc.,
             and Donaldson, Lufkin & Jenrette Securities Corporation (previously filed as Exhibit 10.16 to the Company's Registration Statement on Form S-4 filed on June 21, 1995, Commission File No.
             33-93776 and incorporated herein by this reference)

 EXHIBIT
  NUMBER                                               DESCRIPTION
----------  -------------------------------------------------------------------------------------------------
    *10.29  Amended and Restated Warrant, dated June 24, 1996, for 70,176 warrants issued to Michael J.
             Hartnett
    *10.30  First Amendment, dated as of May 23, 1995, to the Credit Agreement, dated as of July 19, 1994, among Aftermarket Technology Corp., the Lenders from time to time parties thereto and The Chase
             Manhattan Bank (formerly known as Chemical Bank), as Agent (the "Credit Agreement")
    *10.31  Second Amendment, dated as of June 7, 1996, to the Credit Agreement
    *10.32  Waiver and Third Amendment, dated as of July 31, 1996, to the Credit Agreement
    *10.33  Firstbank Lending Agreement, dated as of June 28, 1996, between Mascot Trust Parts Inc. and/or
             King-O-Matic Industries Ltd. and Bank of Montreal
    *10.34  Stock Purchase Agreement, dated as of October 1, 1996, by and among Robert T. Carren Qualified
             Annuity Trust, Robert T. Carren, Diverco, Inc., and Diverco Acquisition Corp.
    *10.35  Employment Agreement, dated as of October 7, 1996, between Stephen J. Perkins and Aftermarket
             Technology Corp.
    *10.36  Form of Incentive Stock Option Agreement
    *10.37  Form of Non-Qualified Stock Option Agreement
    *10.38  Amendment No. 1 to the Stockholders Agreement, dated as of June 24, 1996
    *10.39  Amendment No. 2 to the Stockholders Agreement, dated as of October 24, 1996
    *10.40  Sublease, dated April 20, 1994, between Troll Associates, Inc. and Component Remanufacturing
             Specialists, Inc. with respect to property located at 400 Corporate Drive, Mahwah, New Jersey
    *10.41  Sublease Modification and Extension Agreement, dated as of February 28, 1996, between Olde
             Holding Company and Component Remanufacturing Specialists, Inc. with respect to property located at 400 Corporate Drive, Mahwah, New Jersey
    *10.42  Amendment No. 1 to Aftermarket Technology Holdings Corp. Amended and Restated 1994 Stock
             Incentive Plan
    *10.43  Form of Amendment No. 3 to Stockholders Agreement, dated as of December 4, 1996
    *10.44  Stock Subscription Agreement, dated as of November 18, 1996, between Aftermarket Technology Corp.
             and the Trustees of the General Electric Pension Trust
    *11.1   Computation of Pro Forma Net Income Per Share
    *21.1   List of Subsidiaries
    *23.1   Consent of Ernst & Young LLP, independent auditors (included on page II-9)
    *23.2   Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)
     24.1   Power of Attorney (previously filed with the signature page to the Company's Registration
             Statement on Form S-1 (Registration No. 333-6697) and incorporated herein by this reference)


---------

  * Previously filed.

    (b)  Financial  Statement  Schedules.  The  following  financial   statement
schedule is filed with Part II of this Registration Statement:

    II  Valuation and Qualifying Accounts

    All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the applicable instructions or are inapplicable and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising out of the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense in any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.


    The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                        SIGNATURES AND POWER OF ATTORNEY


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Federal Way, State of Washington, on December 16, 1996.


                                          AFTERMARKET TECHNOLOGY CORP.

                                          By:       /s/ STEPHEN J. PERKINS

                                             -----------------------------------
                                                     Stephen J. Perkins
                                                   CHIEF EXECUTIVE OFFICER

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.


                SIGNATURE                                       TITLE                               DATE
------------------------------------------  ---------------------------------------------  ----------------------

          /s/ STEPHEN J. PERKINS
    ---------------------------------       Chief Executive Officer (Principal Executive     December 16, 1996
            Stephen J. Perkins               Officer)

            /s/ JOHN C. KENT*
    ---------------------------------       Chief Financial Officer (Principal Financial     December 16, 1996
               John C. Kent                  Officer)

           /s/ DANIEL C. BUIE*
    ---------------------------------       Corporate Controller (Principal Accounting       December 16, 1996
              Daniel C. Buie                 Officer)

           /s/ WILLIAM A. SMITH
    ---------------------------------       Chairman of the Board of Directors               December 16, 1996
             William A. Smith

         /s/ RICHARD R. CROWELL*
    ---------------------------------       Director                                         December 16, 1996
            Richard R. Crowell

            /s/ MARK C. HARDY*
    ---------------------------------       Director                                         December 16, 1996
              Mark C. Hardy

         /s/ MICHAEL J. HARTNETT*
    ---------------------------------       Director                                         December 16, 1996
           Michael J. Hartnett

           /s/ KURT B. LARSEN*
    ---------------------------------       Director                                         December 16, 1996
              Kurt B. Larsen

        /s/ WILLIAM E. MYERS, JR.*
    ---------------------------------       Director                                         December 16, 1996
          William E. Myers, Jr.

          /s/ RICHARD K. ROEDER*
    ---------------------------------       Director                                         December 16, 1996
            Richard K. Roeder

       *By:   /s/ WILLIAM A. SMITH
      -----------------------------
            William A. Smith,
             ATTORNEY-IN-FACT

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


    We consent to the reference to our firm under the captions "Experts" and "Selected Financial Data" and to the use of our reports dated June 21, 1996, except as to Note 13, as to which the date is December 13, 1996 with respect to Aftermarket Technology Corp. and May 3, 1995, except for Note 5 as to which the date is May 10, 1995 with respect to Component Remanufacturing Specialists, Inc., in the Registration Statement on Form S-1 and related Prospectus of Aftermarket Technology Corp. for the registration of its common stock.


                                          ERNST & YOUNG LLP


Seattle, Washington
December 16, 1996

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
                        ON FINANCIAL STATEMENTS SCHEDULE

Stockholders and Board of Directors
Aftermarket Technology Corp.

    We have audited the accompanying consolidated balance sheets of Aftermarket Technology Corp. (the Company) as of December 31, 1994 and 1995 and the related consolidated statements of income, stockholders' equity, and cash flows for the five months ended December 31, 1994 and for the year ended December 31, 1995 (included elsewhere in this Registration Statement). We have also audited the related combined statements of income, stockholders' equity and cash flows of the Predecessor Companies to Aftermarket Technology Corp. (the Predecessor Companies) for the year ended December 31, 1993 and for the seven months ended July 31, 1994 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule as of and for each of the three years in the period ended December 31, 1995 listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

Seattle, Washington
June 21, 1996

                          AFTERMARKET TECHNOLOGY CORP.
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                                            ADDITIONS
                                                                     ------------------------
                                                      BALANCE AT     CHARGED TO    CHARGE TO
                                                      BEGINNING      COSTS AND       OTHER                       BALANCE AT
                                                      OF PERIOD       EXPENSES      ACCOUNTS     DEDUCTIONS     END OF PERIOD
                                                      ----------     ----------    ----------    ----------     -------------
Combined:
  Year ended December 31, 1993:
    Reserve and allowances deducted from asset
     accounts:
      Allowance for uncollectible accounts........     $421,640      $ 459,753     $   --         $556,643(1)    $  324,750
  Seven months ended July 31, 1994:
    Reserve and allowances deducted from asset
     accounts:
      Allowance for uncollectible accounts........      324,750        308,550         --           32,588(1)       600,712

Consolidated:
  Five months ended December 31, 1994:
    Reserve and allowances deducted from asset
     accounts:
      Allowance for uncollectible accounts........      600,712        190,044         --           24,756(1)       766,000
      Reserve for inventory obsolescence..........       --            785,603         --           --              785,605
  Year ended December 31, 1995:
    Reserve and allowances deducted from asset
     accounts:
      Allowance for uncollectible accounts........      766,000      1,239,138      1,216,529(2)   752,667(1)     2,469,000
      Reserve for inventory obsolescence..........      785,603      1,034,259        294,442(2)    --            2,114,304

------------

(1) Uncollectible accounts written off, net of recoveries.

(2) Balances added through new acquisitions.

                                      S-2